As filed with the Securities and Exchange Commission on April 15, 2015

Registration No. 333-199160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6 TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact Name of Registrant as Specified in Charter)

Virginia	4731	11-3588546
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1044 Northern Boulevard

Roslyn, New York 11576-1514

(718) 888-1814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lei Cao

Chief Executive Officer

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard

Roslyn, New York 11576-1514

(718) 888-1814

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence G. Nusbaum, Esq.

Bryan S. Dixon, Esq.

Gusrae Kaplan Nusbaum PLLC

120 Wall Street, 25th Floor

New York, New York 10005

Tel: (212) 269-1400

Fax: (212) 809-5449

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration Fee (2) (3)

Common stock, without par value per share	$		$1,908,000	$221.71

Total			$1,908,000	$221.71

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) under the Securities Act.
(2)	Calculated pursuant to Rule 457(c) under the Securities Act based solely for the purpose of computing the registration fee based upon the average of the high and low prices of the Common Stock, as reported on the NASDAQ Capital Market on April 13, 2015.
(3)	We previously paid Registration Fees to the SEC of $1,893 and as a result no additional fee is due.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder’s securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholder is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL 15, 2015

1,200,000 Shares of

Common Stock

SINO-GLOBAL SHIPPING AMERICA, LTD.

This prospectus relates solely to the offer and sale from time to time of up to 1.2 million shares of our common stock for the account of the selling shareholder named in this prospectus. The selling shareholder acquired such 1.2 million shares from us pursuant to the terms of an Asset Purchase Agreement dated April 10, 2015, by and between us and the selling shareholder, pursuant to which we agreed to purchase from the selling shareholder, subject to various terms and conditions set forth in the Asset Purchase Agreement, an 8,818 gross tonnage oil/chemical transportation tanker named the Rong Zhou (the “Vessel”). Such 1.2 million shares represents $2.22 million of the $10.5 million purchase price of the Vessel, and are not subject to redemption and/or cancellation by us regardless of whether we acquire the Vessel. Except for shares issued and/or to be issued by us to the selling shareholder pursuant to the Asset Purchase Agreement, neither prior to nor subsequent to us entering into the Asset Purchase Agreement and/or closing of the acquisition of the Vessel, did or will the selling shareholder hold any position, be a director, have any material relationship and/or own any securities of us and/or any of our predecessors or affiliates.

The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of the 1.2 million shares covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Such dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices relating to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

The selling shareholder, any broker/dealer and/or any agents involved in selling any of the 1.2 million shares being offered by the selling shareholder and covered by this prospectus, may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay all expenses incident to the registration of the 1,200,000 shares being offered for sale by the selling shareholder pursuant to this prospectus, but any underwriting discounts and selling commissions will be paid by the selling shareholder.

We will not receive any proceeds from the sale of shares of our common stock being offered pursuant to this prospectus by the selling shareholder.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SINO”. On April 13, 2015, the reported closing price of our common stock was $1.53 per share.

Investing in our common stock involves a high degree of risk. You should purchase shares of our common stock only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other individual (including the selling shareholder named in this prospectus) has been authorized by us to provide you with information additional to or different from that contained in this prospectus. We do not take any responsibility for any other information others may give you (including the selling shareholder named in this prospectus). This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any shares of our common stock offered by the selling shareholder pursuant to this prospectus in jurisdictions where offers and sales are not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering and sales of shares of our common stock offered by the selling shareholder pursuant to this prospectus and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to the financial statements included elsewhere in this prospectus.

Prior to purchasing our securities in this offering, we strongly urge each potential investor to obtain legal and tax advice as to the potential tax and other effects to the investor as a result of purchasing such securities.

In this prospectus, unless otherwise indicated, the terms (i) “Sino-Global Shipping America, Ltd.”, “Sino-Global,” “SINO”, the “Company”, “we”, “us”, and “our” refer and relate to Sino-Global Shipping America, Ltd. and its consolidated subsidiaries, (ii) “Trans Pacific” refers and relates collectively to (a) Trans Pacific Shipping Ltd., our wholly-owned subsidiary located in China, and (b) Trans Pacific Logistics Shanghai Ltd., 90% of whose equity is owned by Trans Pacific Shipping Ltd., and (iii) “Sino-China” refers and relates to Sino-Global Shipping Agency Ltd., our variable interest entity (“VIE”), in China. References to “China” or the “PRC” mean the People’s Republic of China, and references to “RMB” means Renminbi, the name of the PRC official currency.

Overview

We are a shipping agency, logistics and ship management services company. Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. Substantially all of our business is generated from our clients located in the People’s Republic of China (the “PRC”), and our operations are primarily conducted in the PRC and Hong Kong.

Since our inception in 2001 and through our fiscal year ended June 30, 2013, our sole business was providing shipping agency services. While we were able to consistently generate net revenues from such business, we were not able to achieve profitability as our costs and expenses continued to be higher than our net revenues.

Restructuring

Commencing in the latter part of fiscal year 2013 and continuing through our fiscal year ended June 30, 2014, we took various actions to restructure our business with the goal of achieving profitability. These actions included lowering our operating costs and expenses, reducing our dependency on our shipping agency business and hiring a new executive vice president and other consultants to assist us in implementing our business restructuring efforts.

Also, during the first and second quarters of fiscal year 2014, we expanded our service platform by adding two new services: shipping and chartering services and inland transportation management services. These two new services were added to service certain business needs of Tianjin Zhi Yuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”). The Zhiyuan Investment Group is controlled by Mr. Zhong Zhang (“Mr. Zhang”), who in April 2013, as approved by our Board of Directors and shareholders, purchased from us 1,800,000 shares of our common stock for approximately $3 million, resulting in Mr. Zhang becoming our largest shareholder.

Fiscal Year 2014 and 2nd Quarter Fiscal Year 2015 Profitability

As a result of our restructuring and the addition of our two new service lines, fiscal year 2014 represented our first year of profitability since our initial public offering, as we reported net income attributable to Sino-Global of $1,586,353 as compared to net loss attributable to Sino-Global of $1,799,755 for fiscal year 2013; and for the six months and the three months ended December 31, 2014, we reported net income attributable to Sino-Global of $468,881 and $136,422, respectively, as compared to net income attributable to Sino-Global of $774,517 and $499,122 for the comparative periods ended December 31, 2013.

Our Strategy

Our strategy is to:

•	Develop and implement a business model that drives sustainable earnings and profitability;
•	Diversify our current service lines organically and/or through acquisitions of possible synergistic and/or complementary business or assets including, but not limited to, the proposed acquisition of the Vessel;
•	Continue to streamline our operations and improve our operating efficiency through effective planning, budgeting and cost control;
•	Continue to reduce our dependency on our shipping agency services business;
•	Add additional clients to reduce our dependency on a few key customers; and
•	Continue to monetize our relationship with strategic partners.

1

Vessel Acquisition

Pursuant to an Asset Purchase Agreement dated April 10, 2015 (the “Asset Purchase Agreement”), by and between us and Rong Yao International Shipping Limited, a Hong Kong corporation, the Vessel seller and the selling shareholder of the 1.2 million shares of our common stock being offered for sale pursuant to this prospectus, we agreed to purchase from the selling shareholder for US $10.5 million, an 8,818 gross tonnage oil/chemical transportation tanker named the “Rong Zhou” built in 2010 and registered in Hong Kong (the “Vessel”).

Pursuant to the Asset Purchase Agreement, the $10.5 million purchase price for the Vessel payable by us to the selling shareholder will be paid as follows:

(i)	$2.22 million was paid on April 10, 2015 (the “First Installment”), the date we entered into the Asset Purchase Agreement with the selling shareholder, by us issuing to the selling shareholder 1.2 million shares of our restricted common stock, which 1.2 million shares are being offered for sale by the selling shareholder pursuant to this prospectus;
(ii)	$5.5 million will be paid by us to the selling shareholder through cash, or, in our discretion, cash and/or shares of our restricted common stock valued at a price per share of $1.85 (approximately 2,162,000 shares) at the closing of our acquisition of the Vessel (the “Second Installment”), which closing is subject to a number of closing conditions which include and must be satisfied by the selling shareholder or waived by us, that we obtain, on or prior to June 30, 2015, the necessary funds (whether through the sale of our securities, through loans, through our then available cash and/or cash equivalents or any combination thereof) to pay the cash portion of the Vessel purchase price necessary to complete the Vessel acquisition, we take physical delivery of the Vessel and obtain from the selling shareholder clean and unencumbered title to the Vessel, we complete our inspection of the Vessel and the Vessel is in compliance with classification standards, and we obtain all of the permits, licenses and consents to the acquisition and operation of the Vessel and if we elect to issue additional shares of our restricted common stock to the selling shareholder as part of the remaining purchase price and our shareholders approve such issuance at our 2015 annual meeting of our shareholders currently expected to be held on or about May 28, 2015; and
(iii)	the remaining $2.78 million balance of the purchase price (which is subject to adjustments as provided in the Asset Purchase Agreement for defects discovered during our inspection, trial run and for a period of 12 months following the closing of the Vessel acquisition) in cash, additional shares of our restricted common stock and/or a combination thereof, as agreed to by the parties (the “Final Installment”).

We may in our discretion and subject to agreement between us and the selling shareholder (in addition to the 1.2 million shares that we issued to the selling shareholder in the First Installment) issue up to $4.0 million of additional shares of our restricted common stock valued at a price per share of $1.85 (approximately 2,162,000 shares) to the selling shareholder as all or a portion of the Second Installment and the Final Installment. Pursuant to NASDAQ Rule 5635(a), if the issuance of shares of our common stock in the Second Installment and/or the Final Installment would result in the selling shareholder owning an aggregate of twenty (20%) percent or more of our issued and outstanding common stock, such issuance will be subject to shareholder approval. The aggregate number of shares of common stock issued to the selling shareholder as a portion of the Vessel purchase price shall not exceed approximately 3,362,000 shares ($6.2 million of shares of common stock).

In the event the above mentioned and/or other conditions to closing have not been satisfied by the selling shareholder or waived by us, we may elect to (x) not close, in which event the selling shareholder will be required to immediately pay to us $2.22 million in cash and we will have a lien on and a security interest in the Vessel to secure payment of such amount by the selling shareholder to us, or (y) close on the acquisition of the Vessel and reduce the purchase price of the Vessel in such amount as agreed to between us and the selling shareholder in order for us to repair any defects to the Vessel and have the Vessel conform to required industry standards, as the case may be. In no event, however, will the selling shareholder be obligated to return to us any of the 1.2 million shares we previously issued to it, and are being offered for sale by the selling shareholder pursuant to this prospectus.

We have agreed with the selling shareholder that if we issue any shares of our restricted common stock to the selling shareholder in addition to the 1.2 million shares previously issued to the selling shareholder and covered by this prospectus, as part of the remaining $8.3 million purchase price of the Vessel, we will use our best efforts to file a registration statement with the SEC covering the resale of any such additional shares issued to the selling shareholder following the date of any such issuance.

The 1.2 million shares previously issued to the selling shareholder pursuant to the Asset Purchase Agreement and any additional shares of our restricted common stock we may issue to the selling shareholder as part of the remaining purchase price for the Vessel pursuant to the Asset Purchase Agreement, were and will be, as the case may be, issued by us to the selling shareholder pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), including Rule 506, Regulation S and/or Section 4(2) of the Securities Act.

In connection with our acquisition of the Vessel and pursuant to the terms of the Asset Purchase Agreement, the sole asset we will acquire from the selling shareholder is the Vessel, and we will not acquire and/or employ any employees and/or consultants of the selling shareholder, any contracts between the selling shareholder and any third parties relating to the Vessel, any customers or clients or customer lists of the selling shareholder or the Vessel and we will not assume any liabilities of the selling shareholder or the Vessel.

2

The following table contains certain information provided by the selling shareholder to us regarding the Vessel:

Name:	Rong Zhou
IMO Number:	9526708
Classification Society:	NK
Class Notation:	Oil/Chemical Tanker
Year of Build:	2010
Builder/Yard:	Zhejiang Chenglu Shipbuilding Co., Ltd., Zhoushan City, Zhejiang Province, China
Flag:	Hong Kong
Place of Registration:	Hong Kong
GT/NT:	8,818/4,464
Date of Registry:	July 6, 2010

Based upon our due diligence of the Vessel, the selling shareholder began using the Vessel for commercial operations in 2012. From July 2013 to present, the Vessel has been chartered to third party charterers on a “voyage charter” basis. A voyage charter is an arrangement pursuant to which the vessel owner of a commercial transportation vessel charters the vessel to a third party charterer who agrees to charter the vessel for a specified time, for a specific amount and type of cargo and to a specific destination. The charterer generally pays the vessel owner on a per-ton basis of the cargo being transported or on a lump sum basis. The previous voyage charters of the Vessel involved the transportation of various types of oil (such as crude palm oil, olein and refined bleach deodorized palm oil) and motor gasoline. We believe, based upon our due diligence for the twelve (12) months ended December 31, 2014, the Vessel generated revenues of approximately $5,000,000.

Currently, we are in discussions with various potential lenders (including, but not limited to, Mr. Zhang, our largest shareholder, and a financial advisor who specializes in, among other related items, obtaining loans for its clients in the maritime industry), to obtain a loan to fund the cash portion of the Vessel purchase price. No assurances can be given we will be able to obtain any such financing, on terms acceptable to us, if at all. See “Risk Factors.”

Our Management Team

We believe we have a strong and experienced management team including our chief executive officer and chairman Mr. Lei Cao, our acting chief financial officer Mr. Anthony S. Chan, and our chief operating officer Mr. Zhikang Huang, who, together as a team, have many years of experience and a significant network of business contacts in the shipping industry in China and substantial experience in SEC reporting and compliance, business reorganization, mergers and acquisitions, accounting, risk management and operating both public and private companies. In addition, in August 2014, we appointed Mr. Africa Li as our Chief Technical Officer. Mr. Li has over 30 years of experience in numerous aspects of the shipping industry including in operating a commercial vessel.

Risks Associated with Our Business

We are aware that moving forward, we are subject to various risks and uncertainties including:

·	Our reliance on a limited number of customers;
·	Our ability to continue to generate net revenues and operating profits from our two new service lines that we added during fiscal year 2014;
·	Our continued ability to keep our operating expenses at manageable levels;
·	If we are able to effectuate the proposed acquisition of the Vessel, our ability to successfully integrate and generate substantial revenues and cash flow from the deployment of the Vessel; and
·	Certain other risks and uncertainties set forth elsewhere in this prospectus under the section titled “Risk Factors”.

Certain Company Information

We are a Virginia corporation and our principal executive offices are located at 1044 Northern Boulevard, Roslyn, New York 11576-1514. Our telephone number at this address is (718) 888-1814. Our common stock is listed on the NASDAQ Capital Market under the symbol “SINO”.

Our internet website, www.sino-global.com, provides a variety of information about our company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s website.

3

THE OFFERING

Shares:

Common stock offered by the selling shareholder:	1,200,000 shares

Common stock outstanding before and after this offering	7,400,841 shares

Use of proceeds:	We will not receive any proceeds from the sale of any of the 1.2 million shares of our common stock by the selling shareholder

Risk factors:	Investing in shares of common stock involves a high degree of risk. See the information contained in the section of this prospectus titled “Risk Factors” beginning on page 6, and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock. Prior to purchasing any shares of common stock being offered for sale by the selling shareholder we strongly urge each potential investor to obtain legal and tax advice as to the potential tax and other risks to the investor as a result of purchasing any such shares of our common stock.

Market for our shares of common stock:	Our common stock is listed on the NASDAQ Capital Market under the symbol “SINO.”

Unless otherwise expressly indicated otherwise elsewhere herein, all information in this prospectus, including the share numbers include the 1,200,000 shares of our common stock issued on April 10, 2015 to the selling shareholder pursuant to the Asset Purchase Agreement but does not give effect to:

(i)	205,032 shares of our common stock issuable upon exercise of our stock options and warrants with weighted average exercise prices ranging from $6.88 to $9.30 per share outstanding as of the date of this prospectus;
(ii)	9,400,000 shares of our common stock available for issuance as of the date of this prospectus under our 2014 Stock Incentive Plan; and
(iii)	236,903 shares of our common stock available for issuance as of the date of this prospectus under our 2008 Stock Incentive Plan;

4

SELECTED SUMMARY CONDENSED CONSOLIDATED FINANCIAL DATA

The selected condensed summary of financial data set forth below should be read in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

We derived the following statement of operations data for the fiscal years ended June 30, 2014 and 2013 and the balance sheet data as of June 30, 2014 from our audited financial statements included elsewhere in this prospectus. We derived the following statement of operations data for the six month period ended December 31, 2014 and 2013 and the balance sheet data as of December 31, 2014 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our statement of operations data for the six months ended December 31, 2014 are not necessarily indicative of the results to be expected for the full year.

Statement of Operations Data:

	Unaudited		Audited
	Six Months Ended December 31,		Year Ended June 30,
	2014	2013	2014	2013

Net revenues	$5,698,505	$5,789,850	$11,644,392	$17,331,759
Cost of revenues	(3,084,014)	(4,128,571)	(7,613,459)	(15,402,743)
Gross profit	2,614,491	1,661,279	4,030,933	1,929,016
Operating income (loss)	290,624	36,912	300,130	(2,203,540)
Net income (loss)	241,241	111,739	434,486	(2,576,896)
Net loss attributable to non-controlling interest	(227,640)	(662,778)	(1,151,867)	(777,141)
Net income (loss) attributable to Sino-Global	468,881	774,517	1,586,353	(1,799,755)
Comprehensive income (loss)	330,037	71,345	435,979	(2,592,830)
Comprehensive income (loss) attributable to Sino-Global	494,733	781,937	1,556,180	(1,761,673)

Net income (loss) per common share:
Basic	0.08	0.16	0.34	(0.38)
Diluted	0.08	0.16	0.34	(0.38)

Balance Sheet Data:

	December 31, 2014 (Unaudited)	June 30, 2014 (Audited)
Cash and cash equivalents	$2,031,747	$902,531
Total assets	7,522,924	5,713,954
Total liabilities	986,407	1,230,795
Total equity	6,536,517	4,483,159

5

RISK FACTORS

An investment in our common stock by you involves significant risks. You should carefully consider the following risks and all other information set forth in this prospectus before deciding to invest in our common stock. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the market price of our common stock may decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business operations are primarily conducted in the PRC. Because China’s economy and its laws, regulations and policies are different from those typically found in the United States and are continually changing, we face certain risks, which are summarized below.

Prior to purchasing our securities in this offering, we strongly urge each potential investor to obtain legal and tax advice as to the potential tax and other effects to the investor as a result of purchasing such securities.

Risks Related to the Proposed Vessel Acquisition

We may not close on the proposed acquisition of the Vessel.

Although as an inducement for the selling shareholder to enter into the Asset Purchase Agreement and as partial payment of the purchase price for the Vessel, we issued to the selling shareholder on April 10, 2015, 1.2 million shares of our common stock (which shares are being offered for sale by the selling shareholder pursuant to this prospectus), the closing of the acquisition of the Vessel is subject to a number of closing conditions that must be satisfied by the selling shareholder or waived by us, including, among other conditions, that we complete our inspection of the Vessel and are satisfied with the results thereof, the Vessel is in compliance with classification standards, the selling shareholder delivers clean title to the Vessel, we secure debt financing on terms and conditions satisfactory to us and if we elect to issue additional shares of our restricted common stock to the selling shareholder as part of the remaining purchase price, our shareholders approve such issuance at our 2015 annual meeting of our shareholders currently expected to be held on or about May 28, 2015 and which pursuant to NASDAQ rules and regulations the selling shareholder may not vote any of its 1.2 million shares on. Because no assurances can be given that all closing conditions to our acquisition of the Vessel will be satisfied by the selling shareholder or waived by us, no assurances can be given that we will be able to acquire the Vessel. Although if we do not close on the Vessel acquisition, the selling shareholder is obligated to pay to us $2.22 million, no assurances can be given that the selling shareholder will be able to pay to us such amount and we have no right (nor does the selling shareholder have any obligation to return to us) to a return of the 1.2 million shares. As a result, if we do not acquire the Vessel and are unable to collect the $2.22 million from the selling shareholder, we will have issued the 1.2 million shares, and other than the right to place a lien on the Vessel in accordance with applicable law, without receiving any strategic or economic benefit.

Possible increase in indebtedness if we acquire the Vessel; no assurances of revenue and/or cash flow from our use of the Vessel if we are able to acquire the Vessel.

In the event we acquire the Vessel, and we use debt to finance a portion of the purchase price whether from the selling shareholder or loans from a bank or other lenders, the incurrence of any such indebtedness will increase our interest expense and financial leverage, which will result in less funds available for our other operations and general corporate purposes.

If we acquire the Vessel, we may be dependent on a limited number of customers for a large part of any of our revenues and cash flow generated from the Vessel, and failure of such customers to meet their obligations to us could cause us to suffer losses or negatively impact our results of operations and cash flows.

If we acquire the Vessel and unless we were able to secure a time charter arrangement, a majority of our revenues from our use of the Vessel could be derived from charter voyage agreements entered into with a limited number of third party charterers. Such agreements subject us to counterparty risks. The ability of each of our third party charterers to perform their obligations under a contract with us will depend on a number of factors, many of which are beyond our control and may include, among other things, general economic conditions, the condition of the maritime industry in China, the overall financial condition of the third party charterers, and charter rates that we may charge. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of charterers to make charter payments to us. In addition, in depressed market conditions, charterers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, any charterers for the Vessel that we are able to obtain may seek to renegotiate the terms of any charter agreements they enter into with us or avoid their obligations to us under those contracts. Should a third party charterer fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

6

Using acquisition debt will limit funds available for other purposes and impair our ability to react to changes in our business.

If we are able to acquire the Vessel and are able to obtain debt financing to pay a portion of the purchase price for the Vessel, we must dedicate a portion of our cash flow from operations to pay the principal and interest on any such indebtedness. These payments limit funds otherwise available for our working capital, capital expenditures and other purposes. As of December 31, 2014, we had no indebtedness. Any material increase of our indebtedness as a result of the proposed Vessel acquisition, creates the possibility that we may be unable to generate cash flow sufficient to pay, when due, the principal of, interest on or other amounts due in respect of, any such acquisition indebtedness. Such debt could also have other significant consequences. For example, it could:

•	increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

•	require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our such indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt or better access to capital;

•	limit our ability to raise additional financing debt and/or equity on satisfactory terms to us or at all; and

•	limit our ability to make investments, capital expenditures, redeem capital stock, acquire additional vessels, incur additional indebtedness or credit liens, or to change or terminate the management of the vessels;

Failure to make payments when due or to comply with covenants contained in any financing documents could result in any lender (or the selling shareholder if the selling shareholder provides seller financing) accelerating payment of all such outstanding indebtedness and/or foreclosing on the Vessel and any other assets we pledge as collateral. Furthermore, our future interest expense could increase if interest rates increase. If we do not have sufficient earnings, we may be required to refinance all or part of any such financing acquisition.

We have no direct experience in owning a transportation Vessel.

Although our management team has substantial experience in the shipping industry, we, as a company, have never owned a vessel. As a result, even if we are able to acquire the Vessel, no assurances can be given that we will be able to successfully integrate this new line of business into our current operations and/or successfully operate or charter the Vessel in a manner that will result in sufficient revenues and cash flow being generated by our use of the Vessel to offset the associated expenses to be incurred by us in deploying the Vessel.

No assurances that we will be able to obtain charterers or customers to charter the Vessel from us to transport such parties’ oil and/or chemical products for such parties.

It is our current intention that we will only acquire the Vessel and not any contracts or charter arrangements that the Vessel may be a party to or any lists of customers or charterers that have either chartered the Vessel from the selling shareholder or hired the selling shareholder to transport their oil and chemical products for such customers, using the Vessel. As a result, although we believe based upon our knowledge and business relationships in the shipping industry, that if we are able to acquire the Vessel we will be able to charter the Vessel to third party charterers and/or enter into agreements with customers to transport their oil and/or chemical products for using the Vessel, in the event we are unable to enter into any such arrangements or only into a limited number of arrangements, our operations and cash flow could be materially adversely affected as we would need to divert available cash flow from our other service lines to pay all or a portion of the expenses related to the Vessel including, but not limited to, interest and principal payments on acquisition debt we are able to obtain and use to acquire the Vessel.

We believe that the market for time and voyage charters is highly competitive and we may not be able to compete for charters with new entrants or established companies with greater resources.

In the event that we are able to acquire the Vessel, we will be using the Vessel in a highly competitive market that is capital intensive and highly fragmented. The operation and chartering of tanker vessels, as well as the shipping industry in general, is extremely competitive. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of oil and chemical products can be intense and depends on price, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter and operate fleets of ships through consolidations or acquisitions that may be able to offer better prices and fleets than us.

In the event that we are able to acquire the Vessel, we may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

As a tanker vessel owner, operator and/or charterer (which would include chartering the Vessel to third parties) we may be, from time to time, involved in various litigation matters. These matters may include, among other things, personal injury claims, environmental claims or proceedings, toxic tort claims, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of such business. Although depending on the claim, we would defend any such matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent, which may have a material adverse effect on our financial condition.

7

If we acquire the Vessel, we may be unable to attract and retain key management personnel and other employees in the tanker shipping industry, which may negatively impact the effectiveness of our management and our results of operations.

If we acquire the Vessel, our success depends, to a significant extent, upon the abilities and efforts of our management team. While Mr. African Li, our Chief Technical Officer, has substantial experience in the management and operation of tanker vessels, there is no guarantee that we will be able to hire additional persons with the required experience in our industry if so needed. Our inability to hire and retain any such persons, if and when needed, could materially and adversely affect our then operations, business prospects, financial condition and our results of operations.

An increase in operating costs could decrease earnings and available cash.

If we acquire the Vessel and determine to operate it via voyage charters, we will incur operating costs including, but not limited to, the costs of crew, provisions, deck and engine stores, insurance and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. If we acquire the Vessel, and if and when it suffers damages, it may need to be repaired at a drydocking facility. The costs of drydocking repairs are unpredictable and can be substantial. Increases in any of these expenses could decrease our earnings and available cash.

The tanker industry is both cyclical and highly volatile and as a result, if we acquire the Vessel, this may lead to reductions and volatility in our charter rates.

The tanker industry in which we intend to operate if we acquire the Vessel, is cyclical with high volatility in charter rates, vessel values and industry profitability. For tanker vessels, the degree of charter rate volatility has varied widely. If we enter into a charter for our Vessel when charter rates are low, our revenues and earnings will be adversely affected. In addition, a decline in charter hire rates likely will cause the value of the Vessel to decline. Changes in charter rates would not only affect the revenues we will receive from the Vessel, but also affect the value of the Vessel, even if it is employed under long-term time charters. Our ability to charter the Vessel and the charter rates payable under any charters will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker vessels. Factors affecting the supply and demand for tanker vessels are outside of our control and are unpredictable. The nature, timing, direction and degree of changes in tanker industry conditions are also unpredictable. Factors that influence the demand for tanker vessel capacity include:

•	supply and demand for oil and or chemical products;

•	global and regional economic and political conditions, including developments in international trade, fluctuations in regional production, and armed conflicts, terrorist activities and strikes;

•	environmental and other legal and regulatory developments;

•	weather, natural disasters and other acts of God, including hurricanes and typhoons;

•	competition from alternative modes of transportation; and

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars.

The factors that influence the supply of ocean-going vessel capacity include:

•	the number of newbuilding deliveries;

•	current and expected purchase orders for vessels;

•	the scrapping rate of older vessels;

•	vessel freight rates;

•	the price of steel and vessel equipment;

•	technological advances in the design and capacity of vessels;

•	potential conversion of vessels to alternative use;

•	vessel casualties;

•	changes in environmental and other regulations that may limit the useful lives of vessels;

•	the number of vessels that are out of service at a given time.

8

If we acquire the Vessel, we will become subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

If we acquire the Vessel, our operations relating to the Vessel could subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which the Vessel operates or is registered, which could significantly impact our business. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful life of the Vessel (or any other vessels we acquire). We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. We may be required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although insurance covers certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future.

If we acquire the Vessel, we will become subject to international safety regulations and requirements imposed by classification societies and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

If we acquire the Vessel, our use of the Vessel will be affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. We expect that the Vessel will be ISM Code-certified when delivered to us. The failure of a shipowner to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. In addition, the hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. If the Vessel does not maintain its class and/or fails any annual survey, intermediate survey or special survey, the Vessel will be unable to trade between ports and will be unemployable, which will negatively impact our revenues and results from operations.

If we acquire the Vessel, we may be exposed to various risks relating to climate changes.

Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, incentives or mandates for renewable energy, requirements for new fuel standards, limits on vessel speeds and local requirements for shore-side electrical power for vessels in port. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected. Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for the Vessel. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our operations and results thereof resulting from or as a result of the Vessel that we cannot predict with certainty at this time.

9

An over-supply of tanker capacity may lead to reductions in charter hire rates and profitability.

The supply of tanker vessels generally increases with deliveries of the new tanker vessels and decreases with the scrapping of older tanker vessels. The market supply of tankers is affected by a number of factors such as demand for energy resources, oil and petroleum products, as well as strong overall economic growth in part of the world economy, including Asia. An over-supply of tanker capacity has already resulted in a reduction of charter hire rates. If further reduction occurs, we may be unable to find profitable charters, the Vessel and any vessels we acquire in the future. The occurrence of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Purchasing and operating a previously owned vessel, like the Vessel, may result in increased operating costs which could adversely affect our earnings.

The acquisition of a previously owned vessel, such as the Vessel, may result in increased costs to us. While we intend to rigorously inspect the Vessel prior to acquiring it, we do not believe that this provides us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if the Vessel had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with the Vessel prior to purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Also, by purchasing a previously owned vessel, we may not receive the benefit of warranties from the builders because the Vessel is older than one year. Governmental regulations, safety or other equipment standards related to the age of the Vessel may require expenditures for alterations, or the addition of new equipment, to the Vessel and may restrict the type of activities in which the Vessel may engage.

If we acquire the Vessel, we will incur substantial costs relating to our obtaining and maintaining the required insurance relating to the Vessel and we will also be subject to certain risks related thereto.

If we acquire the Vessel, we intend to carry insurance for the Vessel against those types of risks commonly insured against by vessel owners and operators. These insurances include hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage and war risk insurance. No assurances can be given that we will be able to obtain adequate insurance coverage at reasonable rates for the Vessel now or at a future date. Moreover, the insurers may not pay particular claims, and we expect our insurance policies will contain deductibles for which we will be responsible as well as limitations and exclusions which may nevertheless increase our costs or lower our revenue.

Risks Related to Our Business

Despite generating net income attributable to Sino-Global in our fiscal year 2014 and the six and three months ended December 31, 2014, we have a history of operating losses and may need to raise additional funds to continue our operations and to execute our business plan. We may not be able to obtain additional debt or equity funding under commercially reasonable terms or issue additional securities.

We reported net income attributable to Sino-Global of $1,586,353 for fiscal year 2014 and of $468,881 and $136,422 for the six and three months ended December 31, 2014, respectively, as compared to net loss attributable to Sino-Global of $1,799,755 for fiscal year 2013 and net income attributable to Sino-Global of $774,517 and $499,122 for the six and three months ended December 31, 2013. As of December 31, 2014, we had an accumulated deficit of $2,801,379 and cash and cash equivalents of $2,031,747 as compared to an accumulated deficit and cash and cash equivalents of $3,270,260 and $902,531 as of June 30, 2014, respectively. If we are not able to generate sufficient income and cash flows from operations to fund our operations and strategic growth plans, we may be required to seek additional funding through the issuance of equity or debt securities. Additional funding may not be available on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, our shareholders may experience dilution. Debt financing, if available, may involve restrictive covenants or security interests in our assets. If we are unable to raise adequate funds or generate them from operations, we may have to delay, reduce the scope of, or eliminate some or all of our growth plans and/or liquidate some or all of our assets.

We have historically relied on a limited number of customers for a substantial portion of our business and no longer provide shipping agency services to our former largest customer.

In fiscal year 2014, we commenced providing shipping and chartering services and inland transportation management services to a single customer, the Zhiyuan Investment Group, an entity controlled by Mr. Zhang, our largest shareholder. During fiscal year 2014, $4,120,409 (or 35.4%), of our net revenues and $2,517,008 (or 62.4%), of our gross profits came from providing shipping and chartering services and inland transportation management services to the Zhiyuan Investment Group. For the six months ended December 31, 2014, we have not provided shipping and chartering services to the Zhiyuan Investment Group. The nature of our business is driven by the needs of our clients, and we cannot predict when, or if ever, we will receive another order for shipping and chartering services from the Zhiyuan Investment Group. For the six and three months ended December 31, 2014, $1,071,397 (or 19% of our net revenues) and $712,801 (or 23% of our net revenues), respectively, resulted from providing inland transportation management services to the Zhiyuan Investment Group, as compared to $450,090 (or 8% of our net revenues) and $450,090 (or 18% of our net revenues), respectively, came from providing the same services to the Zhiyuan Investment Group for the six and three months ended December 31, 2013. For the six and three months ended December 31, 2014, $924,367 (or 35% of our gross profit) and $612,631 (or 43% of our gross profit), respectively, came from providing inland transportation management services to the Zhiyuan Investment Group as compared to $386,027 (or 23% of our gross profit) and $386,027 (or 53% of our gross profit), respectively, came from providing the same services to the Zhiyuan Investment Group for the six and three months ended December 31, 2013. If we do not provide shipping and chartering services to the Zhiyuan Investment Group in the future, our business and results of operations would be materially adversely affected. Further, we cannot guarantee that we would be able to replace this customer with one or more new customers of similar size. Prior to fiscal year 2014, we relied heavily on Beijing Shourong Forwarding Service, Co., Ltd.  (“Shourong”), an affiliate of Capital Steel, a steel company in China, for a substantial percentage of our shipping agency business. As part of the restructuring of our business, we exited our non-performing service arrangements including our shipping agency service with Shourong, who in fiscal year 2013, accounted for approximately 63% of our total net revenues. We did not provide any shipping agency services to Shourong in fiscal year 2014 or during the six months ended December 31, 2014 and cannot determine the extent of services, if any, we will deliver to Shourong in the future.

10

We have recently entered shipping and chartering services and inland transportation management services businesses and cannot guarantee that we will be able to compete effectively in these business areas.

Prior to fiscal year 2014, our sole line of business was providing shipping agency services. We expanded our services to include shipping and chartering services in the quarter ended September 30, 2013 and inland transportation management services in the quarter ended December 31, 2013. As we are a new entrant into these two business lines, we do not have a significant market presence. Further, we currently only provide shipping and chartering services and inland transportation services to one customer, the Zhiyuan Investment Group, who is controlled by Mr. Zhang, our largest shareholder. We may not have been able to enter into these business lines without our relationship with Mr. Zhang, and we cannot guarantee that we will be successful in securing and providing shipping and chartering services and inland transportation management services contracts for other customers on acceptable terms, if at all.

The fees that we received from the Zhiyuan Investment Group for our shipping and chartering services and inland transportation management services may not be indicative of the fees that we may receive for the same services provided to unaffiliated customers and may be materially lower, which would have an adverse effect on our results of operations.

Our shipping and chartering services and inland transportation management services to date have been provided primarily to a single customer, the Zhiyuan Investment Group. Therefore, we cannot provide any assurances that the fees we have received for these services from this customer are indicative of the fees that we may receive if we are able to obtain non-affiliated customers for these services. The fees that we may receive from non-affiliated customers may be less than what we have received from our affiliated customer, and could possibly be so low as to make these lines of business unprofitable, which would have a material adverse effect on our results of operations and could require us to terminate such service lines.

We have entered into a number of business arrangements that are significant to us with two of our shareholders including Mr. Zhang, our largest shareholder, and through Mr. Zhang, the Zhiyuan Investment Group, who is controlled by Mr. Zhang. The failure to maintain our business relationship with either or both of such shareholders would have a material adverse effect on our business and results of operations.

In April 2013, as approved by our Board of Directors and shareholders, Mr. Zhang purchased 1,800,000 shares of our common stock for approximately $3 million, which as of the date of this prospectus represents approximately 22% of our issued and outstanding common stock, resulting in Mr. Zhang becoming our largest shareholder. As a result of Mr. Zhang’s desire to find business opportunities that would mutually benefit us and the Zhiyuan Investment Group, a company controlled by Mr. Zhang, which owns a number of businesses in China, in June 2013, we signed a 5-year Global Logistic Service Agreement with two parties, one of which was the Zhiyuan Investment Group and the other was TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. (“Tewoo”). Thereafter, during the quarter ended September 30, 2013, we executed a shipping and chartering services agreement with the Zhiyuan Investment Group, pursuant to which we assisted the Zhiyuan Investment Group in the transportation of approximately 51,000 tons of chromite ore from South Africa to China; and in September 2013, we executed an inland transportation management service contract with the Zhiyuan Investment Group pursuant to which we agreed to provide certain advisory services and assist the Zhiyuan Investment Group in attempting to control its potential commodities loss during the transportation process. On a one time basis, we executed a one year short-term loan agreement with the Zhiyuan Investment Group, effective January 1, 2014, to facilitate the working capital needs of the Zhiyuan Investment Group. As of June 30, 2014, the net amount due to us from the Zhiyuan Investment Group was $2,920,950 consisting of funds borrowed from us pursuant to the short-term loan agreement and trade receivables due us from the Zhiyuan Investment Group. In September 2014, we collected approximately $2.7 million from the Zhiyuan Investment Group, representing full repayment of all funds borrowed by the Zhiyuan Investment Group from us pursuant to the short-term loan agreement and the payment to us of approximately $1.6 million of outstanding trade receivables. In October 2014, we collected approximately $384,000 from the Zhiyuan Investment Group to reduce the outstanding trade receivables due to us from the Zhiyuan Investment Group. During the six months ended December 31, 2014, we continued to provide inland transportation management services to the Zhiyuan Investment Group. The net amount due to us from the Zhiyuan Investment Group at December 31, 2014 was $995,587 of trade receivables.

In May 2014, we signed a strategic agreement with Qingdao Zhenghe Shipping Group Limited (“Zhenghe”), to jointly explore mutually beneficial business development opportunities. Zhenghe is a PRC company which Mr. Deming Wang is the majority shareholder of. To demonstrate the commitment by Zhenghe to its business relationship with us, in June 2014, as approved by our Board of Directors, Mr. Wang, through a company owned by him, purchased 200,000 shares of our common stock for $444,000, resulting in Mr. Wang owning as of the date of this prospectus, approximately 2.98% of our outstanding common stock. In September 2014, as approved by our Board of Directors, we acquired Longhe Ship Management (Hong Kong) Co., Limited (“LSM”), a ship management company based in Hong Kong from Mr. Wang. For the period commencing on September 8, 2014, the completion date of our acquisition of LSM, through December 31, 2014, LSM generated net revenues of $190,095, and all such net revenues were generated solely from providing ship management services to seven vessels, which ship management services we outsourced to an entity controlled by Mr. Wang.

11

As a result of our business relationship with Mr. Zhang and Mr. Wang, since April 2013, we have received approximately $3.5 million from the sale of 2,000,000 shares of our common stock to such two persons and added shipping and chartering, inland transportation management and ship management services to our service platform. Such shipping and chartering services and inland transportation management services generated approximately 35% and 62% of our net revenues and gross profit in fiscal year 2014, respectively, approximately 39% and 74% of our net revenues and gross profit, respectively, for the six months ended December 31, 2014 (of which approximately 19% and 23%, respectively, in such six month period were attributable to our business relationships with Messrs. Zhang and Wang, and the remaining 20% and 41% , respectively, were attributable to us providing inland transportation services to Tengda Northwest Ferro-alloy Co., Ltd., a new client which we commenced providing such services to in the first quarter of fiscal year 2015), and approximately 42% and 78% of our net revenues and gross profit, respectively, for the three months ended December 31, 2014 (of which approximately 20% and 41%, respectively, in such three month period were attributable to our business relationship with Messrs. Zhang and Wang, and the remaining 22% and 37%, respectively, were attributable to us providing inland transportation services to such new client).

Based upon the above, the failure by us to maintain our existing business relationship with Mr. Zhang and Mr. Wang would have a material adverse effect on our business and results of operations.

The shipping agency business is very competitive in nature and many of our competitors have greater financial, marketing and other resources than we have.

Our competitors in the shipping agency business include three major shipping agencies, China Ocean Shipping Agency Co., Ltd. (“Penavico”), China Shipping (Group) Company (“China Shipping”) and China Marine Shipping Agency Co., Ltd. (“Sinoagent”). These competitors have significantly greater financial, marketing and other resources and name recognition than we have. In addition, we also face competition from a large number of smaller, local shipping agents. Our competitors may introduce new business models, and if these new business models are more attractive to customers than the business models we currently use, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition in China’s shipping agency industry may become more intense as more shipping agencies, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new business models our competitors may implement. In addition, the increased competition we anticipate in the shipping agent industry may also reduce the number of vessels for which we are able to provide shipping agency services, or cause us to reduce agency fees in order to attract or retain customers. All of these competitive factors could have a material adverse effect on our business and results of operations.

Our three largest shipping agency competitors, Penavico, China Shipping and Sinoagent, are partly owned by the Chinese government which places us at a significant competitive disadvantage.

The Chinese government’s ownership interests in Penavico, China Shipping and Sinoagent, place us at a significant competitive disadvantage. When the Chinese government founded Penavico, it closed the shipping agency industry to a number of foreign shipping agents that had been providing services in China. These restrictions have since been removed, but there can be no assurance that the Chinese government will not reinstate these restrictions or impose other restrictions, or nationalize the shipping agency industry in the future. Further, we believe that state ownership provides Penavico, China Shipping and Sinoagent, with advantages and leverage over local government officials and local companies that we, as a non-state owned company, do not have. Also, due to their relationship with the Chinese government, these competitors may have access to funding that is not available to us. This access may allow them to grow their businesses at a rate we are not able to match. If the Chinese government were to take actions to limit competition or provide these competitors with preferential access to business and funding, which results in our losing business, it would have a material adverse effect on our operations and financial condition.

We believe that our competitors in the shipping and chartering services and inland transportation management services business, have greater name recognition, significantly more experience, financial, marketing and other resources than we have and we expect to face intense competition in these business segments.

We have recently launched the shipping and chartering services and inland transportation management services business and so we expect that our competitors in these segments will have greater experience and name recognition than we do, which is a competitive disadvantage to us. Further, we expect that these competitors will be larger than us and have greater financial and marketing resources than we have, which also puts us at a significant competitive disadvantage. Since larger competitors may be able to offer the same services we offer at lower rates than what we would need to charge to operate profitably, this would have a material adverse effect on our business and results of operation.

The barriers to enter into the business segments in which we operate are low and we may face competition from new entrants into these business segments.

The number of competitors offering the same services that we do may increase in the future since the barriers to entry are low. Increases in competition could lead to revenue reductions, reduced profit margins, or a loss of market share, any one of which could have a material adverse effect on our business and results of operations.

12

Our customers are engaged in the shipping industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We derive our revenues from providing services to customers in the business of shipping materials to China and our success is dependent upon our customer’s shipping needs. Our customers’ shipping needs are intrinsically linked to economic conditions in the shipping industry in general and trade with China in particular. The shipping industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Accordingly, demand for our services could be harmed by instability or downturns in the shipping industry, reductions in trade between China and other countries or a combination of both which could materially lower demand or cause our customers to forego the shipping agency services we provide by attempting to provide such services in-house. If any of the foregoing occurs, it would have a material adverse effect on our business and our results of operations.

We may be required to assume liabilities for our clients in the future.

An increasing number of companies that require shipping agency services have pressured shipping agents to guarantee their clients’ liabilities. Some companies have required shipping agents, as a condition of doing business, to pay for tariffs, port charges, and other fees, or to pay these fees with the promise of reimbursement at a later date. Other companies have sought to include shipping agents as parties in voyage charter agreements, leading to potential liability for shipping agents in the event of a breach by another party. We expect that these pressures on shipping agents to accept more liability will increase as competition among shipping agencies intensifies. While we do not currently pay these liabilities and have no present intention to begin doing so in the future, the assumption of any of these or other liabilities could have a material adverse effect on our business and results of operations.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

We are a small company with limited resources, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to other companies engaged in one or more of our business lines. Consequently, we expect that we will have to actively compete with other Chinese shipping agencies to retain these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract and assimilate other qualified personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the quality of the shipping services that we provide could be materially impaired, which would have a material adverse effect on our business and results of operations.

We are substantially dependent upon our key personnel.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

• Mr. Lei Cao, Chief Executive Officer;

• Mr. Anthony S. Chan, Acting Chief Financial Officer; and

• Mr. Zhikang Huang, Chief Operating Officer

would be difficult for us to replace. While we have employment contracts with each of our executive officers, such contracts may be terminated in certain circumstances by the executive officers. Moreover, we do not have any “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to effectively execute our business and expand our service platform, which would have a material adverse effect on our business and results of operations.

We need to maintain our relationships with local agents.

Our shipping agency business is dependent upon our relationships with local agents operating in the ports where our customers ship their products. As a general agent, substantially all of our shipping agency revenues have been derived from services delivered by the local agents and we believe local agent relationships will remain critical to our success in the future. We have a number of local agents that account for a significant portion of our business, the loss of one or more of which could materially and negatively impact our ability to retain and service our customers. We cannot be certain that we will be able to maintain and expand our existing local agent relationships or enter into new local agent relationships, or that new or renewed local agent relationships will be available on commercially reasonable terms. If we are unable to maintain and expand our existing local agent relationships, renew existing local agent relationships, or enter into new local agent relationships, we may lose customers, customer introductions and co-marketing benefits, and our business and results of operations may suffer significantly.

13

We are dependent on third party carriers and inland transportation companies to transport our client’s cargo.

We rely on commercial ocean freight carriers and inland transportation companies, for the movement of our client’s cargo. Consequently, our ability to provide services for our clients could be adversely impacted by: shortages in available cargo capacity; changes by carriers and transportation companies in policies and practices such as scheduling, pricing, payment terms and frequency of service or increases in the cost of fuel, taxes and labor; and other factors not within our control. Reductions in ocean freight capacity could negatively impact our yields. Material interruptions in service or stoppages in transportation, whether caused by strike, work stoppage, lock-out, slowdown or otherwise, could adversely impact our business, results of operations and financial condition.

Our profitability depends on our ability to effectively manage our cost structure as we grow the business.

As we continue to attempt to increase our revenues through the expansion of our service offerings, we must maintain an appropriate cost structure to maintain and increase our profitability. While we intend to increase our revenues by increasing the number and quality of the shipping services we provide by strategic acquisitions, and by maintaining and expanding our gross profit margins by reducing costs, our profitability will be driven in large part by our ability to manage our agent commissions, personnel and general and administrative costs as a function of our net revenues. There can be no assurances that we will be able to effectively control our costs and failure to do so would result in lack of profitability, which would have a material adverse effect our business and results of operations.

Comparisons of our operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance.

Our operating results have fluctuated in the past and likely will continue to fluctuate in the future because of a variety of factors, many of which are beyond our control. In fiscal year 2014, a substantial portion of our revenues was derived from the Zhiyuan Investment Group whose business needs we believe are tied closely to economic trends and consumer demand that can be difficult to predict. There can be no assurance that our historic operating performance will continue in future periods as we cannot assume or provide any assurance that the Zhiyuan Investment Group will continue to utilize our services, or have the same level of demand for our services that it had in fiscal year 2014. Because our quarterly revenues and operating results vary significantly, comparisons of our period-to-period results are not necessarily meaningful and should not be relied upon as an indicator of future performance.

We have not paid any dividends and we do not foresee paying dividends in the future.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, if ever. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, Virginia and PRC laws, and other factors that our Board of Directors deems relevant.

Foreign Operational Risks

We do not have business liability or disruption insurance.

We do not have any business liability or disruption insurance coverage for our operations. Any business interruption, litigation or natural disaster,may result in our business incurring substantial costs and the diversion of resources.

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Uncertainties with respect to the PRC legal system could adversely affect us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Governmental control of currency conversion may affect the value of your investment.

In the course of providing services for international shipments, we occasionally require currencies from other countries to conduct our business. While we believe that we have complied with applicable currency control laws and regulations in all material aspects, we cannot guarantee you that our efforts will be free from challenge or that, if challenged, we will be successful in our defense of our current practices. Under our current corporate structure, our income is paid in different currencies, depending on our agreements with individual customers. We then pay in local currencies the expenses associated with operating a company in several countries. Shortages in the availability of foreign currency may restrict our ability to pay such expenses unless and until we convert currencies that we have into those that we require.

One of the currencies we often convert among is the RMB. The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends, if any, in foreign currencies to our shareholders.

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Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. We rely largely on payments from Trans Pacific and Sino-China. While we charge our fees in U.S. dollars, Sino-China and Trans Pacific nevertheless operate within China and will rely heavily on RMB in their operations. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.

Changes in China’s political and economic policies could harm our business.

China’s economy has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

• economic structure;

• level of government involvement in the economy;

• level of development;

• level of capital reinvestment;

• control of foreign exchange;

• methods of allocating resources; and

• balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite this activity to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in China will also be subject to administration review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business.”

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

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As the selling shareholder and most of our directors and assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against the selling shareholder, us and our officers, directors and assets based in China.

The selling shareholder and most of our directors reside outside the United States. In addition, a significant portion of our assets are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon the selling shareholder and most, if not all, of our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States courts, including judgments relating to United States federal securities laws. Furthermore, because the majority of our assets are located in China and PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.

Our international operations require us to comply with a number of U.S. regulations.

In addition to the Chinese laws and regulations with which we must comply, we must also comply with the United States Foreign Corrupt Practices Act (“FCPA”), which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities, and individuals except as permitted by OFAC, which could reduce our future growth

Risks Related to this Offering

We currently have a sporadic, illiquid and volatile market for our common stock, and the market for our common stock is and may remain sporadic, illiquid and volatile in the future.

We currently have a sporadic, illiquid and volatile market for our common stock, which market is anticipated to remain sporadic, illiquid and volatile in the future. Factors that could affect our stock price or result in fluctuations in the market price or trading volume of our common stock include:

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and cash flows, or those of companies that are perceived to be similar to us;
•	speculation in the press or investment community;
•	public reaction to our press releases, announcements and filings with the SEC;
•	sales of our equity or debt securities by us or our shareholders including, but not limited to, the 1.2 million shares of our common stock previously issued by us to, and being offered for sale pursuant to this prospectus by, the selling shareholder named herein, or the perception that such sales may occur;
•	the realization of any of the risk factors presented in this prospectus;
•	the recruitment or departure of key personnel;
•	commencement of, or involvement in, litigation;
•	changes in market valuations of companies similar to ours; and
•	domestic and international economic, legal and regulatory factors unrelated to our performance.

Our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance or our actual value. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Additionally, general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Due to the limited volume of our shares which trade, we believe that our stock prices (bid, ask and closing prices) may not be related to our actual value, and not reflect the actual value of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in us.

An active liquid trading market for our common stock may not develop in the future.

Our common stock currently trades on the NASDAQ Capital Market, although our common stock’s trading volume is low. Liquid and active trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. However, our common stock may continue to have limited trading volume, and many investors may not be interested in owning our common stock because of the inability to acquire or sell a substantial block of our common stock at one time. Such illiquidity could have an adverse effect on the market price of our common stock. In addition, a shareholder may not be able to borrow funds using our common stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. We cannot assure you that an active trading market for our common stock will develop or, if one develops, be sustained.

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Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NASDAQ Capital Market, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of time of our Board of Directors and management and will significantly increase our costs and expenses. Among other things, we must:

•	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
•	comply with rules and regulations promulgated by the NASDAQ Capital Market;
•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;
•	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;
•	involve and retain to a greater degree outside counsel and accountants in the above activities;
•	maintain a comprehensive internal audit function; and
•	maintain an investor relations function.

The sale by the selling shareholder of the 1.2 million shares offered for sale pursuant to this prospectus and/or other future sales of our common stock could cause our stock price to decline.

The sale by the selling shareholder of the 1.2 million shares of our common stock offered for sale by the selling shareholder pursuant to this prospectus and any other shares of our common stock we may issue to the selling shareholder as additional payment of the Vessel purchase price, may cause the market price of our common stock to decline significantly. In addition, if we sell or other of our shareholders sell, or the public market perceives we may sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. Pursuant to our Registration Statement on Form S-3 (Registration Statement No. 333-194211, which the SEC declared effective on April 15, 2014), we have the right to sell, subject to certain limitations, in one or more offerings to the public, up to $8,860,000 of a variety of our securities, including shares of our common stock. Additionally, if other of our existing shareholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. A decline in the price of shares of our common stock might significantly impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

The issuance of the 1.2 million shares of our common stock to the selling shareholder and any subsequent issuances of shares of our common stock to the selling shareholder pursuant to the Asset Purchase Agreement could make the selling shareholders our largest shareholder and provide the selling shareholder with substantial influence over us.

The selling shareholder owns 1.2 million shares of our common stock out of the 7,400,841 shares of our common stock issued and outstanding as of the date of this prospectus (or approximately 16.28%). We may issue to the selling shareholder up to a maximum of approximately 2,162,000 additional shares of our common stock to pay up to $4.0 million of the remaining $8.3 million purchase price of the Vessel, with each such share being valued at $1.85 per share. If we issue to the selling shareholder approximately 2,162,000 shares in addition to the 1.2 million shares we previously issued to the selling shareholder, and assuming at the time of closing of the Vessel acquisition, the selling shareholder has not sold any of such 1.2 million shares, and we have not issued any other shares of our common stock prior to such date, the selling shareholder would own in the aggregate approximately 3,362,000 shares of our common stock out of approximately 9,562,841 shares then issued and outstanding (approximately 35.2%). This would make the selling shareholder our largest shareholder and provide the selling shareholder with substantial control and influence over us.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts. We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

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The shares of our common stock are listed on the NASDAQ Capital Market. If we fail to meet the NASDAQ Capital Market’s continued listing requirements and other NASDAQ rules, we may risk delisting. Delisting could negatively affect the market price of our common stock, which could make it more difficult for us to sell our securities in a future financing or for you to sell our common stock you purchase in this offering.

The shares of our common stock are listed on the NASDAQ Capital Market and we are required to meet the continued listing requirements of the NASDAQ Capital Market and other NASDAQ rules, including those regarding director independence and independent committee requirements, minimum shareholders’ equity, minimum share price and certain other corporate governance requirements. In particular, we are required to maintain a minimum bid price for our listed common stock of $1.00 per share and a minimum of $2.5 million of shareholders’ equity. If we do not meet these continued listing requirements, our common stock could be delisted. Delisting from the NASDAQ Capital Market would cause us to pursue eligibility for trading of our common stock on other markets or exchanges, or on the “pink sheets.” In such case, our shareholders’ ability to trade, or obtain quotations of the market value of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices of our common stock. There can be no assurance that our common stock, including our shares that you purchase in this Offering, if delisted from the NASDAQ Capital Market in the future, would be listed on a national securities exchange, a national quotation service, the over-the-counter markets or the pink sheets. Delisting from the NASDAQ Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our common stock, decrease securities analysts’ coverage of us, if any at such time, or diminish investor, supplier and employee confidence. In November 2012, we received a notification letter from NASDAQ indicating that for the quarter ended September 30, 2012 our shareholders’ equity was below NASDAQ’s $2.5 million minimum continued listing requirement. As a result of the sale by us in April 2013, as approved by our Board of Directors and shareholders, of 1,800,000 shares of our common stock for approximately $3.0 million to Mr. Zhang, we returned to compliance with NASDAQ’s continued listing requirements. If, however, in the future we fail to meet such and/or any other NASDAQ continued listing requirement, we may risk delisting.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Each year we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and, if we cease to be a “smaller reporting company,” a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Statements in this prospectus concerning our future plans and operations are dependent on our ability to secure adequate funding and the absence of unexpected delays or adverse developments. We may not be able to secure required funding.

The statements contained in this prospectus concerning future events or developments or our future activities, such as concerning strategic business plans and other statements concerning our future operations and activities, are forward-looking statements that in each instance assume that we are able to obtain sufficient funding in the near term and thereafter to support such activities and continue our operations and planned activities in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. Failure to timely obtain sufficient funding, or unexpected development or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring which could adversely affect our business, financial condition and results of operations.

The sale of shares of our common stock by the selling shareholder covered by this prospectus could encourage short sales by third parties, which could contribute to or cause a decline of our stock price.

The significant downward pressure on the market price of our common stock caused by the sale of the 1.2 million shares of our common stock by the selling shareholder covered by this prospectus could encourage short sales by third parties. Such an event could place significant downward pressure on the market price of our common stock.

If the offering of the 1.2 million shares by the selling shareholder is deemed an indirect primary offering by us, our ability to engage in alternative financings could be restricted.

If the offering by the selling shareholder of the 1.2 million shares covered by this prospectus were deemed a continuous primary offering by us of shares of our common stock, as long as we are deemed to be engaged in a public offering, our ability to engage in private placements of our securities could be limited because of integration concerns which could therefore, limit our ability to obtain additional funding if necessary.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Company,” contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including but not limited to statements regarding our projected growth, trends and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties we face that could cause our actual results to differ materially from those projected or anticipated, including but not limited to the following:

•	Our ability to timely and properly deliver shipping agency, shipping and chartering, inland transportation management and ship management services;
•	Assuming we acquire the Vessel, our ability to integrate the Vessel into our operations in a seamless manner without causing disruption to our current businesses as well as, among other items, our ability to successfully generate revenues and cash flows from the Vessel;
•	Our dependence on a limited number of major customers and related parties;
•	Political and economic factors in China;
•	Our ability to expand and grow our lines of business;
•	Unanticipated changes in general market conditions or other factors which may result in cancellations or reductions in the need for our services;
•	The effect of terrorist acts, or the threat thereof, on consumer confidence and spending or the production and distribution of product and raw materials which could, as a result, adversely affect our services, operations and financial performance;
•	The acceptance in the marketplace of our new lines of services;
•	Foreign currency exchange rate fluctuations;
•	Hurricanes or other natural disasters;
•	Our ability to identify and successfully execute cost control initiatives;
•	The impact of quotas, tariffs or safeguards on our customer products that we service; and
•	Our ability to attract, retain and motivate skilled personnel.

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions are not guarantees of future performance or development and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances we discuss in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET INDUSTRY AND OTHER DATA

We obtained the industry, market and similar data set forth in this prospectus from our own internal estimates and research, and from industry publications and research, surveys and studies conducted by third party consultants, which were commissioned by us. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information and estimates.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the 1.2 million shares of our common stock offered for sale by the selling shareholder pursuant to this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, if ever. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, Virginia and PRC laws, and other factors that our Board of Directors deems relevant.

We conduct our operations primarily through our subsidiaries, Trans Pacific, Sino-Global Shipping Australia Pty Ltd. and Sino-Global Shipping (HK) Ltd. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, Trans Pacific is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, wholly foreign-owned enterprises like Trans Pacific are required to set aside at least 10% of their after-tax profit each year to fund a statutory reserve until the amount of the reserve reaches 50% of such entity’s registered capital.

To the extent Trans Pacific does not generate sufficient after-tax profits to fund this statutory reserve, its ability to pay dividends to us may be limited. Although these statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, these reserve funds are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Other than as described in the previous sentences, China’s State Administration of Foreign Exchange (“SAFE”) has approved the company structure between our company and Trans Pacific, and Trans Pacific is permitted to pay dividends to our company.

SELLING SHAREHOLDER

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of shares of our common stock by the selling shareholder, both before and immediately after this offering.

Based upon information provided to us by the selling shareholder, the selling shareholder, and the selling shareholder’s owner, Zhou Shan City Xin Mao Digital Electronics Co., Ltd., a PRC company, each have voting and investment power with respect to all of the 1.2 million shares being offered for sale by the selling shareholder pursuant to this prospectus.

The percentage of beneficial ownership for the selling shareholder is based on 7,400,841 shares of our common stock outstanding as of the date of this prospectus. Pursuant to Rules 13d-3 of the Securities Exchange Act 1934 (the “Exchange Act”), securities held by the selling shareholder that are currently exercisable or exercisable within 60 days of the date of this prospectus shares of our common stock are considered outstanding and beneficially owned by the selling shareholder for the purpose of computing its percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

Except for our prior issuance of the 1.2 million shares issued to the selling shareholder pursuant to the Asset Purchase Agreement, and our obligation pursuant to the Asset Purchase Agreement, to pay the selling shareholder the remaining $8.3 million of the purchase price for the Vessel, up to $4.0 million of which may be paid by the issuance to the selling shareholder of approximately 2,162,000 of our shares of restricted common stock, neither prior to nor following our entering into the Asset Purchase Agreement, or effectuating the Vessel acquisition, the selling shareholder has not and will not hold any position, been a director, had any material relationships or, to our knowledge, based upon information provided to us by the selling shareholder, owned any securities of us, our predecessors or affiliates.

Because the selling shareholder may offer and sell all, some or none of the 1.2 million shares it holds, and because, based upon information provided to us by the selling shareholder, the selling shareholder is not currently a party to any agreements, or understandings with respect to the sale of any of the 1.2 million shares offered hereby, no definitive estimate as to the number of shares that will be held by the selling shareholder after the offering can be provided. The following table has been prepared on the assumption that all 1.2 million shares offered for sale by the selling shareholder pursuant to this prospectus will be sold to parties unaffiliated with the selling shareholder.

Information about the selling shareholder set forth in this prospectus may change over time. Any such changed information will be set forth in an amendment to the registration statement of which this prospectus forms a part of or a supplement to this prospectus, to the extent required by law.

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Shares of our Common Stock Beneficially Owned Prior to the Offering (1)		Shares of our Common Stock Offered by this Prospectus	Shares of our Common Stock Beneficially Owned After the Offering (1)
Number	Percent		Number	Percent
1,200,000	100.0%	1,200,000	-0-	-0-

(1)	Excludes up to an aggregate of approximately 2,162,000 additional shares of our common stock that we may issue to the selling shareholder, subject to approval by our shareholders as required by NASDAQ, to pay up to $4.0 million of the remaining $8.3 million of the Vessel purchase price with each such share being valued at $1.85.

CAPITALIZATION

You should read this table together with the sections in this prospectus titled “Selected Condensed Summary Consolidated Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes appearing elsewhere in this prospectus.

The following table sets forth our capitalization as of December 31, 2014 on:

·	an actual basis;
·	and on an adjusted basis to reflect the issuance by us of the 1.2 million shares to the selling shareholder on April 10, 2015.

	December 31, 2014
	Actual	As Adjusted (1)

Assets
Cash and cash equivalents	$2,031,747	$2,031,747
Deposit on vessel	-	2,220,000
Liabilities
Total current liabilities	986,407	986,407
Equity
Preferred stock, without par value per share, 2,000,000 shares authorized, none issued	-	-
Common stock, without par value per share, 50,000,000 shares authorized, 6,326,032 shares issued and 6,200,841 shares outstanding actual and 7,400,841 shares issued and outstanding, as adjusted (1)	13,385,477	15,605,477
Additional paid-in capital	1,144,842	1,144,842
Accumulated deficit	(2,801,379)	(2,801,379)
Non-controlling interest	(4,858,727)	(4,858,727)
Total equity	$6,536,517	$8,756,517

(1) Based upon 7,400,841 shares of our common stock outstanding as of the date of this prospectus, including the 1.2 million shares of our common stock issued to the selling shareholder on April 10, 2015 pursuant to the Asset Purchase Agreement and covered for resale by this prospectus, but excluding (i) 205,032 shares of our common stock issuable upon exercise of our outstanding stock options and warrants with weighted average exercise prices ranging from $6.88 to $9.30 per share outstanding as of the date of this prospectus, (ii) 9,400,000 shares of our common stock available for issuance as of the date of this prospectus under our 2014 Stock Incentive Plan, (iii) 236,903 shares of our common stock available for issuance as of the date of this prospectus under our 2008 Stock Incentive Plan, and (iv) up to an additional approximately 2,162,000 shares we may elect to issue to the selling shareholder upon closing of the Vessel acquisition representing $4.0 million of the remaining $8.3 million of the purchase price for the Vessel.

MARKET PRICE

OF COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Market for Our Common Stock

Our common stock is traded on the NASDAQ Capital Market under the symbol “SINO.” The high and low common stock sales prices per share during the periods indicated were as follows:

Quarter Ended/Ending	Sep. 30	Dec. 31	Mar. 31	June 30 (1)	Year

Fiscal year 2015
Common stock price per share:
High	$4.69	2.339	1.7761	1.73	$4.69
Low	$1.37	1.42	1.41	1.33	$1.37

Fiscal year 2014
Common stock price per share:
High	$3.52	$2.90	$2.97	$3.00	$3.52
Low	$1.43	$1.57	$2.26	$2.01	$1.43

Fiscal year 2013
Common Stock price per share:
High	$2.73	$2.49	$2.75	$1.89	$2.75
Low	$1.85	$1.30	$1.71	$1.24	$1.24

(1) As of April 13, 2015

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On April 13, 2015, the reported closing sale price on the NASDAQ Capital Market of our common stock was approximately $1.53 per share. As of April 13, 2015, we had eight (8) holders of record of our common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associates, corporations or other entities in security position listings maintained by depositories.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors.

Overview

Founded in the United States of America (the “US”) in 2001, we are a shipping agency, logistics and ship management services company. Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. We conduct our business primarily through our wholly-owned subsidiaries in China, Hong Kong, Australia, Canada and New York. Substantially all of our business is generated from clients located in the People’s Republic of China (the “PRC”), and our operations are primarily conducted in the PRC and Hong Kong.

Our subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, purchased and owns 90% of Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai,” and, together with Trans Pacific Beijing are referred to collectively herein as “Trans Pacific”). As PRC laws and regulations restrict foreign ownership of shipping agency service businesses, we previously provided shipping agency services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China”), a Chinese legal entity, which holds the licenses and permits necessary to operate local shipping agency services in the PRC. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its shareholders that enable us to substantially control Sino-China. Through Sino-China, we have the ability to provide local shipping agency services in all commercial ports in the PRC. During fiscal year 2014, we completed a number of cost reduction initiatives and reorganized our shipping agency business in the PRC to improve our operating margin. In light of our decision not to pursue the local shipping agency business and as a result of the business reorganization efforts, since approximately June 30, 2014, we no longer provide shipping agency services through our VIE structure and we have not undertaken any business through or with Sino-China and none of our revenues have resulted from Sino-China.

Our shipping agency business is currently operated by our subsidiaries in Hong Kong and Australia. As a general shipping agent, we serve ships coming to and departing from a number of countries, including China, Australia, South Africa, Brazil and Canada. The shipping and chartering services are operated by Sino-Global Shipping (HK) Ltd; the inland transportation management services are operated by Trans Pacific Beijing. As part of our strategy to expand our service platform, in September 2014, as approved by our Board of Directors, we acquired Longhe Ship Management (Hong Kong) Co., Limited (“LSM”), a ship management company that is based in Hong Kong.

Business Segments

We currently deliver the following services: shipping agency and ship management services, shipping and chartering services, and inland transportation management services. Historically we were in the business of solely providing shipping agency services. With the support of our largest shareholder, Mr. Zhong Zhang and the company he controls, Tianjin Zhi Yuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”), we expanded our service platform during fiscal year 2014 to include shipping and chartering services (launched during the quarter ended September 30, 2013) and inland transportation management services (launched during the quarter ended December 31, 2013). Since our acquisition of LSM, we provided ship management services solely to seven vessels.

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The following table presents summary information by segment for the six and three months ended December 31, 2014 and 2013:

	For the six months ended December 31, 2014				For the six months ended December 31, 2013
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Consolidated	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Consolidated
Revenues	$3,459,790	$-	$2,238,715	$5,698,505	$3,402,564	$1,937,196	$450,090	$5,789,850
Cost of revenues	$2,776,790	$-	$307,224	$3,084,014	$2,773,460	$1,291,048	$64,063	$4,128,571
Gross profit	$683,000	$-	$1,931,491	$2,614,491	$629,104	$646,148	$386,027	$1,661,279
Gross margin	19.7%		86.3%	45.9%	18.5%	33.4%	85.8%	28.7%

	For the three months ended December 31, 2014				For the three months ended December 31, 2013
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Consolidated	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Consolidated
Revenues	$1,800,499	$-	$1,292,081	$3,092,580	$1,971,903	$50,196	$450,090	$2,472,189
Cost of revenues	$1,493,285	$-	$181,576	$1,674,861	$1,660,657	$16,048	$64,063	$1,740,768
Gross profit	$307,214	$-	$1,110,505	$1,417,719	$311,246	$34,148	$386,027	$731,421
Gross margin	17.1%		85.9%	45.8%	15.8%	68.0%	85.8%	29.6%

The following table presents summary information by segment for the fiscal years ended June 30, 2014 and 2013:

	For the Year Ended June 30, 2014				For the Year Ended June 30, 2013
	Shipping Agency Service	Shipping and Chartering Services	Inland Transportation Management Services	Consolidated	Shipping Agency Service	Shipping and Chartering Services	Inland Transportation Management Services	Consolidated
Revenues	$7,523,983	$1,937,196	$2,183,213	$11,644,392	$17,331,759	$-	$-	$17,331,759
Cost of revenues	$6,010,058	1,291,048	$312,353	$7,613,459	$15,402,743	$-	$-	$15,402,743
Gross profit	$1,513,925	646,148	$1,870,860	$4,030,933	$1,929,016	$-	$-	$1,929,016
Gross margin	20.1%	33.4%	85.7%	34.6%	11.1%	-	-	11.1%

Revenues

(1) Revenues from Shipping Agency and Ship Management Services

·	Shipping Agency Services

We provide two types of shipping agency services: loading/discharging services and protective services. For protective agency services, we charge fixed fees while our customers are responsible for the payment of port costs and expenses. For loading/discharging agency services, we receive the total amount from our customers and pay the port charges on our customers’ behalf. Under these circumstances, we generally require payments in advance from customers and bill them the balances within 30 days after the transactions are completed. We believe the most significant factors that directly or indirectly affect our shipping agency service revenues are:

¨	the number of ships to which we provide port loading/discharging services;

¨	the size and types of ships we serve;

¨	the type of services we provide, for example loading/discharging, protective, owner’s affairs, shipping and chartering service;

¨	the rate of service fees we charge;

¨	the number of ports at which we provide services; and

¨	the number of customers we serve.

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For the six months ended December 31, 2014 and 2013, our shipping agency revenues were $3,269,695 and $3,402,564, respectively. The decline in revenues was due mainly to the decrease in the total number of ships we served - from 160 for the six months ended December 31, 2013 to 97 for the same period in 2014. For the three months ended December 31, 2014 and 2013, our shipping agency revenues were $1,657,991 and $1,971,903, respectively. The decline in revenues was due mainly to the decrease in the total number of ships we served - from 96 for the three months ended December 31, 2013 to 27 for the same period in 2014.

	For the six months ended December 31,				For the three months ended December 31,
	2014	2013	Change	%	2014	2013	Change	%
Number of ships served
Loading/discharging	30	40	(10)	(25.0)	15	26	(11)	(42.3)
Protective	67	120	(53)	(44.2)	12	70	(58)	(82.9)
Total	97	160	(63)	(39.4)	27	96	(69)	(71.9)

During fiscal year 2014, our shipping agency business continued to be negatively impacted, we believe, by the softening of the Chinese economy and its import of iron ore as well as the decline in the number of ships to which we provided loading/discharging agency services and protective agency service. Moreover, during our fiscal year 2014, we completed a number of cost reduction initiatives and reorganized our shipping agency business in China. As a result of the above factors including the exit from our non-performing service arrangements including our shipping agency service relationship with Shourong, our shipping agency revenues decreased from $17.3 million for fiscal year 2013 to $7.5 million for fiscal year 2014. In addition, the number of ships we served decreased from 438 to 312 for the fiscal years ended June 30, 2013 and 2014, respectively.

	For the years ended June 30,
	2014	2013	Change	%
Number of ships served
Loading/discharging	60	161	(101)	(62.7)
Protective	252	277	(25)	(9.0)
Total	312	438	(126)	(28.8)

Historically, our revenues have been primarily driven by the number of ships and customers we serve, provided that the service fees are determined by market competition. To stabilize our shipping agency business, we have shifted our focus to protective agency services, initiated actions to streamline our operations and reduce our overhead.

·	Ship Management Services

On September 8, 2014, we acquired LSM, a ship management services company based in Hong Kong from Mr. Wang. LSM managed seven vessels and outsourced the actual ship management duties (which include among other things, crew, technical and insurance arrangements) to Qingdao Longhe Ship Management Services Co., Ltd., a company controlled by Mr. Wang. The ship management services generated revenues of $190,095 from September 8, 2014 through December 31, 2014 and $142,508 of revenues for the three months ended December 31, 2014.

As we acquired LSM following the end of the fiscal year 2014, we did not generate any revenues from our ship management services during fiscal 2014.

(2) Revenues from Shipping and Chartering Services

During September 2013, we executed shipping and chartering service agreement with the Zhiyuan Investment Group whereby we were engaged to assist in the transportation of approximately 51,000 tons of chromite ore from South Africa to China. The service agreement with the Zhiyuan Investment Group resulted in revenues of $1,937,196 and gross profit of $646,148 for the six months ended December 31, 2013, and revenues of $50,196 and gross profit of $34,148 for the three months ended December 31, 2013. We did not provide any shipping and chartering service to the Zhiyuan Investment Group or any other customer in the six and three months ended December 31, 2014.

(3) Revenues from Inland Transportation Management Services

In September 2013, we executed an inland transportation management service contract with the Zhiyuan Investment Group whereby we would provide certain advisory services to help control potential commodities loss during the transportation process. In addition, we started to provide inland transportation management services to a third-party customer, Tengda Northwest Ferroalloy Co., Ltd., beginning in the quarter commencing October 1, 2014. As a result, for the six months ended December 31, 2014 and 2013, the inland transportation management services generated revenues of $2,238,715 and $450,090, and gross profit of $1,931,491 and $386,027, respectively. For the three months ended December 31, 2014 and 2013, our inland transportation management services generated revenues of $1,292,081 and $450,090, respectively, and gross profit of $1,110,505 and $386,027, respectively.

Inland transportation management services generated revenues of approximately $2.2 million and gross profit of approximately $1.9 for fiscal year 2014.

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Operating Costs and Expenses

Our operating costs and expenses consist of cost of revenues, general and administrative expenses (“G&A expenses”), and selling expenses. As a result of a change in our service mix year over year toward lower cost services, we were able to reduce our total operating costs and expenses by $345,057 for the six months ended December 31, 2014 as compared to the same period of 2013. For the three months ended December 31, 2014 as compared to the same period of 2013, our total operating costs and expenses increased $584,701 due mainly to higher G&A expenses attributable to legal, accounting and other professional fees incurred in connection with the our capital raise activities as well as higher business development expenses.

The following tables set forth the components of our costs and expenses for the periods indicated.

	For the six months ended December 31,
	2014		2013		Change
	US$	%	US$	%	US$	%

Revenues	5,698,505	100.0%	5,789,850	100.0%	(91,345)	-1.6%
Cost of revenues	3,084,014	54.1%	4,128,571	71.3%	(1,044,557)	-25.3%
Gross margin	45.9%		28.7%		17.2%
General and administrative expenses	2,257,146	39.6%	1,495,842	25.8%	761,304	50.9%
Selling expenses	66,721	1.2%	128,525	2.2%	(61,804)	-48.1%
Total Costs and Expenses	5,407,881	95.0%	5,752,938	99.4%	(345,057)	-6.0%

	For the three months ended December 31,
	2014		2013		Change
	US$	%	US$	%	US$	%

Revenues	3,092,580	100.0%	2,472,189	100.0%	620,391	25.1%
Cost of revenues	1,674,861	54.2%	1,740,768	70.4%	(65,907)	-3.8%
Gross margin	45.8%		29.6%		16.3%
General and administrative expenses	1,317,341	42.6%	599,678	24.3%	717,663	119.7%
Selling expenses	10,382	0.3%	77,437	3.1%	(67,055)	-86.6%
Total Costs and Expenses	3,002,584	97.2%	2,417,883	97.8%	584,701	24.2%

As a result of factors discussed elsewhere in this prospectus, we reduced our total operating costs and expenses by approximately $8.2 million for fiscal year 2014 as compared to the same period of 2013.

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The following tables set forth the components of our costs and expenses for the periods indicated.

	For the years ended June 30,
	2014		2013		Change
	US$	%	US$	%	US$	%
Revenues	11,644,392	100.0%	17,331,759	100.0%	(5,687,367)	-32.8%
Cost of revenues	7,613,459	65.4%	15,402,743	88.9%	(7,789,284)	-50.6%
Gross margin	34.6%		11.1%		23.5%

General and administrative expenses	3,470,669	29.8%	3,878,569	22.4%	(407,900)	-10.5%
Selling expenses	260,134	2.2%	253,987	1.5%	6,147	2.4%
Total Costs and Expenses	11,344,262	97.4%	19,535,299	112.8%	(8,191,037)	-41.9%

·	Costs of Revenues

Our cost of revenues as a percentage of our revenues decreased from 71.3% to 51.4% for the six months and from 70.4% to 54.2% for the three months ended December 31, 2014. The decrease was due mainly to the increase in revenues from our high-gross margin inland transportation management services. Our inland transportation management services revenues as a percentage of total revenues increased from 8% for the six months ended December 31, 2013 to 39% for the six months ended December 31, 2014 and from 18% for the three months ended December 31, 2013 to 42% for the three months ended December 31, 2014.

As a result of factors discussed elsewhere in this prospectus, our overall cost of revenues as a percentage of our total revenues decreased from 88.9% to 65.4% for fiscal years 2013 and 2014, respectively. Likewise, our gross margin increased from 11.1% to 34.6% for fiscal years 2013 and 2014, respectively. The improvement in our overall gross margin was due mainly to our cost reduction measures undertaken as part of our restructuring and the launch of the shipping and chartering service and the inland transportation management services during the first half of fiscal year 2014, as these new business segments feature lower overhead than our core shipping agency business.

·	General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and benefits, business development, office rental, meeting fees, legal, accounting and other professional service fees. As a percentage of revenues, our general and administrative expenses increased from 25.8% for the six months ended December 31, 2013 to 39.6% for the six months ended December 31, 2014 and from 24.3% for the three months ended December 31, 2013 to 42.6% for the three months ended December 31, 2014. The increase in our general and administrative expenses for the six and three months ended December 31, 2014 as compared to the same period of 2013 was due mainly to the higher legal, accounting and other professional service fees incurred in connection with our capital raise activities and higher business development expenses.

The decline in our general and administrative expenses for fiscal year 2014 as compared to the same period of 2013 was due primarily to tight budgetary control as we reorganized and streamlined our service platform. Our general and administrative expenses decreased from approximately $3.9 million to approximately $3.5 million for fiscal years 2013 and 2014, respectively. As a percentage of revenues, our general and administrative expenses increased from 22.4% to 29.8% for fiscal years 2013 and 2014, respectively. The increase was due to lower revenues in fiscal year 2014.

Selling Expenses

Our selling expenses consist primarily of commissions for our operating staff to the ports at which we provide services. Our selling expenses decreased when comparing six and three months ended December 31, 2014 to the same periods in 2013. The decrease was attributed to the decline in our shipping agency revenues and decline in the total number of ships we served as discussed above.

Our selling expenses slightly increased by $6,147 for fiscal year 2014 as compared to the same period of 2013, mainly due to higher commission rates.

Critical Accounting Policies

We prepare our audited and the unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable.

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We accounted for the business acquisition of Longhe Ship Management (Hong Kong) Co., Limited (“LSM”) under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

•	Revenues from shipping agency services are recognized upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as advances from customers.

•	Revenues from shipping and chartering services are recognized upon performance of services as stipulated in the underlying contract.

•	Revenues from inland transportation management services are recognized when commodities are being released from the customer’s warehouse.

Basis of Consolidation

The consolidated financial statements include the accounts of the parent and its subsidiaries. All significant inter-company transaction and balances are eliminated in consolidation. Sino-China is our VIE and we are the primary beneficiary. Our company through Trans Pacific entered into agreements with Sino-China, pursuant to which we receive 90% of Sino-China’s net income. We do not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle us to any consideration if Sino-China incurs a net loss during its fiscal year. If Sino-China incurs a net loss during its fiscal year, we are not required to absorb such net loss. In accordance with the agreements, Sino-China pays consulting and marketing fees equal to 85% and 5%, respectively, of its net income to Trans Pacific, and Trans Pacific supplies the technology and personnel needed to service Sino-China. Sino-China was designed to operate in China for the benefit of our company.

The accounts of Sino-China are consolidated in the accompanying consolidated financial statements pursuant to Accounting Standard Codification (“ASC”) 810-10, “Consolidation”. As a VIE, Sino-China’s sales are included in our total sales, its income (loss) from operations is consolidated with our company’s, and our net income (loss) from continuing operations before non-controlling interest in income (loss) includes all of Sino-China’s net income (loss). Our non-controlling interest in its income (loss) is then subtracted in calculating the net income (loss) attributable to our company. Because of the contractual arrangements, our company had a pecuniary interest in Sino-China that requires consolidation of our and Sino-China’s financial statements.

Accounts Receivable and Advances

Accounts receivable are recognized at net realizable value. We maintain allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments in the relevant time period. We review the accounts receivable on a periodic basis and record general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends. Receivables are considered past due after 365 days. Accounts are written off only after exhaustive collection efforts. Because of the worldwide financial crisis, we have experienced difficulties in collecting cash from some of our customers.

We generally obtain advance payment of our shipping agency fees prior to providing service to our clients. This significantly reduces the amount of accounts receivable when the shipping agency fees are recognized. To the extent our estimates are insufficient; we bill our clients for the balance which is expected to be paid within 30 days.

We use advance payments to pay a number of fees on behalf of our clients before their ships arrive in port, including harbor, berthing, mooring/unmooring, tonnage, immigration, quarantine and tug hire fees. We record the amounts we receive as Advances from Customers and the amounts we pay as Advances to Suppliers. We recognize revenues and expenses once the client’s ship leaves the harbor and the client pays any outstanding amounts. In some cases, a delay in receiving bills will require us to estimate the Service Revenues and Costs of Services in accordance with the rate and formulas approved by the Ministry of Communications. When this happens, we record the difference between Service Revenues (as recognized) and Advances from Customers as Accounts Receivable and the difference between Cost of Services and Advances to Suppliers as Accounts Payable. To the extent we recognize revenues and costs in this way, our Accounts Receivable and Accounts Payable will reflect this estimation until we receive the bills and information we require to adjust revenues and expenses to reflect our actual Service Revenues and Cost of Services. Any adjustment to actual from the estimated Revenues and Cost of Services recorded has been and is expected to be immaterial.

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Translation of Foreign Currency

The accounts of our company and Sino-China are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Our functional currency is the U.S. dollar, while Trans Pacific and Sino-China report their financial position and results of operations in RMB. The accompanying consolidated financial statements are presented in U.S. dollars. Foreign currency transactions are translated into U.S. dollars using the fixed exchange rates in effect at the time of the transaction. Generally foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations. We translate foreign currency financial statements of Sino-China, Trans Pacific, Sino-Global HK and Sino-Global AUS in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheet dates and revenues and expenses are translated at average exchange rates in effect during the periods.

Taxation

Because we and Sino-China are incorporated in different jurisdictions, we file separate income tax returns. We are subject to income and capital gains taxes in the United States. Additionally, dividend payments made by our company are subject to withholding tax in the United States.

We follow the provisions of ASC 740-10, “Accounting for Income Taxes”, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740-10 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The implementation of ASC 740-10 resulted in no material liability for unrecognized tax benefits and no material change to the beginning retained earnings of our company. Our company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations. We use the liability method of accounting for income taxes in accordance with US GAAP. Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

2015 Trends

In light of the overall business environment in China, we expect difficult macroeconomic conditions in fiscal year 2014 to continue in fiscal year 2015; and we believe competition and rising labor costs in the PRC will continue to erode our operating margin. With the LSM acquisition, we believe we gained significant leverage to expand our service platform along the shipping industry value chain. To attempt to ensure consistent earnings, we will continue to leverage our business relationship with the Zhiyuan Investment Group to broaden our experience and expertise in the logistics services industry and have expanded our business development initiatives to diversify our revenue streams, including, but not limited to, attempting to identify suitable acquisition candidates. Pursuant to the Asset Purchase Agreement dated April 10, 2015, we agreed to acquire the Vessel from the selling shareholder and issued to the selling shareholder 1.2 million shares of our common stock (covered for resale by this prospectus) which shares represent $2.22 million of the $10.5 million purchase price. The closing of the proposed Vessel acquisition is subject to a number of conditions set forth elsewhere in the prospectus.

Results of Operations

Six Months Ended December 31, 2014 Compared to Six Months Ended December 31, 2013

Revenues.

Our total revenues decreased by $91,345 or 1.6% from $5,789,850 for the six months ended December 31, 2013 to $5,698,505 for the comparable period in 2014. The decline was due mainly to the lack of any revenue generated from shipping and chartering services during the six months ended December 31, 2014, partially offset by higher revenues generated from inland transportation management services.

·	Revenues from our shipping agency services decreased by $132,869 from $3,402,564 for the six months ended December 31, 2013 to $3,269,695 for the same period in 2014. The decrease was due mainly to the decrease in the total number of ships we served - decreasing from 160 for the six months ended December 31, 2013 to 97 for the same period of 2014. We provided loading/discharging services to 30 ships and protective services to 67 ships during the six months ended December 31, 2014, as compared to 40 ships for loading/discharging services and 120 ships for protective services for the same period in 2013.

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·	Revenues from the newly acquired ship management services were $190,095 September 8, 2014, from the closing date of the LSM acquisition, to December 31, 2014.

·	We did not provide any shipping and chartering services during the six months ended December 31, 2014. For the same period in 2013, we reported revenues of $1,937,196 for providing such services to the Zhiyuan Investment Group.

·	For the six months ended December 31, 2014, we recognized revenues of $2,238,715 from our inland transportation management services, as compared to $450,090 for the six months ended December 31, 2013.

Total Operating Costs and Expenses. Our total operating costs and expenses decreased by $345,057 or 6.0% from $5,752,938 for the six months ended December 31, 2013 to $5,407,881 for the same period in 2014. This decrease was due primarily to a decrease in our overall cost of revenues and selling expenses, partially offset by higher general and administrative expenses.

·	Our cost of revenues decreased by $1,044,557 or 25.3% from $4,128,571 for the six months ended December 31, 2013 to $3,084,014 for the six months ended December 31, 2014. The decrease was due mainly to a more favorable service mix in the 2014 period. For the six months ended December 31, 2014, our revenues came mainly from shipping agency services and inland transportation management services. However, for the same period in 2013, our revenues came mainly from shipping agency services and shipping and chartering services. The decline in our overall cost of revenues was due mainly to the nature of our inland transportation management services, which feature lower overhead than our shipping and chartering services.

·	Our general and administrative expenses increased by $761,304 or 50.9% from $1,495,842 for the six months ended December 31, 2013 to $2,257,146 for the six months ended December 31, 2014. This increase was due mainly to higher business development expenses of $263,801, office expense of $107,327, legal fees of $117,426, salaries and benefits of $64,935 and recognition of stock-based compensation for common stock issued to consultants of $194,556.

·	Our selling expenses decreased by $61,804 or 48.1% from $128,525 for the six months ended December 31, 2013 to $66,721 for the six months ended December, 2014, due mainly to the decline in revenues from the shipping agency business which led to decreased sales commissions.

Operating Income. We had operating income of $290,624 for the six months ended December 31, 2014, compared to $36,912 for the comparable period ended December 31, 2013. The increase was due mainly to higher gross profit margin from inland transportation management services that were launched in the quarter ended December 31, 2013.

Financial Expense, Net . Our net financial expense was $121,334 for the six months ended December 31, 2014, compared to financial income of $39,772 for the six months ended December 31, 2013. We have operations in the US, Canada, Australia, Hong Kong and China. Our financial expense or income reflected the foreign currency exchange effect for each reporting period indicated.

Taxation. Our income tax benefit was $51,463 for the six months ended December 31, 2014, compared to $4,733 for the six months ended December 31, 2013. As we had a tax expense of $5,837 and deferred tax benefit of $57,300, the income tax benefit for the six months ended December 31, 2014 was $51,463.

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Net income. As a result of the foregoing, we had net income of $241,241 for the six months ended December 31, 2014, compared to net income of $111,739 for the six months ended December 31, 2013. After deduction of non-controlling interest, net income attributable to Sino-Global was $468,881 for the six months ended December 31, 2014, compared to net income of $774,517 for the six months ended December 31, 2013. With other comprehensive loss foreign currency translation, comprehensive income attributable to Sino-Global was $494,733 for the six months ended December 31, 2014, compared to comprehensive income of $781,937 for the six months ended December 31, 2013.

Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013

Revenues. Our total revenues increased by $620,391 or 25.1% from $2,472,189 for the three months ended December 31, 2013 to $3,092,580 for the comparable period in 2014. The increase was due mainly to the increase in revenues from inland transportation management services during the three months ended December 31, 2014.

Revenues from our shipping agency services decreased by $313,912 from $1,971,903 for the three months ended December 31, 2013 to $1,657,991 for the same period in 2014. The decrease was due mainly to the decrease in the total number of ships we served - decreased from 96 for the three months ended December 31, 2013 to 27 for the same period of 2014. We provided loading/discharging services to 15 ships and protective services to 12 ships during the three months ended December 31, 2014, as compared to 26 ships for loading/discharging services and 70 ships for protective services for the same period in 2013.

Revenues from the newly acquired ship management services were $142,508 for the three months ended December 31, 2014.

·	We did not provide any shipping and chartering services during the three months ended December 31, 2014. For the same period in 2013, we reported revenues of $50,196 for providing such services to the Zhiyuan Investment Group.

·	For the three months ended December 31, 2014 and 2013, we recognized revenues of $1,292,081 and $450,090 from our inland transportation management services, respectively.

Total Operating Costs and Expenses.   Our total operating costs and expenses increased by $584,701 or 24.2% from $2,417,883 for the three months ended December 31, 2013 to $3,002,584 for the same period in 2014. This increase was due primarily to an increase in our general and administrative expense, partially offset by lower cost of revenues and selling expenses.

·

Our cost of revenues decreased by $65,907 or 3.8% from $1,740,768 for the three months ended December 31, 2013 to $1,674,861 for the three months ended December 31, 2014. The decrease was due mainly to higher revenues from inland transportation management services. Our revenues from inland transportation management services as a percentage of total revenues increased from 18% for the three months ended December 31, 2013 to 42% for the three months ended December 31, 2014. The decline in our overall cost of revenues was due mainly to the nature of our inland transportation management services, which feature lower overhead than our shipping and chartering services.

·

Our general and administrative expenses increased by $717,663 or 119.7% from $599,678 for the three months ended December 31, 2013 to $1,317,341 for the three months ended December 31, 2014. This increase was due mainly to higher business development expenses of $59,121, office expenses of $148,910, legal fees of $253,513, salaries and benefits of $92,577, and recognition of stock-based compensation for common stock issued to consultants of $122,867.

·	Our selling expenses decreased by $67,055 or 86.6% from $77,437 for the three months ended December 31, 2013 to $10,382 for the three months ended December, 2014, due mainly to the decline in revenues from the shipping agency business which led to decreased sales commission.

Operating Income. We had an operating income of $89,996 for the three months ended December 31, 2014, compared to $54,306 for the comparable period ended December 31, 2013. The increase was due mainly to higher gross margin from the inland transportation management services that were launched in the quarter ended December 31, 2013.

Financial Expense, Net. Our net financial expense was $58,952 for the three months ended December 31, 2014, compared to financial income of $15,855 for the three months ended December 31, 2013. We have operations in the US, Canada, Australia, Hong Kong and China. Our financial expense or income reflected the foreign currency exchange effect for each reporting period indicated.

Taxation. Our income tax benefit was $24,208 for the three months ended December 31, 2014, compared to a tax expense of $17,767 for three months ended December 31, 2013. As we had a tax expense of $4,192 and deferred tax benefit of $28,400, the income tax benefit for the three months ended December 31, 2014 was $24,208.

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Net income. As a result of the foregoing, we had net income of $75,740 for the three months ended December 31, 2014, compared to net income of $82,766 for the three months ended December 31, 2013. After deduction of non-controlling interest, net income attributable to Sino-Global was $136,422 for the three months ended December 31, 2014, compared to net income of $499,122 for the three months ended December 31, 2013. With other comprehensive loss foreign currency translation, comprehensive income attributable to Sino-Global was $127,474 for the three months ended December 31, 2014, compared to comprehensive income of $518,428 for the three months ended December 31, 2013.

Fiscal Year Ended June 30, 2014 Compared to Fiscal Year Ended June 30, 2013

Revenues. Our shipping agency business continued to be negatively impacted by the softening of the Chinese economy and its import of iron ore. Our total revenues decreased by $5,687,367 or 32.8% from $17,331,759 for the fiscal year ended June 30, 2013 to $11,644,392 for fiscal year ended June 30, 2014. The number of ships we served decreased from 438 to 312 for the fiscal years ended June 30, 2013 and 2014, respectively.

For the fiscal year ended June 30, 2014, we provided protective services to 252 ships, as compared to 277 ships for the same period in 2013. In contrast, we only provided loading/discharging services to 60 ships for the fiscal year ended June 30, 2014 as compared to 161 ships for the same period in 2013.

The decline in revenues from the shipping agency business was partially compensated by our new revenue sources generated from our shipping and chartering services and inland transportation management services that were launched in the first and second quarter, respectively. For the year ended June 30, 2014, we recognized revenues of:

•	$1,937,196 from our shipping and chartering business; and
•	$2,183,213 from our inland transportation management business.

Total Operating Costs and Expenses.   Our total operating costs and expenses decreased by $8,191,037 or 41.9% from $19,535,299 for the fiscal year ended June 30, 2013 to $11,344,262 for the fiscal year ended June 30, 2014. This decrease was primarily due to decreases in our costs of revenues and general and administrative expenses, as discussed below.

•

Costs of Revenues. Our cost of revenues decreased by 50.6% from $15,402,743 for the fiscal year ended June 30, 2013 to $7,613,459 for the fiscal year ended June 30, 2014. The decline was primarily driven by lower cost generated from the shipping agency business, partially offset by the launch of the shipping and chartering services in the first quarter and inland transportation management services in the second quarter, which featured lower overhead and allowed our cost of revenues to decrease more quickly than our revenues.

•

General and Administrative Expenses . Our general and administrative expenses decreased by $407,900 or 10.5% from $3,878,569 for the fiscal year ended June 30, 2013 to $3,470,669 for the fiscal year ended June 30, 2014. This decrease was mainly due to (1) decreased salaries and benefits for our staff of $114,951, (2) decreased meeting expense of $103,576, (3) decreased bad debt provision of $419,832. The decrease of general and administrative expenses was partially offset by an increase of $173,387 in travelling expenses and an increase of $113,515 in business development expenses.

•	Selling Expenses . Our selling expenses increased by $6,147 or 2.4% from $253,987 for the fiscal year ended June 30, 2013 to $260,134 for the fiscal year ended June 30, 2014, mainly due to lower commission payments related to the sales decrease, partially offset by increased commissions payments as a result of higher commission ratio.

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Operating Income. We had an operating income of $300,130 for the fiscal year ended June 30, 2014, compared to an operating loss of $2,203,540 for the comparable year ended June 30, 2013. The turnaround was due mainly to net profit from the newly developed shipping and chartering services as well as the inland transportation management services.

Financial Expense, Net. Our net financial expense was $50,170 for the fiscal year ended June 30, 2014, compared to $15,520 for the fiscal year ended June 30, 2013. The variance was due largely to the foreign exchange losses recognized in the financial statements consolidation.

Taxation. Our income tax expense was $79,823 for the fiscal year ended June 30, 2014, compared to $410,089 for the fiscal year ended June 30, 2013. As we had a tax expense of $138,623 and deferred tax benefit of $50,445, the income tax expense for the fiscal year ended June 30, 2014 was $79,823. The income tax expense for fiscal year 2013 included an adjustment to increase our valuation allowance for deferred tax assets of $413,900.

Net income (Loss). As a result of the foregoing, we had net income of $434,486 for the fiscal year ended June 30, 2014, compared to net loss of $2,576,896 for the fiscal year ended June 30, 2013. After deduction of non-controlling interest, net income attributable to Sino-Global was $1,586,353 for the fiscal year ended June 30, 2014, compared to net loss of $1,799,755 for the fiscal year ended June 30, 2013. With other comprehensive loss foreign currency translation, comprehensive income attributable to Sino-Global was $1,556,180 for the fiscal year ended June 30, 2014, compared to comprehensive loss of $1,761,673 for the fiscal year ended June 30, 2013.

Liquidity and Capital Resources

Cash Flows and Working Capital

We have financed our operations primarily through collection of due from related parties and proceeds from issuing common stock. As of December 31, 2014, we had $2,031,747 in cash and cash equivalents. 65.3% of our cash in banks is located in New York, Canada, Australia and Hong Kong and 34.7% of our cash in banks is located in China.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the six months ended December 31,		For the years ended June 30,
	2014	2013	2014	2013
Net cash used in operating activities	$(969,590)	$(342,535)	$(1,242,471)	$(4,361,613)
Net cash provided by (used in) investing activities	$1,092,133	$(193,369)	$(1,361,034)	$(50,931)
Net cash provided by financing activities	$967,820	$-	$444,000	$3,026,536
Net increase (decrease) in cash and cash equivalents	$1,129,216	$(583,489)	$(2,146,300)	$(1,384,502)
Cash and cash equivalents at the beginning of the period	$902,531	$3,048,831	$3,048,831	$4,433,333
Cash and cash equivalents at the end of the period	$2,031,747	$2,465,342	$902,531	$3,048,831

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The following table sets forth a summary of our working capital for the periods so indicated:

	December 31, 2014	June 30, 2014	Diff.	%
Total Current Assets	$6,516,981	$4,957,798	$1,559,183	31.4%
Total Current Liabilities	$986,407	$1,230,795	$(244,388)	-19.9%
Working Capital	$5,530,574	$3,727,003	$1,803,571	48.4%
Current Ratio	6.61	4.03	2.58	64.0%

Operating Activities

Net cash used in operating activities was $969,590 for the six months ended December 31, 2014, as compared to net cash used in operating activities of $342,535 for the comparable period in 2013. The increase in our operating cash outflows was mainly attributable to an increase in accounts receivable of $905,468, an increase in advances to suppliers of $584,071, an increase in other receivables of $399,514 and a decrease in account payable of $185,385, partially offset by a decrease in due from related parties of $806,243.

Net cash used in operating activities was $1,242,471 for the year ended June 30, 2014, as compared to net cash used in operating activities of $4,361,613 for the comparable period in 2013. The decrease in our operating cash outflows was mainly attributable to net income of $434,486, a decrease in advance to suppliers of $223,290, a decrease in accounts receivable of $201,155, partially offset by an increase in due from related parties of $1,473,752, a decrease in advance from customers of $506,066, and recovery of doubtful accounts of $246,206 for the year ended June 30, 2014.

Investing Activities

Net cash provided by investing activities was $1,092,133 for the six months ended December 31, 2014, as compared to net cash used in investing activities of $193,369 for the same period in 2013. The change was due mainly to the repayment a short-term loan from our related party, the Zhiyuan Investment Group of $1,119,241.

Net cash used in investing activities was $1,361,034 compared to net cash used in investing activities of $50,931 for the fiscal years ended June 30, 2014 and 2013, respectively, due to acquisitions of fixed assets of $203,252 and loans to related party of $1,158,636 for the fiscal year ended June 30, 2014 compared to acquisitions of fixed assets of $67,116 and offset by proceeds from sale of fixed assets of $16,185 for the same period in 2013.

Financing Activities

Net cash provided by financing activities was $967,820 for the six months ended December 31, 2014, due to the net proceeds from the issuance of common stock of 647,000 shares in July 2014.

Net cash provided by financing activities was $444,000 for fiscal year 2014 which resulted mainly from the sale of 200,000 shares our common stock for $444,000 to Mr. Wang.

Working Capital

Total working capital amounted to $5,530,574 as at December 31, 2014 compared to $3,727,003 as at June 30, 2014. Total current assets increased by $1,559,183 or 31.4% from $4,957,798 as at June 30, 2014 to $6,516,981 as at December 31, 2014. Increase in total current assets is due mainly to an increase in cash and cash equivalents of $1,129,216, increase in accounts receivable of $922,481, increase in advance to suppliers of $584,071, increase in other receivable of $399,514 and increase in prepaid expense-current of $449,385, offset by a decrease in due from related parties of $1,925,484.

Total current liabilities amounted to $986,407 as at December 31, 2014, in comparison to $1,230,795 as at June 30, 2014. Total current liabilities decreased by $244,388 or 19.9% primarily because of a decrease in accounts payable of $185,385 and a decrease in accrued expenses of $145,449, offset by an increase in other current liabilities of $61,808.

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As a result of the overall increase in our current assets, the current ratio increased from 4.03 at June 30, 2014 to 6.61 at December 31, 2014.

We believe that current cash and cash equivalents, and the anticipated cash flow from our operations will be sufficient to meet our anticipated cash needs, including cash needs for working capital and capital expenditures, for at least the next 12 months. We may, however, require additional cash due to changing business conditions or other future developments and will require additional finds to acquire the Vessel. Such funds may be acquired through sales of our securities or loans in an amount representing the difference between the cash portion of the purchase price we pay for and the amount of capital we have available to us. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities or borrow from banks. However, financing may not be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that would restrict our operations and our ability to pay dividends to our shareholders.

Contractual Obligations and Commercial Commitments

We have leased certain office premises under operating leases through August 31, 2019. Below is a summary of our contractual obligations and commitments as of December 31, 2014:

Amount

Twelve months ending December 31,

2015	$156,915
2016	65,154
2017	66,859
2018	68,615
2019	47,213
$404,756

Company Structure

We conduct our operations primarily through our wholly-owned subsidiaries. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. Since approximately June 30, 2014, because of our restructuring and cost reduction initiatives, we no longer provide shipping agency services, or any other services through our VIE structure.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serve as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

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BUSINESS

Overview

We are a shipping agency, logistics and ship management services company. Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. Substantially all of our business is generated from our clients located in China, and our operations are primarily conducted in the PRC and Hong Kong.

Since our inception in 2001 and through fiscal year 2013, our sole business was providing shipping agency services. While we were able to consistently generate net revenues from such business we were not able to achieve profitability as our operating costs and expenses continued to be higher than our net revenues.

Commencing in the latter part of fiscal year 2013 and continuing through fiscal year 2014, we took various actions to restructure our business with the goal of achieving profitability. These actions included lowering our operating costs and expenses, reducing our dependency on our shipping agency business and hiring a new executive vice president and other consultants to assist us in implementing our business restructuring efforts.

Also during the first and second quarters of fiscal year 2014, we expanded our service platform by adding two new services: shipping and chartering services and inland transportation management services. These two new services were added to service certain specific business needs of the Zhiyuan Investment Group who is controlled by Mr. Zhang and who in April 2013, as approved by our Board of Directors and shareholders, purchased from us 1,800,000 shares of our common stock for approximately $3.0 million, resulting in Mr. Zhang becoming our largest shareholder.

We added our shipping and chartering service line to assist the Zhiyuan Investment Group in a specific project of transporting approximately 51,000 tons of chromite from South Africa to China. Thereafter, we added our inland transportation management service line to assist the Zhiyuan Investment Group in its efforts to control the potential commodities loss incurred during the transportation process.

Pursuant to the Asset Purchase Agreement, between us and the selling shareholder, we agreed to acquire the Vessel from the selling shareholder for a purchase price of $10.5 million, of which we paid $2.22 million through the April 10, 2015 issuance of 1.2 million shares of our common stock to the selling shareholder. The acquisition by us is subject to a number of closing conditions described elsewhere in this prospectus.

Company History

We were incorporated as a New York corporation in February 2001 under the name “Sino-Global Shipping Consulting Ltd.” In September 2007, we reincorporated as a Virginia corporation under our current name Sino-Global Shipping America, Ltd.

Since our incorporation through fiscal year 2013, our sole business was to provide our customers with shipping agency services, primarily as a general agent. In fiscal year 2014, we entered into two new segments of the shipping business: shipping and chartering services and inland transportation management services. In September 2014, we added ship management services to our service platform with the acquisition of Longhe Ship Management (HK) Co., Ltd.

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The following diagram illustrates our corporate structure:

Trans Pacific Shipping Ltd. is our wholly owned subsidiary located in China which is the owner of 90% of the equity of Trans Pacific Logistic Shanghai Ltd. We refer to Trans Pacific Shipping Ltd. and Trans Pacific Logistics Shanghai Ltd. collectively as “Trans Pacific.”.

Until fiscal year 2014, because PRC laws and regulations restrict foreign ownership of entities providing shipping agency services, we conducted a substantial portion of our shipping agency services in the PRC through Sino-China, our VIE, which we controlled through contractual arrangements between Sino-China, its shareholders and Trans Pacific. Sino-China is headquartered in Beijing with branches in Qingdao, Xiamen and Fangchenggang and holds the licenses and permits necessary to operate and provide local shipping agency services in the PRC. Through Sino-China, we are able to provide local shipping agency services in all commercial ports in the PRC.

In light of rising operating costs and expenses associated with doing business in China, consecutive years of operating losses reported by Sino-China, and concerns raised by the US regulators over the last few years about VIE structure, we decided to reorganize our shipping agency business in fiscal year 2013. As a result of our reorganization efforts, we reduced our overhead, changed our service mix, stopped providing agency services to Shourong, one of our largest customers, and shifted our shipping agency business operation from Sino-China to our wholly-owned subsidiaries in China and Hong Kong. As a result, since approximately June 2014, none of our revenues have been generated by Sino-China.

 Shipping Agency Business

We provide two types of customized general agency services to our customers: loading/discharging services and protective services. Generally, our loading/discharging services involve the appointment of local agents for the arrangement of ship's berthing/unberthing and loading/unloading operations; while our protective services focus mainly on the issuance of the document - Laytime Statement of Facts after completion of loading. For protective services, we charge customers fixed fees, and the customers are responsible for the payment of port costs and expenses. For loading/discharging services, our customers pay us an inclusive fee out of which we pay the port charges on our customers’ behalf. We generally require payments in advance from customers and bill them the balances within 30 days after the transactions are completed.

We believe the most significant factors that directly or indirectly affect our shipping agency service revenues are:

·	the number of ships to which we provide port loading/discharging services;
·	the size and types of ships we serve;

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·	the type of services we provide;
·	the rate of service fees we charge;
·	the number of ports at which we provide services; and
·	the number of customers we serve.

During fiscal year 2014, we served a total of 312 ships: 60 related to loading/discharging services (loading raw materials such as iron ore or coal) from Brazilian, South African, Australian and Canadian ports to China); and 252 related to protective services where we served as owner's protecting agent for 30 Chinese ports.

In fiscal year 2014, our shipping agency business generated net revenues of approximately $7.5 million and gross profit of approximately $1.5 million. For the six and three months ended December 31, 2014, our shipping agency business generated net revenues of approximately $3.3 million and $1.7 million, respectively, and gross profit of approximately $0.7 million and $0.3 million, respectively.

Shipping and Chartering Services

In September 2013, we entered into a shipping and chartering service agreement with the Zhiyuan Investment Group pursuant to which we assisted the Zhiyuan Investment Group in the transportation of approximately 51,000 tons of chromite ore from South Africa to China which resulted in net revenues of approximately $1.9 million and gross profit of approximately $0.6 million to us in fiscal year 2014. We did not provide any shipping and chartering services to any customers in the six months ended December 31, 2014.

Our shipping and chartering services include the arrangement of appropriate commercial vessels to transport our customer’s products and the appointment of respective vessel and port agents. Fees for shipping and chartering services are usually based upon the material and tonnage to be shipped.

Inland Transportation Management Services

In September 2013, we entered into an inland transportation management service contract with the Zhiyuan Investment Group pursuant to which we agreed to provide certain advisory services designed to control potential commodities loss during the transportation process. Working closely with the Zhiyuan Investment Group’s logistics department, our inland transportation management services segment generated net revenues of approximately $2.2 million and gross profit of approximately $1.9 million in fiscal year 2014. For the six and three months ended December 31, 2014, our inland transportation management services generated revenues of approximately $2.2 million and $1.3 million, respectively, and for the six and three months ended December 31, 2014 such services generated gross profit of approximately $1.9 million and $1.1 million, respectively.

Our inland transportation management services are focused on optimizing the local transportation process and controlling the potential commodities loss as they are being transported from port to warehouse to final customer destination. Generally this involves evaluating available transport services, usually rail or truck and determining which provides the most cost effective solution. The fees that we receive for these services are based upon the material and the tonnage shipped.

Together, shipping and chartering services and inland transportation management services accounted for 35.4% of our total revenues and 62.4% of our gross profit in fiscal year 2014.

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Ship Management Services

In September 2014, we acquired LSM, a ship management service company based in Hong Kong from Mr. Wang. Since we acquired LSM in September 2014 and through and including December 31, 2014, LSM provided ship management services solely to seven vessels and outsourced the actual ship management duties (which include among other things, crew, technical and insurance arrangements) to Qingdao Longhe Ship Management Services Co., Ltd., a company controlled by Mr. Wang. The ship management services generated revenues of $190,095 from September 8, 2014, the closing of the acquisition of LSM, through December 31, 2014 and $142,508 for the three months ended December 31, 2014.

Sales and Marketing

To date, we do not have a formal sales and marketing plan, but rather have obtained our business through “word-of-mouth” and our existing business relationships in China.

Market Background

According to the National Bureau of Statistics of the PRC, China’s nominal GDP grew at a compound annual growth rate of 15.8% between 1980 and 2013 and reached RMB 56.9 trillion in 2013. Adjusted for inflation, China’s real GDP maintained an average annual growth rate of 9.9% between 1980 and 2013, significantly outpacing the world’s other major economies, such as the United States, Japan, India and Germany. Since 2010, China has been the world’s second largest economy behind the United States.

Source: National Bureau of Statistics of the PRC

Source: National Bureau of Statistics of the PRC

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Growth of foreign trade, including both exports and imports, has been a major component supporting China’s rapid economic expansion over the past thirty plus years. According to data compiled by National Bureau of Statistics and General Administration of Customs of the PRC, China became the world’s biggest trading nation in 2012, with the total value of exports and imports reaching $3.87 trillion and surpassing those of the United States. In 2013, the total value of exports and imports for China further increased 7.6% to $4.16 trillion, with exports growing 7.9% to $2.21 trillion and imports growing 7.3% to $1.95 trillion. As a result of the rapid expansion of international trade between China and other countries, the shipping industry in China has also grown.

Source: National Bureau of Statistics of the PRC; General Administration of Customs of the PRC

The evolution of the shipping agency and logistics businesses in the PRC has followed that of the shipping industry in general. China’s shipping industry with its relatively short modern history of only 60 plus years, is very different from its counterparts in the US and Europe, as highlighted by a lack of information transparency, lack of standardized port operations, and Chinese governmental restrictions on foreign shipping companies.

We believe that as a seasoned shipping agent and NASDAQ-listed company with extensive business relationships both in China and overseas, we are well positioned between the state-owned agency giants and local agents to provide our customers with economical yet customized general shipping agency services.

Customers

Since our initial public offering in 2008, our revenues have come primarily from a few key customers. Prior to the restructuring of our shipping agency business in fiscal year 2014, a significant portion of our revenues were driven by Shourong. In light of our strategic relationship with the Zhiyuan Investment Group that began with the signing of a 5-year global logistics service agreement in June 2013, we expanded our business platform to include shipping and chartering services and inland transportation management services. Revenues from these two new services provided to the Zhiyuan Investment Group amounted to approximately $4.1 million or approximately 35% of total net revenues for fiscal year 2014. For the six months ended December 31, 2014, three customers, Tengda Northwest Ferro-alloy Co., Ltd., Tianjin Beichen Zhiyuan Chemical Factory, and BAO NYK Shipping Pte. Ltd. accounted for approximately 21%, 19% and 13% of our revenues, respectively; and for the same period in 2013, two customers, Tianjin Beichen Zhiyuan Chemical Factory and BAO NYK Shipping Pte. Ltd accounted for approximately 40% and 16% of our revenues, respectively; and for the three months ended December 31, 2014, Tianjin Beichen Zhiyuan Chemical Factory, Tengda Northwest Ferro-alloy Co., Ltd., and Neu Seeschiffshrt GmbH accounted for approximately 23%, 19% and 14% of our revenues, respectively; and for the same period in 2013, Tianjin Beichen Zhiyuan Chemical Factory, and Monson Agency Singapore Co. Ltd accounted for approximately 18% and 15% of our revenues, respectively. For fiscal year 2014, two customers, the Zhiyuan Investment Group and BAO NYK Shipping Pte. Ltd. accounted for approximately 35% and 18% of our revenues, respectively. For fiscal year 2013, approximately 63% of our net revenues were from Shourong.

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Vendors

Much of our operations consist of working directly with our customers to understand in detail their needs and expectations and then managing local vendors to ensure that our customers’ needs are met. For the six months ended December 31, 2014, three vendors, Monson Agencies Australia Pty Ltd, Wilson Sons Agencia Maritima Ltd, and ACGI Shipping Inc accounted for approximately 60%, 16% and 12% of the total cost of our revenues, respectively, and for the six months ended December 31, 2013, two vendors, Tianjin Beichen Zhiyuan Chemical Factory and Wilson, Sons, Agencia Maritima Ltd. accounted for approximately 31% and 18% of the total cost of revenues, respectively; and for the three months ended December 31, 2014, Monson Agencies Australia Pty Ltd, and Wilson Sons Agencia Maritima Ltd accounted for approximately 72% and 14% of the total cost of revenues, respectively, and for the three months ended December 31, 2013, Tianjin Beichen Zhiyuan Chemical Factory and ACGI Shipping Inc. accounted for approximately 73% and 12% of the total cost of revenues, respectively. For fiscal year 2014, two vendors, Wilson, Sons, Agencia Maritima Ltda. and ACGI Shipping Inc. accounted for approximately 21% and 12% of the total cost of revenues, respectively; and for fiscal year 2013, two vendors, Tangshan Hengye Shipping Agent Co., Ltd. and China Shipping Agency Qinhuangdao Co., Ltd. accounted for approximately 22% and 10% of the total cost of our revenues.

Competition

The market segments that we serve do not have high entry barriers. As a small company with limited resources we face intense competition in the PRC.

We believe that there are hundreds of licensed shipping agencies in China. At present, the state-owned shipping agency companies, namely Penavico, Sinoagent, CSA and Cosa, still dominate China’s shipping agency industry, combining to generate majority of the revenues in the industry. Our ability to be successful in our industry depends on our ability to compete effectively with companies that may be better capitalized than we are or may provide shipping agency services we do not or cannot provide to our customers. While China’s shipping agency industry has a variety of small shipping agencies, our primary competitors are Penavico, Sinoagent and CSA. These companies are state-owned in part and much larger than we are and derive significantly more revenue from shipping agency services in China.

•    Penavico . Founded in 1953, Penavico is the oldest and largest state-owned shipping agency in China. Beginning in 1955, Penavico took over China’s shipping agency business from the foreign agents that previously did business in China and, until 1985, Penavico was the only shipping agency operating in China. Penavico now has more than 80 local agencies and 300 business networks across China. Penavico maintains offices in America, Europe, Japan, Korea, Singapore and Hong Kong. Penavico’s shipping agency business, bulk ships and container ships currently account for approximately 40% of China’s market.

•    Sinoagent . Sinoagent was formed in 1985 as a specialized subsidiary of Sinotrans Limited Company (“Sinotrans”), a company that provides integrated ocean transportation, land transport, airfreight, warehousing, express services, shipping agency and freight forwarding services. Due to its relationship with Sinotrans, Sinoagent is able to provide a seamless, integrated set of services to its customers. Sinoagent is the second largest state-owned shipping agency and has approximately 30% of shipping agency market in China.

•    CSA . CSA, established in 1997, and an affiliate of China Shipping Group, specializes in the shipping agency business for both domestic and international vessels and other related businesses such as cargo agency and customs declaration. With its headquarters in Shanghai, CSA has set up more than 54 subsidiaries in major ports along the national coastline, the Yangtze River and the Pearl River of China. The subsidiaries undertake shipping agency business as well as cargo agency business and customs declaration etc. for both Chinese and foreign vessels navigating among the international lines and the vessels calling HK, Macao, Taiwan areas, and the coastlines and other water areas of China.

We believe that the three shipping agents’ primary strengths include the following:

•  the establishment of a complete port network in mainland China;

•  the presence of a large base of clients; and

•  the availability of funding and financial support from state-owned financial institutions.

With respect to the shipping and chartering services and inland transportation management services, our competition are local companies that have good business relationships and a mature business platform. We are a new market entrant and until we master the tricks of the trade and enhance our operational efficiency, it is difficult to be profitable without the support of Zhiyuan.

Regulations on Foreign Exchange

Foreign Currency Exchange. Pursuant to the Foreign Currency Administration Rules promulgated in 1996, as amended in 2007 and 2008, and various regulations issued by State Administration of Foreign Exchange (“SAFE”), and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade related receipts and payments, interests and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from SAFE or its provincial branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

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Dividend Distribution. The principal regulations governing divided distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•  Wholly Foreign-Owned Enterprise Law (1986), as amended;

•  Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•  Sino-Foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•  Sino-Foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Regulation of foreign exchange in certain onshore and offshore transactions . Under recent notices issued by SAFE, PRC residents are required to register with and receive approvals from SAFE in connection with offshore investment activities. SAFE has stated that the purpose of these notices is to ensure the proper balance of foreign exchange and the standardization of cross-border flow of funds.

In January 2005, SAFE issued a notice stating that SAFE approval is required for any sale or transfer by PRC residents of a PRC company’s assets or equity interests to foreign entities in exchange for the equity interests or assets of the foreign entities. The notice also states that, when registering with the foreign exchange authorities, a PRC company acquired by an offshore company must clarify whether the offshore company is controlled or owned by PRC residents and whether there is any share or asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another notice further explaining and expanding upon the January notice. The April notice clarified that, where a PRC company is acquired by an offshore company in which PRC residents directly or indirectly hold shares, such PRC residents must (i) register with the local SAFE branch regarding their respective ownership interests in the offshore company, even if the transaction occurred prior to the January notice, and (ii) file amendments to such registration concerning any material events of the offshore company, such as changes in share capital and share transfers. The April notice also expanded the statutory definition of the term “foreign acquisition,” making the notices applicable to any transaction that results in PRC residents directly or indirectly holding shares in the offshore company that has an ownership interest in a PRC company. The April notice also provided that failure to comply with the registration procedures set forth therein may result in the imposition of restrictions on the PRC company’s foreign exchange activities and its ability to distribute profits to its offshore parent company.

On October 21, 2005, SAFE issued a new public notice concerning PRC residents’ investments through offshore investment vehicles. This notice took effect on November 1, 2005 and replaces prior SAFE notices on this topic. According to the November 2005 notice:

•  any PRC resident that created an off-shore holding company structure prior to the effective date of the November notice must submit a registration form to a local SAFE branch to register his or her ownership interest in the offshore company on or before May 31, 2006;

•  any PRC resident that purchases shares in a public offering of a foreign company would also be required to register such shares an notify SAFE of any change of their ownership interest; and

•  following the completion of an off-shore financing, any PRC shareholder may transfer proceeds from the financing into China for use within China.

In accordance with the October 2005 notice, on December 12, 2007, Mr. Lei Cao obtained appropriate registration from their local SAFE offices.

Employees

As of December 31, 2014, we had 16 employees, 8 of whom are based in China. Of the total, 3 are in management, 4 are in operations, 5 are in financial affairs, and 4 are in administration and technical support. We believe that our relationship with our employees is good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Properties

We currently rent four facilities in the PRC, Hong Kong and the United States. Our PRC headquarters is in Beijing, and our US headquarters is in New York.

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Office	Address	Rental Term	Space
Beijing, PRC	Room 502, Tower C YeQing Plaza No. 9, Wangjing North Road Chaoyang District Beijing, PRC 100102	Expires 12/14/15	160 m [2]

Shanghai, PRC	Rm 12B1/12C, No.359 Dongdaming Road, Hongkou District, Shanghai, PRC 200080	Expires 05/31/2015	145 m [2]

New York, USA	1044 Northern Boulevard, Roslyn, New York 11576-1514	Expires 08/31/2019	179 m [2]

Hong Kong	20/F, Hoi Kiu Commercial Building, 158 Connaught Road Central, HK	Expires 05/17/2015	77 m [2]

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position

Lei Cao	51	Chief Executive Officer and Director
Anthony S. Chan	51	Acting Chief Financial Officer and Director
Zhikang Huang	38	Chief Operating Officer
Jing Wang	67	Independent Director
Tieliang Liu	55	Independent Director
Ming Zhu	56	Independent Director

Lei Cao, Chief Executive Officer and Director. Mr. Cao founded our Company in 2001 and since that time he has served as our Chief Executive Officer and a director. Prior to founding our Company, Mr. Cao was a Chief Representative of Wagenborg-Lagenduk Scheepvaart BV, Holland, from 1992 – 1993, Director of the Penavico-Beijing’s shipping agency from 1987 through 1992, and a seaman for Cosco-Hong Kong from 1984 through 1987. Mr. Cao received his EMBA degree in 2009 from Shanghai Jiao Tong University.

Anthony S. Chan, acting Chief Financial Officer, Executive Vice President and Director. Mr. Chan has served as our acting Chief Financial Officer, Executive Vice President and a director since 2014. Mr. Chan is a seasoned CPA licensed in New York with over 25 years of professional experience in auditing and SEC reporting, mergers and acquisitions (M&A), SOX compliance, internal controls and risk management. Mr. Chan has advised and audited public companies and privately-held organization across various industries including manufacturing, shipping, media and publishing, entertainment, communications, insurance, and real estate. Prior to joining Sino-Global, Mr. Chan was an audit partner specializing in the delivery of assurance and advisory services to public companies with operations in China. From 2012 until 2013, he was an audit partner with UHY LLP. From 2011 until 2012, he was an audit partner at Friedman LLP. From 2007 through 2011, he was a partner at Berdon LLP, an auditing firm. In addition, Mr. Chan was a former divisional CFO for a publicly traded company and had spent more than a decade at Big Four accounting firms delivering assurance and M&A consulting services. His international experience also includes providing financial due diligence for strategic and financial buyers on various cross-border opportunities in mainland China, Taiwan, Finland, Mexico, and Puerto Rico. Mr. Chan currently also serves as an independent director of Aoxin Tianli Group, Inc. (Nasdaq: ABAC), a member of the Board of Directors of the New York State Society of Certified Public Accountants, and a member of the editorial board for The CPA Journal.

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Zhikang Huang , Chief Operating Officer. Mr. Huang has served as our Chief Operating Officer since 2010. Prior to 2010, he served as Director of Sino-Global Shipping Australia Pty Ltd., for which he was responsible for regional operations, marketing and regulation oversight. From 2006 through 2010, Mr. Huang served as our Company’s Vice President, with duties focused on company operation and strategy, international shipping and marketing. From 2004 through 2006, Mr. Huang served as our Company’s Operations Manager, and from 2002 through 2004, he served as an operator with our Company. Mr. Huang obtained his degree in English from Guangxi University in 1999.

Jing Wang, Independent Director. Mr. Wang has served as a member of our Board of Directors since 2007. Mr. Wang currently serves as Chief Economist to China Minsheng Banking Corp., Ltd. and has held this position since December 2002. Mr. Wang was a Chinese Project Advisor for the World Bank from 1990 until 1994. From 1998 through 2000, Mr. Wang was the vice director of Tianjin Security and Futures Supervision Office, in charge of initial public offerings and listing companies. Mr. Wang is an independent director for Tianjin Binhai Energy & Development Co. Ltd., (Shenzhen Stock Exchange: 000695); Tianjin Marine Shipping Co., Ltd. (Shanghai Stock Exchange: 600751); and ReneSola Company (London Stock Exchange: SOLA). Mr. Wang received a Bachelor degree in Economics from Tianjin University of Finance and Economics.

Tieliang Liu, Independent Director. Dr. Liu has served as a member of our Board of Directors since 2013. Dr. Liu currently serves as the vice president in charge of accounting and finance to China Sun-Trust Group Ltd. and has held this position since 2001. Dr. Liu was a financial controller for Huaxing Group Ltd from 1998 to 2001. From 1996 through 1998, he was the chief accountant of China Enterprise Consulting Co., Ltd. Before working in industry, Dr. Liu taught accounting and finance in a university for more than ten years and has published tens of books and articles. Dr. Liu is a CPA in China. He received a PhD, master and bachelor degrees from Tianjin University of Finance and Economics.

Ming Zhu, Independent Director. Mr. Zhu has served as a member of our Board of Directors since 2014. Mr. Zhu has been an international business consultant with RMCC Investment LLC, a Richmond, Virginia based consulting firm, since 1994. Mr. Zhu holds a master's degree in tourism and business from Virginia Commonwealth University. Mr. Zhu has also served as an independent director at eFuture Information Technology Inc. since 2007 and as an independent director of Tri-Tech Holding, Inc. since 2012.

Staggered Board

Our First Amended and Restated Articles of Incorporation provides for a staggered term Board of Directors consisting of no less than 5 and no more than 9 directors, with the classification of the Board of Directors into three classes (Class I, Class II and Class III), as nearly equal in number as possible. If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Compensation Committee, and Corporate Governance Committee. Our Board of Directors appoints the members of each Committee.

Audit Committee

The primary responsibility of the Audit Committee is to assist the Board of Directors in monitoring the integrity of the Company’s financial statements and the independence of its external auditors. The current members of the Audit Committee are Tieliang Liu, Jing Wang and Ming Zhu. We believe that each of the current members of the Audit Committee is independent and that Tieliang Liu, who is the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” in accordance with applicable NASDAQ Capital Market listing standards.

Our Board of Directors has adopted a written charter for the Audit Committee which is available on the Company’s website ( www.sino-global.com ) or directly at the following link: http://media.corporate-ir.net/media_files/irol/22/221375/corpgov/AuditCommCharte09272008.pdf.

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Compensation Committee

The Compensation Committee’s principal responsibilities include:

·	Making recommendations to our Board of Directors concerning executive management organization matters generally;

·	In the area of compensation and benefits, making recommendations to the Board of Directors concerning employees who are also directors of the Company, consult with the CEO on matters relating to other executive officers, and make recommendations to the Board of Directors concerning policies and procedures relating to executive officers; provided, however, that the Compensation Committee has full decision-making powers with respect to compensation for executive officers to the extent such compensation is intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code;

·	Making recommendations to our Board of Directors regarding all contracts of the Company with any officer for remuneration and benefits after termination of regular employment of such officer;

·	Making recommendations to our Board of Directors concerning policy matters relating to employee benefits and employee benefit plans, including incentive compensation plans and equity based plans; and

·	Administering our formal incentive compensation programs, including equity based plans.

The current members of the Compensation Committee are Ming Zhu, Tieliang Liu, and Jing Wang, who is the Chairman of the Compensation Committee.

Corporate Governance Committee

The Corporate Governance Committee’s primary responsibilities include the following:

·	Identify individuals qualified to become members of the Board of Directors and to make recommendations to the Board of Directors with respect to candidates for nomination for election at the next annual meeting of shareholders or at such other times when candidates surface and, in connection therewith, consider suggestions submitted by shareholders of the Company;

·	Determine and make recommendations to the Board of Directors with respect to the criteria to be used for selecting new members of the Board of Directors;

·	Oversee the process of evaluation of the performance of the Company’s Board of Directors and committees;

·	Make recommendations to the Board of Directors concerning the membership of committees of the Board and the chairpersons of the respective committees;

·	Make recommendations to the Board of Directors with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board or on its committees; and

·	Evaluate Board and committee tenure policies as well as policies covering the retirement or resignation of incumbent directors.

The current members of the Corporate Governance Committee are Ming Zhu, who is the Chairman of the Corporate Governance Committee, Tieliang Liu and Jing Wang.

Director Independence

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15).

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement. None of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Board Leadership Structure

Mr. Lei Cao currently holds both the positions of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that Mr. Cao’s service as both Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its shareholders. Mr. Cao possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, customers and suppliers.

We do not have a lead independent director because as a smaller public company, we believe it is in the Company’s best interest to allow the Company to benefit from the guidance from key members of management and because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company as such we deem it appropriate to be able to benefit from the guidance of Mr. Cao as both our Chief Executive Officer and Chairman of the Board.

Risk Oversight

Our Board of Directors plays a significant role in our risk oversight. The Board of Directors is involved in the review and approval of all key transactions and makes all relevant Company decisions, including those relating to material contracts with the Zhiyuan Investment Group. As such, it is important for us to have our Chief Executive Officer serve on the Board as he plays a key role in the risk oversight of the Company. As a smaller reporting company with a small Board of Directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

EXECUTIVE COMPENSATION

The Summary Compensation Table below sets forth information regarding the compensation awarded to or earned by our named executive officers for our fiscal years 2014 and 2013. As of the date of this prospectus, the salary compensation provided to our named executives in 2015 is the same as was provided in 2014.

The following table shows the annual compensation paid by us to Mr. Lei Cao, our Principal Executive Officer, Mr. Anthony S. Chan, our Acting Chief Officer and Mr. Zhikang Huang, our Chief Operating Officer, for our fiscal years 2014 and 2013. No other executive officer had total compensation during either of such fiscal year more than $100,000.

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Summary Compensation Table

Name	Year	Salary	Bonus		Securities-based Compensation	All other compensation	Total
		US$	US$		US$	US$	US$
Lei Cao, Principal Executive Officer	2014	180,000	—		—	—	180,000
	2013	150,811	—		—	—	150,811

Anthony S. Chan, Acting Chief Financial Officer	2014	150,000	100,000	(1)	—	—	250,000
	2013	—	—		—	—	—	(2)

Zhikang Huang, Chief Operating Officer	2014	100,000	—		—	—	100,000
	2013	60,000	—		—	—	60,000

(1)	Represents a one-time hiring bonus.
(2)	Mr. Chan was hired in September 2013 and received no compensation in fiscal 2013.

Outstanding Equity Awards of our Executive Officers

As of December 31, 2014, we had three named executive officers, Mr. Lei Cao, our Chief Executive Officer, Mr. Anthony S. Chan, our Acting Chief Financial Officer, and Mr. Zhikang Huang, our Chief Operating Officer. As of the date of this prospectus, no equity awards have been granted to any such persons in fiscal year 2015.

Option Awards (1)

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised Unearned options (#)	Option exercise price ($)	Option expiration date
(a)	(b)	(c)	(d)	(e)	(f)
Lei Cao, Principal Executive Officer	36,000	—	—	$7.75	May 19, 2018
Anthony S. Chan, Acting Chief Financial Officer	—	—	—	—	—
Zhikang Huang, Chief Operating Officer	—	—	—	—	—

(1)	Our Company has not made any stock awards to any named executive officer. For this reason, we have excluded the following columns from this table: (g) Number of shares or units of stock that have not vested (#); (h) Market value of shares of units of stock that have not vested ($); (i) Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#); and (j) Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($).

Employment Agreements with the Company’s Named Executive Officers

The Company has employment agreements with each of Mr. Lei Cao, Mr. Anthony S. Chan and Mr. Zhikang Huang. These employment agreements provide for one-year terms that extend automatically in the absence of termination provided at least 60 days prior to the anniversary date of the agreement. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to provide at least 30 days’ prior notice. In such case during the initial term of the agreement, we would need to pay such executive (a) in the absence of a change of control, one-time the then applicable annual salary of such executive or (b) in the event of a change of control, one-and-a-half times the then applicable annual salary of such executive. In the event of termination due to death or disability, the payment is equal to two times the executive’s salary.

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We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Equity Compensation Plan Information

2014 Share Incentive Plan

In December 2013, our Board of Directors adopted the 2014 Share Incentive Plan (the “2014 Plan”), which was approved by shareholders at our 2014 Annual Meeting of Shareholders on January 21, 2014. The 2014 Plan provides for the grant of incentive stock options, nonqualified stock options and common stock awards. The plan authorizes a new pool of 10,000,000 shares of our common stock and securities exercisable for or convertible into our common stock.

The 2014 Plan is administered by the Compensation Committee of our Board of Directors. The 2014 Plan provides our Compensation Committee with flexibility to design compensatory awards that are responsive to our strategic and business needs. Subject to the terms of the 2014 Plan, the Compensation Committee has the discretion to determine the terms of each award. The Compensation Committee may delegate to one or more of our officers the authority to grant awards to individuals who are not our directors, executive officers or 5% shareholders.

2008 Incentive Plan

In 2008, our Board of Directors and shareholders approved the 2008 Incentive Plan. Our 2008 Incentive Plan established a pool for stock options for our employees. Options granted under our 2008 Incentive Plan vest at a rate of 20% per year for five years and have exercise prices equal to the market price of our common stock on the date the options are granted. The number of shares of our common stock that may be issued under our 2008 Incentive Plan is 302,903 shares.

The below table reflects, as of December 31, 2014, the number of shares of our common stock authorized by our shareholders to be issued (directly or by way of issuance of securities exercisable for or convertible into) as incentive compensation to our officers, directors, employees and consultants.

Plan category	Number of vested shares or units of stock issued (a)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (b)	Weighted-average exercise price of outstanding options, warrants and rights (c)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (b))
Equity compensation plans approved by security holders	600,000	66,000	$6.88	9,636,903	(1)
Equity compensation plans not approved by security holders		—	—	—

(1)	Pursuant to our 2008 Incentive Plan, we are authorized to issue options to purchase 302,903 shares of our common stock. All of the 66,000 outstanding options disclosed in the above table are taken from our 2008 Incentive Plan. Pursuant to our 2014 Plan, we are authorized to issue, in the aggregate, 10,000,000 shares of our common stock or other securities convertible or exercisable for common stock. We have not issued any options or convertible securities into our 2014 Plan; however, we issued 600,000 shares of our common stock to two consultants to our Company under our 2014 Plan. Accordingly, we may issue options to purchase 236,903 shares of our common stock under our 2008 Incentive Plan, and we may issue 9,400,000 shares of our common stock or other securities convertible or exercisable for our common stock under our 2014 Plan.

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Limitation of Director and Officer Liability

Pursuant to our First Amended and Restated Articles of Incorporation and Bylaws, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in Virginia or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Director Compensation (1)

Name	Fees earned or paid in cash ($)	All other compensation ($) (2)	Total ($)
Dennis O. Laing (3)	20,000	—	20,000
Tieliang Liu	20,000	—	20,000
Jing Wang	20,000	—	20,000
Ming Zhu (4)	0	—	0

(1)	This table does not include Mr. Lei Cao, our Principal Executive Officer, or Mr. Mingwei Zhang, our prior Principal Financial and Accounting Officer, who were both directors and named executive officers, because Mr. Cao’s compensation is fully reflected in the Summary Compensation Table and because Mr. Zhang received no payment solely because of his service as a director during fiscal year 2014.
(2)	We did not grant any stock awards, option awards, non-equity incentive plan compensation awards or nonqualified deferred compensation earnings awards to any of our directors in fiscal year 2014; accordingly, we have excluded such columns from the above table. We granted options to purchase 10,000 shares of our common stock to each of Mr. Dennis Laing and Mr. Jing Wang on May 20, 2008. We granted options to purchase 10,000 shares of our common stock to Mr. Tieliang Liu on January 31, 2013. No value is reflected for the awards in this table because the grant date fair value of all grants was reflected in the year of the applicable grant.
(3)	Mr. Laing retired as a director effective as of August 15, 2014.
(4)	Mr. Ming Zhu joined our Board of Directors on August 15, 2014 and thus received no compensation as a director in fiscal 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2013, as approved by our Board of Directors and shareholders, Mr. Zhang purchased 1,800,000 shares of our common stock for approximately $3 million, which as of the date of this prospectus represents approximately 24% of our issued and outstanding common stock, resulting in Mr. Zhang becoming our largest shareholder. As a result of Mr. Zhang’s desire to find business opportunities that would mutually benefit us and the Zhiyuan Investment Group, a company controlled by Mr. Zhang, which owns a number of businesses in China, in June 2013, we signed a 5-year Global Logistic Service Agreement with two parties, one of which was the Zhiyuan Investment Group and the other was Tewoo. Thereafter, during the quarter ended September 30, 2013, we executed a shipping and chartering services agreement with the Zhiyuan Investment Group, pursuant to which we assisted the Zhiyuan Investment Group in the transportation of approximately 51,000 tons of chromite ore from South Africa to China; and in September 2013, we executed an inland transportation management service contract with the Zhiyuan Investment Group pursuant to which we agreed to provide certain advisory services and assist the Zhiyuan Investment Group in attempting to control its potential commodities loss during the transportation process. On a one time basis, we executed a one year short-term loan agreement with the Zhiyuan Investment Group, effective January 1, 2014, to facilitate the working capital needs of the Zhiyuan Investment Group. As of June 30, 2014, the net amount due to us from the Zhiyuan Investment Group was $2,920,950 consisting of funds borrowed from us pursuant to the short-term loan agreement and trade receivables due us from the Zhiyuan Investment Group. In September 2014, we collected approximately $2.7 million from the Zhiyuan Investment Group, representing full repayment of all funds borrowed by the Zhiyuan Investment Group from us pursuant to the short-term loan agreement and the payment to us of approximately $1.6 million of outstanding trade receivables. In October 2014, we collected approximately $384,000 from the Zhiyuan Investment Group to reduce the outstanding trade receivables due to us from the Zhiyuan Investment Group. During the six months ended December 31, 2014, we continued to provide inland transportation management services to the Zhiyuan Investment Group. The net amount due to us from the Zhiyuan Investment Group at December 31, 2014 was $995,587 of trade receivables.

49

In May 2014, we signed a strategic agreement with Qingdao Zhenghe Shipping Group Limited (“Zhenghe”), to jointly explore mutually beneficial business development opportunities. Zhenghe is a PRC company to which Mr. Wang is the majority shareholder. To demonstrate the commitment by Zhenghe to its business relationship with us, in June 2014, as approved by our Board of Directors, Mr. Wang, through a company owned by him, purchased 200,000 shares of our common stock for $444,000, resulting in Mr. Wang owning as of the date of this prospectus, approximately 2.98% of our issued and outstanding common stock. In September 2014, as approved by our Board of Directors, we acquired LSM, a ship management company based in Hong Kong from Mr. Wang. LSM managed seven vessels and outsourced the actual ship management duties (which include among other things, crew, technical and insurance arrangements) to Qingdao Longhe Ship Management Services Co., Ltd., a company controlled by Mr. Wang. The ship management services generated revenues of $190,095 from September 8, 2014 through December 31, 2014 and $142,508 of revenues for the three months ended December 31, 2014.

As of December 31, 2014 and June 30, 2014, the Company is owed $252,694 and $252,815, respectively, from Sino-G Trading Inc. (“Sino-G”), an entity that is owned by the brother-in-law of the Company’s CEO. Sino-G previously acted as a funds transfer agent for the Company’s services in Tianjin, PRC. In accordance with a repayment agreement between the Company and Sino-G, the $252,694 owed to us by Sino-G is expected to be repaid in full during fiscal year 2015.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, and the anticipated beneficial ownership percentages immediately following this offering, of:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our outstanding shares of common stock.

Each shareholder’s percentage ownership before the offering is based on 7,400,841 shares of our common stock outstanding as of the date of this prospectus. Each shareholder’s percentage ownership after the offering is based on 7,400,841 shares of our common stock outstanding immediately after the completion of this offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Except as otherwise set forth below, the address of the beneficial owner is c/o Sino-Global Shipping America, Ltd., 1044 Northern Blvd, Roslyn, New York 11576-1514.

50

	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned
Director and Executive Officers:		Before Offering (%)	After Offering (%)

Mr. Lei Cao(1)	1,366,040	18.37	18.37

Mr. Anthony S. Chan	0	*	*

Mr. Zhikang Huang	0	*	*

Mr. Jing Wang (2)	10,000	*	*

Mr. Tieliang Liu (3)	2,000	*	*

Mr. Ming Zhu	0	*	*

All Current Officers and Directors as a group (5 persons)	1,378,040	18.50	18.50

5% Shareholders:

Rong Yao International Shipping Limited(4)	1,200,000	16.21	-0-

Mr. Zhong Zhang(5)	1,800,000	24.32	24.32

Mr. Daniel E. Kern(6)	389,100	5.26	5.26

______________

*             Less than 1%.

(1)	Includes 36,000 shares of our common stock issuable upon exercise of stock options owned by such person.
(2)	Consists of 10,000 shares of our common stock issuable upon exercise of stock options owned by such person.
(3)	Consists of 2,000 shares of our common stock issuable upon exercise of stock options owned by such person.
(4)	Rong Yao International Shipping Ltd., a Hong Kong corporation is the selling shareholder of 1.2 million shares of our common stock issued by us to such person pursuant to the Asset Purchase Agreement related to the proposed acquisition by us of the Vessel. Excludes up to an aggregate of approximately 1,622,000 additional shares of our common stock that we may issue to the selling shareholder, subject to approval by our shareholders as required by NASDAQ, to pay up to $4.0 million of the remaining $8.3 million of the Vessel purchase price with each such share having and agreed upon value of $1.85. We have been informed by the selling shareholder, that the selling shareholder is owned solely by Zhou Shan City Xin Mao Digital Electronics Co., Ltd., a PRC company (“Zhou Shan”), and that the selling shareholder and Zhou Shan each have voting and dispositive power of all such 1.2 million shares of our common stock, and the selling shareholder’s principal place of business is Room D, 101F, Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong.
(5)	Mr. Zhong Zhang’s address is c/o Tianjin Zhiyuan Investment Group Co., Ltd, 10th Floor, Tianwu Huaqing Building, No.22, Jinrong Road, Dasi Industrial Park, Xiqing District Economic Development Zone, Tianjin City, P.R. China, 300385.
(6)	Mr. Kern’s address is 1027 Goldenrod Ave., Corona Del Mar, CA 92625. We have been advised that Mr. Kern owns 176,200 shares of our common stock in his name, 187,900 shares of our common stock in the Daniel E. Kern ROTH IRA, and 25,000 shares of our common stock through Kern Asset Management. We have been advised that Mr. Kern maintains sole voting and dispositive power of all of such shares of our common stock.

51

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of our common stock, without par value per share, and 2,000,000 shares of our preferred stock, without par value per share. As of the date of this prospectus, 7,400,841 shares of our common stock are issued and outstanding, and no shares of our preferred stock are issued and outstanding. The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our First Amended and Restated Articles of Incorporation and Bylaws.

Common Stock

Holders of our common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued shares of our preferred stock. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of shares of our common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of our company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our First Amended and Restated Articles of Incorporation authorizes the issuance of shares of our preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of our preferred stock up to the limit of our authorized but unissued shares of our preferred stock and to fix: (1) the number of shares constituting such series and the designation of such series, (2) the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and (3) any qualifications, preferences, limitations or restrictions pertaining to such series; all of which may be fixed by our Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series duly adopted by our Board of Directors.

The provisions of a particular series of our authorized preferred stock, as designated by our Board of Directors, may include restrictions on the payment of dividends on our common stock. Such provisions may also include restrictions on our ability to purchase shares of our common stock or to purchase or redeem shares of a particular series of our authorized preferred stock. Depending upon the voting rights granted to any series of our authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of our common stock. In the event we dissolve, liquidate or wind up our business, whether voluntarily or involuntarily, the holders of our preferred stock, if any, will receive, in priority over the holders of our common stock, any liquidation preference established by our Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for our preferred stock, the liquidation preference of our preferred stock and other matters, the issuance of our preferred stock could result in a reduction in the assets available for distribution to the holders of our common stock in the event we liquidate.

52

PLAN OF DISTRIBUTION

The 1.2 million shares covered by this prospectus may be offered and sold from time to time by the selling shareholder in any legal manner selected by the selling shareholder. The term “selling shareholder” includes pledgees, donees, transferees or other successors in interest to any of the 1.2 million shares received by any such persons after the date of this prospectus from the selling shareholder as a pledge, gift or other non-sale transfer. The number of shares beneficially owned by the selling shareholder will decrease as, when and if the selling shareholder effects any such transfers. The plan of distribution for the 1,200,000 shares being offered by the selling shareholder hereby will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders hereunder. To the extent required by law, we may amend and/or supplement this prospectus from time to time to describe any changes to this plan of distribution.

The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder has advised us that it may sell all its shares in one or more transactions at fixed prices, prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of any such sale or at privately negotiated prices. The selling shareholder may also make sales in negotiated transactions. The selling shareholder may offer its shares from time to time pursuant to one or more of the following methods:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	One or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	An exchange distribution in accordance with the rules of the applicable exchange;
•	Public or privately negotiated transactions;
•	On the NASDAQ Capital Markets (or any successor market), any other NASDAQ Market, OTC Bulletin Board, the Pink Sheets or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation;
•	Through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers.
•	A combination of any such methods of sale: and
•	Any other method permitted pursuant to applicable law;

In connection with distributions of the shares or otherwise, the selling shareholders may;

•	Enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume;
•	Sell the shares short and redeliver the shares to close out such short positions;
•	Enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and
•	Pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling shareholder may offer its shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods described above or any other lawful methods. The selling shareholder may also transfer, donate or assign its shares to lenders, family members and others and each of such persons will be deemed to be a selling shareholder for purposes of this prospectus. The selling shareholder or its successors in interest may from time to time pledge or grant a security interest in some or all of the 1.2 million shares covered by this prospectus, and if the selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling shareholder, in order for the shares to be sold under this prospectus, unless permitted by law, we must distribute a prospectus supplement or amendment amending the list of selling shareholders to include any such pledgee, secured party or other successors in interest.

The selling shareholder may also sell its shares pursuant to Rule 144 under the Securities Act, which permits resales of shares subject to the satisfaction of certain conditions, including, the availability of certain current public information concerning the issuer, and if the seller is an affiliate, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholder may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on its behalf. In effecting sales, broker-dealers or agents engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholder, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer or agent might be in excess of customary commissions for routine market transactions).

53

In offering the shares covered by this prospectus, the selling shareholder and any broker-dealers and/or agents who are involved in selling any of the 1.2 million shares covered by this prospectus, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales; and as a result, any profits realized by the selling shareholder and the compensation of such broker-dealers or agents may be deemed to be underwriting discounts or commissions.

We advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. The selling shareholder may indemnify any broker-dealer or agents that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Company will pay all fees and expenses incident to the registration of the shares, but the selling shareholder will pay all underwriting discounts and commissions, if any.

Based upon information provided to us by the selling shareholder, we believe, there are currently no plans, arrangements or understandings between the selling shareholder and any underwriter, broker-dealer or agent regarding the sale of any of the 1.2 million shares covered by this prospectus. If the selling shareholder notifies us that a material arrangement has been entered into with an underwriter, broker-dealer or other agent for the sale of shares through a block trade, special offering or secondary distribution, we may be required to file a prospectus supplement or amendment pursuant to applicable SEC rules promulgated under the Securities Act.

There can be no assurance that the selling shareholder will sell any or all of the 1.2 million shares of our common stock offered for sale by such person pursuant to this prospectus.

If sold pursuant to this prospectus, the 1.2 million shares covered by this prospectus will be freely tradable in the hands of persons other than our affiliates.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare Inc. located in 350 Indiana Street, Suite 750, Golden CO, 80401 U.S. Our transfer agent’s phone number is 303-262-0678 and facsimile number is 312-601-2312.

Listing

Shares of our common stock are quoted on the NASDAQ Capital Market under the trading symbol “SINO”.

LEGAL MATTERS

The validity of the shares of common stock offered hereby by the selling shareholder will be passed upon for us by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

Our consolidated financial statements as of June 30, 2014 and 2013, and for each of the two years in the period ended June 30, 2014, included in this prospectus, have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our shares of common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

54

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

F- 1

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	June 30,
	2014	2014

Assets
Current assets
Cash and cash equivalents	$2,031,747	$902,531
Advances to suppliers	592,553	8,482
Accounts receivable, less allowance for doubtful accounts of $426,845 and $443,858 as of December 31, 2014 and June 30, 2014, respectively	1,404,366	481,885
Other receivables, less allowance for doubtful accounts of $241,454 and $250,100 as of December 31, 2014 and June 30, 2014, respectively	573,920	174,406
Prepaid expenses	666,114	216,729
Due from related parties	1,248,281	3,173,765

Total Current Assets	6,516,981	4,957,798

Property and equipment, net	261,927	294,722
Prepaid expenses - noncurrent	506,090	280,800
Other long-term assets	16,726	16,734
Deferred tax assets	221,200	163,900

Total Assets	$7,522,924	$5,713,954

Liabilities and Equity
Current liabilities
Advances from customers	$113,115	$88,477
Accounts payable	213,371	398,756
Accrued expenses	32,428	177,877
Other current liabilities	627,493	565,685

Total Current Liabilities	986,407	1,230,795

Total Liabilities	986,407	1,230,795

Commitments and Contingency

Equity
Preferred stock, 2,000,000 shares authorized, no par value, none issued.	-	-
Common stock, 50,000,000 shares authorized, no par value; 6,326,032 and 5,229,032 shares issued as of December 31, 2014 and June 30, 2014; 6,200,841 and 5,103,841 shares outstanding as of December 31, 2014 and June 30, 2014	13,385,477	11,662,157
Additional paid-in capital	1,144,842	1,144,842
Treasury stock, at cost - 125,191 shares	(372,527)	(372,527)
Accumulated deficit	(2,801,379)	(3,270,260)
Accumulated other comprehensive income	50,471	24,618
Unearned stock-based compensation	(11,640)	(11,640)

Total Sino-Global Shipping America Ltd. Stockholders' Equity	11,395,244	9,177,190

Non-Controlling Interest	(4,858,727)	(4,694,031)

Total Equity	6,536,517	4,483,159

Total Liabilities and Equity	$7,522,924	$5,713,954

F-2

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED  STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the six months ended December 31,		For the three months ended December 31,
	2014	2013	2014	2013

Net revenues	$5,698,505	$5,789,850	$3,092,580	$2,472,189

Cost of revenues	(3,084,014)	(4,128,571)	(1,674,861)	(1,740,768)
Gross profit	2,614,491	1,661,279	1,417,719	731,421

General and administrative expenses	(2,257,146)	(1,495,842)	(1,317,341)	(599,678)
Selling expenses	(66,721)	(128,525)	(10,382)	(77,437)
	(2,323,867)	(1,624,367)	(1,327,723)	(677,115)

Operating income	290,624	36,912	89,996	54,306

Financial (expense) income, net	(121,334)	39,722	(58,952)	15,855
Other income, net	20,488	30,372	20,488	30,372
	(100,846)	70,094	(38,464)	46,227

Net income before provision for income taxes	189,778	107,006	51,532	100,533

Income tax benefit (expense)	51,463	4,733	24,208	(17,767)

Net income	241,241	111,739	75,740	82,766

Net loss attributable to non-controlling interest	(227,640)	(662,778)	(60,682)	(416,356)

Net income attributable to Sino-Global Shipping America, Ltd.	$468,881	$774,517	$136,422	$499,122

Comprehensive income
Net income	$241,241	$111,739	$75,740	$82,766
Foreign currency translation gain (loss)	88,796	(40,394)	22,262	(14,757)
Comprehensive income	330,037	71,345	98,002	68,009
Less: Comprehensive loss attributable to non-controlling interest	(164,696)	(710,592)	(29,472)	(450,419)

Comprehensive income attributable to Sino-Global Shipping America Ltd.	$494,733	$781,937	$127,474	$518,428

Earnings per share
-Basic and diluted	$0.08	$0.16	$0.02	$0.11

Weighted average number of common shares used in computation
-Basic and diluted	6,054,933	4,703,841	6,200,841	4,703,841

F-3

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended December 31,
	2014	2013

Operating Activities

Net income	$241,241	$111,739
Adjustment to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	108,364	73,632
Amortization of stock-based compensation to consultants	193,156	-
Recovery of doubtful accounts	(17,013)	(54,037)
Deferred tax benefit	(57,300)	(13,700)
(Gain) loss on disposition of property and equipment	1,483	(612)
Changes in assets and liabilities
(Increase) decrease in advances to suppliers	(584,071)	226,908
(Increase) decrease in accounts receivable	(905,468)	371,494
Increase in other receivables	(399,514)	(149,373)
Increase in prepaid expenses	(195,831)	(9,246)
Decrease in employee loan receivables	-	5,338
Decrease in other long-term assets	8	1,339
Decrease (increase) in trade receivable from related parties	806,243	(96,445)
Increase (decrease) in advances from customers	24,638	(563,637)
Decrease in accounts payable	(185,385)	(203,964)
(Decrease) increase in accrued expenses	(145,449)	11,215
Increase (decrease) in other current liabilities	145,308	(53,186)

Net cash used in operating activities	(969,590)	(342,535)

Investing Activities
Acquisitions of property and equipment	(27,108)	(193,369)
Collection of short term loan included in due from related parties	1,119,241	-

Net cash provided by (used in) investing activities	1,092,133	(193,369)

Financing Activities
Proceeds from issuance of common stock, net	967,820	-

Net cash provided by financing activities	967,820	-

Effect of exchange rate fluctuations on cash and cash equivalents	38,853	(47,585)

Net increase (decrease) in cash and cash equivalents	1,129,216	(583,489)

Cash and cash equivalents at beginning of period	902,531	3,048,831

Cash and cash equivalents at end of period	$2,031,747	$2,465,342

Supplemental information:
Income taxes paid	$8,104	$4,855
Non-cash transactions of operating and financing activities:
Settlement of related accounts receivable and payable	$-	$2,283,641
Common stock issued for stock-based compensation to consultants	$672,000	$-
Common stock issued for LSM acquisition	$83,500	$-

F-4

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

Founded in the United States (“US”) in 2001, Sino-Global Shipping America, Ltd. (“Sino-Global” or the “Company”) is a shipping agency, logistics and ship management services company. The Company’s current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. The Company conducts its business primarily through its wholly-owned subsidiaries in China, Hong Kong, Australia, Canada and New York. Substantially all of the Company’s business is generated from clients located in the People’s Republic of China (the “PRC”), and its operations are primarily conducted in the PRC and Hong Kong.

The Company’s subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, invested in one 90%-owned subsidiary, Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai”. Trans Pacific Beijing and Trans Pacific Shanghai are referred to collectively as “Trans Pacific”). As PRC laws and regulations restrict foreign ownership of shipping agency service businesses, the Company used to provide its shipping agency services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China”), a Chinese legal entity, which holds the licenses and permits necessary to operate shipping agency services in the PRC. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its shareholders that enable the Company to substantially control Sino-China. Through Sino-China, the Company has the ability to provide shipping agency services in all commercial ports in the PRC. During fiscal year 2014, the Company completed a number of cost reduction initiatives and reorganized its shipping agency business in the PRC. As a result of the business reorganization, the Company does not provide shipping agency services through Sino-China as of December 31, 2014.

The Company’s shipping agency business is operated by its subsidiaries in Hong Kong and Australia. The Company’s shipping and chartering services as well as its ship management services are operated by its HK subsidiary. The Company’s inland transportation management services are operated by its subsidiary in China. As part of Sino-Global’s strategy to expand its service platform, the Company acquired Longhe Ship Management (Hong Kong) Co., Limited (“LSM”), a ship management company that is based in Hong Kong in September 2014.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The financial statements include the accounts of all directly, indirectly owned subsidiaries and variable interest entity (“VIE”). All significant intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, all adjustments considered necessary to give a fair presentation have been included. Interim results are not necessarily indicative of results of a full year. The information in this Form 10-Q should be read in conjunction with information included in the Company’s 2014 annual report in the Form 10-K filed on September 15, 2014.

F-5

(b) Basis of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company, its subsidiaries, and its affiliates. All significant intercompany transactions and balances are eliminated in consolidation. Sino-China is considered a variable interest entity (“VIE”), and the Company is the primary beneficiary. The Company through Trans Pacific Beijing entered into agreements with Sino-China, pursuant to which the Company receives 90% of Sino-China’s net income. The Company does not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle the Company to any consideration if Sino-China incurs a net loss during its fiscal year. In accordance with these agreements, Sino-China pays consulting and marketing fees equal to 85% and 5%, respectively, of its net income to the Company’s wholly owned foreign subsidiary, Trans Pacific Beijing, and Trans Pacific Beijing supplies the technology and personnel needed to service Sino-China. Sino-China was designed to operate in China for the benefit of the Company.

As a VIE, Sino-China’s revenues are included in the Company’s total revenues, and its loss from operations is consolidated with the Company’s. Because of the contractual arrangements, the Company had a pecuniary interest in Sino-China that requires consolidation of the Company’s and Sino-China’s financial statements.

The Company has consolidated Sino-China’s operating results because the entities are under common control in accordance with ASC 805-10, “Business Combinations”. The agency relationship between the Company and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which the Company has substantial control over Sino-China. For this reason, the Company has included 90% of Sino-China’s operating results in the Company’s statements of operations. Management makes ongoing reassessments of whether the Company is the primary beneficiary of Sino-China.

The carrying amount and classification of Sino-China's assets and liabilities included in the Company’s Unaudited Condensed Consolidated Balance Sheets are as follows:

	December 31,	June 30,
	2014	2014
Total current assets	$96,387	$173,273
Total assets	299,640	419,048
Total current liabilities	237,938	312,521
Total liabilities	237,938	312,521

(c) Revenue Recognition Policy

•	Revenues from shipping agency services are recognized upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as advances from customers.

•	Revenues from shipping and chartering services are recognized upon performance of services as stipulated in the underlying contract.

•	Revenues from inland transportation management services are recognized when commodities are being released from the customer’s warehouse.

•	Revenues from ship management services are recognized when the related contractual services are rendered.

(d) Translation of Foreign Currency

The accounts of the Company and its subsidiaries, including Sino-China and each of its branches are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is the US dollars (“USD”) while Sino-China reports its financial position and results of operations in Renminbi (“RMB”). The accompanying unaudited condensed consolidated financial statements are presented in US dollars. Foreign currency transactions are translated into USD using fixed exchange rates in effect at the time of the transaction. Generally foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the unaudited condensed consolidated statements of operations. The Company translates foreign currency financial statements of Sino-China, Sino-Global Shipping Australia, Sino-Global Shipping Hong Kong, Sino-Global Shipping Canada and Trans Pacific Beijing in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheet dates and revenues and expenses are translated at average exchange rates in effect during the year. Resulting translation adjustments are recorded as other comprehensive income (loss) and accumulated as a separate component of equity of the Company and also included in non-controlling interest.

F-6

The exchange rates as of December 31, 2014 and June 30, 2014 and for the six months and three months ended December 31, 2014 and 2013 are as follows:

	December 31,	June 30,	Six months ended December 31,		Three months ended December 31,
	2014	2014	2014	2013	2014	2013
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss	Profits/Loss	Profits/Loss
RMB:1USD	6.2067	6.2043	6.1565	6.1087	6.1484	6.0907
1AUD:USD	1.2223	1.0609	1.1262	1.0859	1.1705	1.0794
1HKD:USD	7.7540	7.7503	7.7534	7.7545	7.7557	7.7534
1CAD:USD	1.1591	1.0672	1.1126	1.0443	1.1362	1.0496

(e) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, and other highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased. The Company maintains cash and cash equivalents with various financial institutions mainly in the PRC, Australia, Hong Kong and the United States. As of December 31, 2014 and June 30, 2014, the Company’s uninsured bank balances were mainly maintained at financial institutions located in the PRC, totaling $705,519 and $262,885 respectively.

(f) Accounts Receivable

Accounts receivable are presented at net realizable value. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balances, customers’ historical payment history, their current credit-worthiness and current economic trends. Receivables are considered past due after 365 days. Accounts are written off after exhaustive efforts at collection.

(g) Earnings per Share (“EPS”)

Basic earnings per share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding during the applicable period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Common share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

The effect of 66,000 stock options and 139,032 warrants for all periods presented were not included in the calculation of diluted EPS because they would be anti-dilutive as the exercise prices for such options and warrants were higher than the average market price for the six and three months ended December 31, 2014 and 2013.

F-7

(h) Risks and Uncertainties

The operations of the Company are primarily located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by exchanges in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things. In addition, the Company only controls Sino-China through a series of agreements. If such agreements were cancelled, modified or otherwise not complied with, the Company may not be able to retain control of this consolidated entity and the impact could be material to the Company’s operations. Moreover, the Company’s ability to grow its business and maintain its profitability could be negatively affected by the nature and extent of services provided to its major customer, Tianjin Zhi Yuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”).

(i) Business Combinations

Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

(j) Recent Accounting Pronouncements

In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation: Topic 718. This amendment requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. This ASU is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company does not expect the adoption of this guidance will have a significant impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Company does not expect that the adoption of this standard will have a material effect on the Company’s consolidated financial statements.

In November 2014, FASB issued Accounting Standards Update No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force). The amendments permit the use of the Fed Funds Effective Swap Rate (also referred to as the Overnight Index Swap Rate, or OIS) as a benchmark interest rate for hedge accounting purposes. Public business entities are required to implement the new requirements in fiscal years (and interim periods within those fiscal years) beginning after December 15, 2015. All other types of entities are required to implement the new requirements in fiscal years beginning after December 15, 2015, and interim periods beginning after December 15, 2016. The Company does not expect the adoption of ASU 2014-16 to have material impact on the Company's consolidated financial statement.

F-8

In November 2014, FASB issued ASU No. 2014-17, Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force), which allows an acquired entity to elect to apply pushdown accounting in its separate financial statements on a change-in-control event. The acquired entity elects whether to apply pushdown accounting individually for each change-in-control event, and may apply pushdown accounting during the reporting period in which the change-in-control event occurs. Effective November 18, 2014, an acquired entity may apply ASU 2014-17 to future change-in-control events. The Company does not expect the adoption of ASU 2014-17 to have material impact on the Company's consolidated financial statement.

On December 23, 2014, FASB issued Accounting Standards Update (ASU) No. 2014-18, “Accounting for Identifiable Intangible Assets in a Business Combination”. The ASU contains an accounting alternative for private companies that acquire identifiable intangible assets in a business combination. Under the accounting alternative, many customer-related intangible assets and all noncompete agreements would not be recognized separately and would be subsumed into goodwill. An entity that elects this alternative is also required to adopt the alternative accounting in FASB Accounting Standards Update No. 2014-02, Accounting for Goodwill. (However, an entity that elects to adopt the goodwill alternative does not need to adopt the guidance in ASU 2014-18.) ASU 2014-18 does not require an entity to provide any incremental disclosures beyond those required by ASC 805. Once elected, the accounting alternative would be applied to all future business combinations entered into in the first annual period beginning after December 15, 2015. Early adoption would be permitted. The Company does not expect the adoption of ASU 2014-18 to have material impact on the Company's consolidated financial statement.

On January 9, 2015, FASB published ASU 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The ASU applies to all entities and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect the adoption of ASU 2015-01 to have material impact on the Company's consolidated financial statement.

3. ACQUISITION OF LONGHE SHIP MANAGEMENT COMPANY

On August 8, 2014, the Company entered into an agreement to acquire all of the equity of Longhe Ship Management (Hong Kong) Co., Limited (“LSM”) from Mr. Deming Wang to further broaden its service platform. Mr. Deming Wang is a shareholder of the Company who held approximately 3.6% of the shares of common stock of the Company at the time of the acquisition agreement. Under the terms of the acquisition agreement, the purchase price for the equity of LSM will be between 20,000 and 200,000 shares of common stock of the Company, depending on the net income of LSM from July 4, 2014 through December 31, 2014. The first payment due under the agreement was an escrow payment of 50,000 shares of common stock of the Company. On August 22, 2014, the Company issued such 50,000 shares to be held in escrow to Mr. Deming Wang, in connection with the acquisition of LSM. The purchase price is estimated using the net equity of LSM as of the closing date and it will be adjusted when the earnout payment has been finalized.

As of the date of this filing, the Company has not issued any of its shares of common stock to Mr. Wang for the period July 4, 2014 through December 31, 2014, as the Company has not completed the necessary calculations for such period to determine if it will be required to issue to Mr. Wang any such shares.

F-9

On September 8, 2014, the closing date, LSM’s total assets were $199,482, or 2.6% of the Company’s consolidated total assets; and its total liabilities were $26,655, or 2.6% of the Company’s consolidated total liabilities. The assets acquired consisted of cash of $23,289, accounts receivable of $47,409 and other receivables of $128,784, the liabilities consisted of accounts payable of $24,054, other payables of $2,022 and accrued expenses of $579.

The following unaudited pro forma condensed financial information presents the combined results of operations of the Company and LSM as if the acquisition had occurred as of the beginning of each period presented. The pro forma information assumes the acquisition of LSM occurred on July 1, 2013.

	As of and for the six months ended December 31, 2014				As of and for the six months ended December 31, 2013
	SINO Group	LSM	Elimination	Combined	SINO Group	LSM	Elimination	Combined
Revenue	$5,508,441	$285,053	$-	$5,793,494	$5,789,850	$-	$-	$5,789,850
Cost of revenues	$2,987,581	$144,627	$-	$3,132,208	$4,128,571	$-	$-	$4,128,571
Gross profit	$2,520,860	$140,426	$-	$2,661,286	$1,661,279	$-	$-	$1,661,279
Net income	$148,352	$137,011	$-	$285,363	$111,739	$-	$-	$111,739
Total assets	$7,427,744	$268,249	$(173,069)	$7,522,924	$4,514,338	$-	$-	$4,514,338
Total liabilities	$984,125	$2,282	$-	$986,407	$1,311,694	$-	$-	$1,311,694

	As of and for the three months ended December 31, 2014				As of and for the three months ended December 31, 2013
	SINO Group	LSM	Elimination	Combined	SINO Group	LSM	Elimination	Combined
Revenue	$2,950,072	$142,508	$-	$3,092,580	$2,472,189	$-	$-	$2,472,189
Cost of revenues	$1,602,573	$72,288	$-	$1,674,861	$1,740,768	$-	$-	$1,740,768
Gross profit	$1,347,499	$70,220	$-	$1,417,719	$731,421	$-	$-	$731,421
Net income	$6,014	$69,726	$-	$75,740	$82,766	$-	$-	$82,766
Total assets	$7,427,744	$268,249	$(173,069)	$7,522,924	$4,514,338	$-	$-	$4,514,338
Total liabilities	$984,125	$2,282	$-	$986,407	$1,311,694	$-	$-	$1,311,694

The unaudited pro forma condensed financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisition been completed as of the beginning of the period presented, and should not be taken as being representative of the future consolidated results of operations of the Company.

4. ADVANCES TO SUPPLIERS

The Company’s advance to suppliers is as follows:

	December 31,	June 30,
	2014	2014

Sainuo Investment Management Ltd	$563,907	$-
Others	28,646	8,482
Total	$592,553	$8,482

On November 3, 2014, the Company entered into an advisory service agreement with Sainuo Investment Management Ltd. ( “Sainuo”) whereby Sainuo, a professional services firm based in the PRC specializing in mergers and acquisitions, business restructuring and appraisal, has been engaged to assist the Company in the identification of suitable acquisition candidates and performance of required due diligence. Pursuant to the service agreement, Sainuo will be paid a success fee (which amount is calculated based on 8% of the value of the acquisition but not to exceed RMB 3.5 million). On November 24, 2014, the Company advanced RMB 3.5 million to Sainuo in accordance with the service agreement. If Sainuo is unable to secure a viable acquisition candidate and close the acquisition before March 31, 2015, Sainuo must return the advance payment (less actual expenses incurred which amount is capped at RMB 100,000) to the Company.

F-10

5. ACCOUNTS RECEIVABLE, NET

The Company’s net accounts receivable is as follows:

	December 31,	June 30,
	2014	2014
Trade accounts receivable	$1,831,211	$925,743
Less: allowances for doubtful accounts	(426,845)	(443,858)
Accounts receivables, net	$1,404,366	$481,885

6. OTHER RECEIVABLES / OTHER CURRENT LIABILITIES

Other receivables represent mainly travel and business advances to employees, as well as guarantee deposit for ship owners. Other current liabilities represent mainly advance payments received from customers for reimbursable port agent charges to be incurred and other miscellaneous items.

7. PREPAID EXPENSES

Prepaid expenses are as follows:

	December 31,	June 30,
	2014	2014

Consultant fees (See note 9)	$946,844	$468,000
Legal fees	-	24,802
Insurance	105,292	-
Other	120,068	4,727
Total	1,172,204	497,529
Less current portion	666,114	216,729
Total noncurrent portion	$506,090	$280,800

F-11

8. PROPERTY AND EQUIPMENT, AT COST

Property and equipment are as follows:

	December 31,	June 30,
	2014	2014

Land and building	$216,867	$216,951
Motor vehicles	709,866	710,148
Computer equipment	132,337	133,145
Office equipment	76,047	50,790
Furniture and fixtures	99,989	100,021
System software	128,131	128,178
Leasehold improvement	68,670	68,697

Total	1,431,907	1,407,930

Less : Accumulated depreciation and amortization	1,169,980	1,113,208

Property and equipment, net	$261,927	$294,722

Depreciation and amortization expense for the six months ended December 31, 2014 and 2013 was $108,364 and $73,632, respectively. Depreciation and amortization expense for the three months ended December 31, 2014 and 2013 was $52,804 and $46,057 respectively.

9. EQUITY TRANSACTIONS

On June 27, 2014, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with National Securities Corporation (the “Underwriter”) relating to the registered offering of 572,000 shares of common stock, without par value per share. The price to the public in the offering was $1.76 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 85,800 shares of common stock from the Company at the same price to cover over- allotments, if any. The Company closed the public offering on July 2, 2014 and the Underwriter purchased an additional 75,000 shares. The offering was made pursuant to our effective shelf registration statement on Form S-3 (Registration Statement No. 333-194211) declared effective by the Securities and Exchange Commission on April 15, 2014, as supplemented by an applicable prospectus supplement. The total number of shares sold in the offering was 647,000. The Company received total cash proceeds of approximately $1 million from this public offering.

The Company entered into management consulting and advisory services agreements with two consultants on June 6, 2014. In return for their services, as approved by the Company’s Board of Directors, a total of 600,000 shares of the Company’s common stock were to be issued to these two consultants. During June 2014, a total of 200,000 shares of the Company’s common stock were issued to the consultants as a prepayment for their services. The value of their consulting services was determined using the fair value of the Company’s common stock of $2.34 per share when the shares were issued to the consultants. The remaining 400,000 shares of the Company's common stock were then issued to the consultants on August 29, 2014 at $1.68 per share. Their service agreements are for the period July 1, 2014 to December 31, 2016. The related consulting fees have been and will be ratably charged to expense over the term of the agreements.

F-12

On August 22, 2014, the Company issued 50,000 shares of the Company’s common stock to be held in escrow to Mr. Deming Wang, in connection with the acquisition of LSM (see Note 3, Acquisition of Longhe Ship Management Company).

10. NON-CONTROLLING INTEREST

Non-controlling interest consists of the following:

	December 31,	June 30,
	2014	2014

Sino-China:
Original paid-in capital	$356,400	$356,400
Additional paid-in capital	1,044	1,044
Accumulated other comprehensive loss	(62,257)	(64,872)
Accumulated deficit	(5,170,865)	(5,006,843)
	(4,875,678)	(4,714,271)
Trans Pacific Logistics Shanghai Ltd.	16,951	20,240
Total	$(4,858,727)	$(4,694,031)

11. COMMITMENTS

The Company leases certain office premises under operating leases through August 31, 2019. Future minimum lease payments under operating leases agreements are as follows:

Amount

Twelve months ending December 31,

2015	$156,915
2016	65,154
2017	66,859
2018	68,615
2019	47,213
$404,756

Rent expense for the six months ended December 31, 2014 and 2013 was $100,212 and $88,050, respectively. Rent expense for the three months ended December 31, 2014 and 2013 was $39,261 and $41,525, respectively.

12. INCOME TAXES

Income tax expense for the six months and three months ended December 31, 2014 and 2013 varied from the amount computed by applying the statutory income tax rate to income before taxes. A reconciliation between the expected federal income tax rate using the federal statutory tax rate of 35% to the Company’s effective tax rate is as follows:

F-13

	For the six months ended December 31,		For the three months ended December 31,
	2014	2013	2014	2013
	%	%	%	%
US expected federal income tax benefit	35.0	35.0	35.0	35.0
US state, local tax net of federal benefit	10.9	10.9	10.9	10.8
US permanent difference	(0.2)	0.0	(0.3)	(1.3)
US temporary difference	(45.6)	(45.9)	(45.6)	(44.5)
Permanent difference related to other countries	31.4	4.4	51.3	(17.7)
Hong Kong statutory income tax rate	(16.5)	(16.5)	(16.5)	(16.5)
Hong Kong income tax benefit	12.1	16.5	12.2	16.5
Total tax benefit (expense)	27.1	4.4	47.0	(17.7)

The U.S. temporary difference consisted mainly of unearned compensation amortization and provision for allowance for doubtful accounts.

The income tax benefit (expense) for the six and three months ended December 31, 2014 and 2013 are as follows:

	For the six months ended December 31,		For the three months ended December 31,
	2014	2013	2014	2013

Current
USA	$-	$(8,967)	$-	$(8,967)
Hong Kong	(5,837)	-	(4,192)	-
China	-	-	-	-
	(5,837)	(8,967)	(4,192)	(8,967)
Deferred
USA	57,300	13,700	28,400	(8,800)
China	-	-	-	-
	57,300	13,700	28,400	(8,800)
Total	$51,463	$4,733	$24,208	$(17,767)

F-14

Deferred tax assets are comprised of the following:

	December 31,	June 30,
	2014	2014

Allowance for doubtful accounts	$220,000	$224,000
Stock-based compensation	406,000	411,000
Net operating loss	1,586,000	1,004,000
Total deferred tax assets	2,212,000	1,639,000
Valuation allowance	(1,990,800)	(1,475,100)
Deferred tax assets, net - long-term	$221,200	$163,900

Operations in the US have incurred a cumulative net operating loss of $4,924,549 as of December 31, 2014, which may be available to reduce future taxable income. This carry-forward will expire if not utilized by 2034. Deferred tax assets relating to the allowance for doubtful accounts, stock compensation expenses and net operating losses amounting to $220,000, $406,000 and $1,586,000 have been recorded respectively. 90% of the deferred tax assets balance has been provided as a valuation allowance as of December 31, 2014 based on management’s estimate.

13. CONCENTRATIONS

Major Customers

For the six months ended December 31, 2014, three customers accounted for 21%, 19% and 13% of the Company’s revenues. For the six months ended December 31, 2013, two customers accounted for 40% and 16% of the Company’s revenues.

Major Suppliers

For the six months ended December 31, 2014, three suppliers accounted for 60%, 16% and 12% of the total cost of revenues. For the six months ended December 31, 2013, two suppliers accounted for 31% and 18% of the total cost of revenues.

14. SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company's business segments.

The Company's chief operating decision maker has been identified as the Chief Executive Officer who reviews the financial information of separate operating segments when making decisions about allocating resources and assessing performance of the group. Based on management's assessment, the Company has determined that it has three operating segments: shipping agency and ship management services, shipping and chartering services, and in land transportation management services.

The following tables present summary information by segment for the six and three months ended December 31, 2014 and 2013, respectively:

F-15

	For the six months ended December 31, 2014
	Shipping Agency and Ship Management Services	Shipping & Chartering Services	Inland Transportation Management Services	Total
Revenues	$3,459,790	$-	$2,238,715	$5,698,505
Cost of revenues	$2,776,790	$-	$307,224	$3,084,014
Gross profit	$683,000	$-	$1,931,491	$2,614,491
Depreciation and amortization	$102,692	$-	$5,672	$108,364
Total capital expenditures	$27,108	$-	$-	$27,108
Total assets	$3,510,977	$-	$4,011,947	$7,522,924

	For the six months ended December 31, 2013
	Shipping Agency and Ship Management Services	Shipping & Chartering Services	Inland Transportation Management Services	Total
Revenues	$3,402,564	$1,937,196	$450,090	$5,789,850
Cost of revenues	$2,773,460	$1,291,048	$64,063	$4,128,571
Gross profit	$629,104	$646,148	$386,027	$1,661,279
Depreciation and amortization	$54,673	$466	$18,493	$73,632
Total capital expenditures	$191,529	$-	$1,840	$193,369
Total assets	$3,218,494	$484,741	$811,103	$4,514,338

	For the three months ended December 31, 2014
	Shipping Agency and Ship Management Services	Shipping & Chartering Services	Inland Transportation Management Services	Total
Revenues	$1,800,499	$-	$1,292,081	$3,092,580
Cost of revenues	$1,493,285	$-	$181,576	$1,674,861
Gross profit	$307,214	$-	$1,110,505	$1,417,719
Depreciation and amortization	$49,948	$-	$2,856	$52,804
Total capital expenditures	$11,769	$-	$-	$11,769
Total assets	$3,510,977	$-	$4,011,947	$7,522,924

	For the three months ended December 31, 2013
	Shipping Agency and Ship Management Services	Shipping & Chartering Services	Inland Transportation Management Services	Total
Revenues	$1,971,903	$50,196	$450,090	$2,472,189
Cost of revenues	$1,660,657	$16,048	$64,063	$1,740,768
Gross profit	$311,246	$34,148	$386,027	$731,421
Depreciation and amortization	$36,577	$233	$9,246	$46,057
Total capital expenditures	$189,970	$-	$-	$189,970
Total assets	$3,624,045	$484,741	$405,552	$4,514,338

15. RELATED PARTY TRANSACTIONS

In June 2013, the Company signed a 5-year global logistic service agreement with TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. and TianJin Zhi Yuan Investment Group Co., Ltd. (together “Zhiyuan”). TianJin Zhi Yuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) is owned by Mr. Zhong Zhang, the largest shareholder of the Company. During the quarter ended September 30, 2013, the Company executed a shipping and chartering services agreement with Zhiyuan Investment Group whereby it assisted in the transportation of approximately 51,000 tons of chromite ore from South Africa to China. In September 2013, the Company executed an inland transportation management service contract with Zhiyuan Investment Group whereby it would provide certain advisory services and help control its potential commodities loss during the transportation process. In addition, the Company executed a one-year short-term loan agreement with the Zhiyuan Investment Group, effective January 1, 2014, to facilitate the working capital needs of the Zhiyuan Investment Group on an as-needed basis. As at June 30, 2014, the net amount due from the Zhiyuan Investment Group was $2,920,950. In September 2014, the Company collected approximately $2.7 million from the Zhiyuan Investment Group, representing full repayment of the short-term loan and payment of approximately $1.6 million of outstanding trade receivable. In October 2014, the Company collected approximately $384,000 from the Zhiyuan Investment Group to reduce the outstanding trade receivable. During the six months ended December 31, 2014, the Company continued to provide inland transportation management services to the Zhiyuan Investment Group. The net amount due from the Zhiyuan Investment Group at December 31, 2014 was $995,587.

F-16

As at December 31, 2014 and June 30, 2014, the Company is owed $252,694 and $252,815, respectively, from Sino-G Trading Inc. (“Sino-G”), an entity that is owned by the brother-in-law of the Company’s CEO. Sino-G used to act as a funds transfer agent for the Company’s services in Tianjin, PRC. In accordance with a repayment agreement between the Company and Sino-G, the amount is expected to be repaid in full during fiscal year 2015.

16. SUBSEQUENT EVENTS

On January 26, 2015, the Company filed a Form 8-K to disclose the entry into a Memorandum of Understanding (the “MOU”), by and between the Company and Rong Yao International Shipping Limited (the “Vessel Seller”), a Hong Kong corporation, pursuant to which the Company agreed to acquire a small oil/chemical tanker (the “Vessel”) from the Vessel Seller. The closing of the proposed Vessel acquisition will be subject to a number of closing conditions including, but not limited to, the parties negotiating and entering into definitive purchase agreements, the Company obtaining, on terms and conditions satisfactory to the Company, the financing necessary to pay all or the required cash portion of the purchase price for the Vessel (which may include proceeds received from the Company from the sale of its securities and/or loans from third parties), approval of the Board of Directors of the Company, satisfactory completion by the Company of its due diligence related to the Vessel and obtaining all necessary consents, approvals and permits for the Company to acquire and operate the Vessel. The MOU is not considered a material definitive agreement.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sino-Global Shipping America, Ltd.

We have audited the accompanying consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates (the “Company”) as of June 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended June 30, 2014. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

New York, New York

September 15, 2014

F-18

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$902,531	$3,048,831
Advances to suppliers	8,482	231,772
Accounts receivable, less allowance for doubtful accounts of $443,858 and $690,065 as of June 30, 2014 and 2013, respectively	481,885	3,142,203
Other receivables, less allowance for doubtful accounts of $250,100 and $233,950 as of June 30, 2014 and June 30,2013, respectively	174,406	142,206
Deferred expense and other current assets	497,529	12,488
Prepaid taxes	-	26,288
Due from related parties	3,173,765	541,377

Total Current Assets	5,238,598	7,145,165

Property and equipment, net	294,722	267,662
Other long-term assets	16,734	18,278
Deferred tax assets	163,900	105,100

Total Assets	$5,713,954	$7,536,205

Liabilities and Equity
Current liabilities
Advances from customers	$88,477	$710,172
Accounts payable	398,756	3,219,240
Accrued expenses	177,877	51,352
Other current liabilities	565,685	424,141

Total Current Liabilities	1,230,795	4,404,905

Total Liabilities	1,230,795	4,404,905

Commitments and Contingency

Equity
Preferred stock, 2,000,000 shares authorized, no par value, none issued.	-	-
Common stock, 50,000,000 shares authorized, no par value; 5,229,032 and 4,829,032 shares issued as of June 30, 2014 and 2013; 5,103,841 and 4,703,841 outstanding as of June 30, 2014 and 2013	11,662,157	10,750,157
Additional paid-in capital	1,144,842	1,144,842
Treasury stock, at cost - 125,191 shares	(372,527)	(372,527)
Accumulated deficit	(3,270,260)	(4,856,613)
Accumulated other comprehensive income	24,618	54,791
Unearned Stock-based Compensation	(11,640)	(15,520)

Total Sino-Global Shipping America Ltd. Stockholders' equity	9,177,190	6,705,130

Non-controlling Interest	(4,694,031)	(3,573,830)

Total Equity	4,483,159	3,131,300

Total Liabilities and Equity	$5,713,954	$7,536,205

The accompanying notes are an integral part of these consolidated financial statements.

F-19

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the years ended June 30,
	2014	2013

Net revenues	$11,644,392	$17,331,759

Cost of revenues	(7,613,459)	(15,402,743)
Gross profit	4,030,933	1,929,016

General and administrative expenses	(3,470,669)	(3,878,569)
Selling expenses	(260,134)	(253,987)
	(3,730,803)	(4,132,556)

Operating income (loss)	300,130	(2,203,540)

Financial expense, net	(50,170)	(15,520)
Other income, net	264,349	52,253
	214,179	36,733

Net income (loss) before provision for income taxes	514,309	(2,166,807)

Income tax expense	(79,823)	(410,089)

Net income (loss)	434,486	(2,576,896)

Net loss attributable to non-controlling interest	(1,151,867)	(777,141)

Net income (loss) attributable to Sino-Global Shipping America, Ltd.	$1,586,353	$(1,799,755)

Comprehensive income (loss)
Net income (loss)	$434,486	$(2,576,896)
Foreign currency translation gain (loss)	1,493	(15,934)
Comprehensive income (loss)	435,979	(2,592,830)
Less: Comprehensive loss attributable to non-controlling interest	(1,120,201)	(831,157)

Comprehensive income (loss) attributable to Sino-Global Shipping America Ltd.	$1,556,180	$(1,761,673)

Earnings (loss) per share
-Basic and diluted	$0.34	$(0.38)

Weighted average number of common shares used in computation
-Basic and diluted	4,721,923	4,703,841

The accompanying notes are an integral part of these consolidated financial statements.

F-20

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2014	2013

Operating Activities

Net income (loss)	$434,486	$(2,576,896)
Adjustment to reconcile net income (loss) to net cash used in operating activities
Amortization of stock option expense	3,880	139,615
Depreciation and amortization	155,657	198,825
(Recovery of) provision for doubtful accounts	(246,206)	518,835
Deferred tax (benefit) expense	(50,445)	413,900
Gain on disposition of property and equipment	(385)	(3,448)
Changes in assets and liabilities
Decrease in advances to suppliers	223,290	128,505
Decrease in accounts receivable	201,155	127,928
Decrease in other receivables	16,154	235,629
(Increase) decrease in other current assets	(17,041)	74,984
Decrease in prepaid taxes	26,288	1,068
Decrease in other long-term assets	1,544	6,964
Increase in due from related parties	(1,473,752)	-
(Decrease) increase in advances from customers	(506,066)	406,735
Decrease in accounts payable	(230,745)	(4,247,905)
Increase (decrease) in accrued expenses	126,525	(40,865)
Increase in other current liabilities	93,190	254,513

Net cash used in operating activities	(1,242,471)	(4,361,613)

Investing Activities
Acquisitions of property and equipment	(203,252)	(67,116)
Proceeds from sale of fixed assets	854	16,185
Loan to related party	(1,158,636)	-

Net cash used in investing activities	(1,361,034)	(50,931)

Financing Activities
Proceeds from issuance of common stock	444,000	3,040,412
Decrease in non-controlling interest in majority-owned subsidiary	-	(13,876)

Net cash provided by financing activities	444,000	3,026,536

Effect of exchange rate fluctuations on cash and cash equivalents	13,205	1,506

Net decrease in cash and cash equivalents	(2,146,300)	(1,384,502)

Cash and cash equivalents at beginning of year	3,048,831	4,433,333

Cash and cash equivalents at end of year	$902,531	$3,048,831

Supplemental information:
Income taxes paid	$24,841	$26,400
Non-cash transactions of operating activities:
Settlement of related accounts receivable and payable	$2,589,739	$-
Common stock issued for unearned stock-based compensation	$468,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-21

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common stock		Additional paid-in capital	Treasury stock	Accumulated deficit	Accumulated other comprehensive income	Unearned stock-based compensation	Total stockholders' Equity	Non-controlling interest	Total Equity
	Shares	Amount

Balance as of June 30, 2012	3,029,032	7,709,745	1,191,796	(372,527)	(3,056,858)	16,709	(202,089)	5,286,776	(2,742,673)	2,544,103

Issuance of common stock	1,800,000	3,040,412						3,040,412		3,040,412
Stock options forfeited			(46,954)				46,954	-		-
Amortization of stock options							139,615	139,615		139,615
Foreign currency translation						38,082		38,082	(54,016)	(15,934)
Net loss					(1,799,755)			(1,799,755)	(777,141)	(2,576,896)

Balance as of June 30, 2013	4,829,032	$10,750,157	$1,144,842	$(372,527)	$(4,856,613)	$54,791	$(15,520)	$6,705,130	$(3,573,830)	$3,131,300

Issuance of common stock	400,000	912,000						912,000		912,000
Amortization of stock options							3,880	3,880		3,880
Foreign currency translation						(30,173)		(30,173)	31,666	1,493
Net income (loss)					1,586,353			1,586,353	(1,151,867)	434,486

Balance as of June 30, 2014	5,229,032	$11,662,157	$1,144,842	$(372,527)	$(3,270,260)	$24,618	$(11,640)	$9,177,190	$(4,694,031)	$4,483,159

The accompanying notes are an integral part of these consolidated financial statements.

F-22

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

Founded in the United States of America (“US”) in 2001, Sino-Global Shipping America, Ltd. (“Sino-Global” or the “Company”) is a Virginia corporation with its primary US operations in New York. Historically, the Company has been in the business of providing shipping agency services, but during fiscal year 2014, it reorganized its shipping agency business and expanded its service platform to include shipping and chartering services (launched during the quarter ended September 30, 2013) and inland transportation management services (launched during the quarter ended December 31, 2013). These new services are part of the Company’s strategic initiatives to diversify its service offering, broaden its service platform, and improve its operating profit.

Sino-Global’s principal geographic market is in the People’s Republic of China (“PRC”). The Company conducts its business primarily through its wholly-owned subsidiaries in China, Hong Kong, Australia, Canada and New York. The Company’s subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, invested in one 90%-owned subsidiary, Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai”. Trans Pacific Beijing and Trans Pacific Shanghai are referred to collectively as “Trans Pacific”).

As PRC laws and regulations restrict foreign ownership of shipping agency service businesses, the Company provides its shipping agency services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China”), a Chinese legal entity, which holds the licenses and permits necessary to operate shipping services in the PRC. Sino-China is headquartered in Beijing with branches in Qingdao, Xiamen and Fangchenggang. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its shareholders that enable the Company to substantially control Sino-China. Through Sino-China, the Company has the ability to provide shipping agency services in all commercial ports in the PRC.

During fiscal year 2014, the Company completed a number of cost reduction initiatives and reorganized its shipping agency business in the PRC. As a result of the business reorganization to improve its operating margin, the Company does not provide shipping agency services through Sino-China as of June 30, 2014. The Company’s shipping agency business is operated by its subsidiaries in Hong Kong and Australia. As a general shipping agent, the Company serves ships coming to and departing from a number of countries, including China, Australia, South Africa, Brazil, New Zealand and Canada. The shipping and chartering services are operated by the Company’s HK subsidiary; the inland transportation management services are operated by Trans Pacific Beijing.

F-23

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Certain prior year balances were reclassified to conform to the current year presentation. These reclassifications have no material impact on the previously reported financial position, results of operations or cash flows.

(b) Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and its affiliates. All intercompany transactions and balances are eliminated in consolidation. Sino-China is considered a variable interest entity (“VIE”), and the Company is the primary beneficiary. The Company through Trans Pacific Beijing entered into agreements with Sino-China, pursuant to which the Company receives 90% of Sino-China’s net income. Sino-China was designed to operate in China for the benefit of the Company. The Company does not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle the Company to any consideration if Sino-China incurs a net loss during its fiscal year. If Sino-China incurs a net loss during its fiscal year, the Company is not required to absorb such net loss.

As a VIE, Sino-China’s revenues are included in the Company’s total revenues, and its income (loss) from operations is consolidated with the Company’s. Because of the contractual arrangements, the Company had a pecuniary interest in Sino-China that requires consolidation of the Company’s and Sino-China’s financial statements.

The Company has consolidated Sino-China’s operating results because the entities are under common control in accordance with ASC 805-10, “Business Combinations”. The agency relationship between the Company and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which the Company has substantial control over Sino-China. Management makes ongoing reassessments of whether the Company is the primary beneficiary of Sino-China. .

The carrying amount and classification of Sino-China's assets and liabilities included in the Company’s Consolidated Balance Sheets are as follows:

	June 30,	June 30,
	2014	2013

Total current assets	$173,273	$145,307
Total assets	419,048	326,480
Total current liabilities	312,521	324,334
Total liabilities	312,521	324,334

F-24

(c) Fair Value of Financial Instruments

We follow the provisions of ASC 820, Fair Value Measurements and Disclosures, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs other than quoted prices that are observable for the asset or liability in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Unobservable inputs that reflect management’s assumptions based on the best available information.

The carrying value of accounts receivable, other receivables, other current assets, and current liabilities approximate their fair values because of the short-term nature of these instruments.

(d) Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, fair value of stock options, cost of revenues, allowance for doubtful accounts, deferred income taxes, and the useful lives of property and equipment.

Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

(e) Translation of Foreign Currency

The accounts of the Company and its subsidiaries, including Sino-China and each of its branches are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is the US dollars (“USD”) while Sino-China reports its financial position and results of operations in Renminbi (“RMB”). The accompanying consolidated financial statements are presented in US dollars. Foreign currency transactions are translated into US dollars using the fixed exchange rates in effect at the time of the transaction. Generally foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations. The Company translates foreign currency financial statements of Sino-China, Sino-Global Shipping Australia, Sino-Global Shipping Hong Kong, Sino-Global Shipping Canada and Trans Pacific Beijing in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheet dates and revenues and expenses are translated at average exchange rates in effect during the year. Resulting translation adjustments are recorded as other comprehensive income (loss) and accumulated as a separate component of equity of the Company and also included in non-controlling interest.

F-25

The exchange rates for the years ended June 30, 2014 and June 30, 2013 are as follows:

	June 30,
	2014		2013
Foreign currency	Balance Sheet	Profits/Loss	Balance Sheet	Profits/Loss
RMB:1USD	6.2043	6.1374	6.1787	6.2458
1AUD:USD	1.0609	1.0898	0.9143	1.0266
1HKD:USD	7.7503	7.7552	0.1289	0.1289
1CAD:USD	1.0672	1.0704	0.9506	0.9956

(f) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, and other highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased. The Company maintains cash and cash equivalents with various financial institutions mainly in the PRC, Australia, Hong Kong and the United States. Cash balances of $262,885 are not insured by the Federal Deposit Insurance Corporation or other programs.

(g) Accounts Receivable

Accounts receivable are presented at net realizable value. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balances, customers’ historical payment history, their current credit-worthiness and current economic trends. Receivables are considered past due after 365 days. Accounts are written off after exhaustive efforts at collection. As of June 30, 2014 and 2013, the allowance for doubtful accounts totaled $443,858 and $690,065, respectively.

(h) Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Historical cost comprises its purchase price and any directly attributable costs of bringing the assets to its working condition and location for its intended use. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20 years
Motor vehicles	5-10 years
Furniture and office equipment	3-5 years

The carrying value of a long-lived asset is considered impaired by the Company when the anticipated undiscounted cash flows from such asset is less than its carrying value. If impairment is identified, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals. Management has determined that there were no impairments at the balance sheet dates.

F-26

(i) Revenue Recognition

•	Revenues from shipping agency services are recognized upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as advances from customers.

•	Revenues from shipping and chartering services are recognized upon performance of services as stipulated in the underlying contract.

•	Revenues from inland transportation management services are recognized when commodities are being released from the customer’s warehouse.

(j) Taxation

Because the Company and its subsidiaries and Sino-China are incorporated in different jurisdictions, they file separate income tax returns. The Company uses the liability method of accounting for income taxes in accordance with US GAAP. Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is provided against deferred tax assets if it is more likely than not that the asset will not be utilized in the future.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense. The Company had no uncertain tax positions as of June 30, 2014 and 2013, respectively.

Income tax returns for the years prior to 2011 are no longer subject to examination by US tax authorities.

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under PRC GAAP at 25%. Sino-China and Trans Pacific are registered in PRC and governed by the Enterprise Income Tax Laws of the PRC.

PRC Business Tax and Surcharges

Revenues from services provided by Sino-China and Trans Pacific are subject to the PRC business tax of 5%. Business tax and surcharges are paid on gross revenues generated from shipping agency services minus the costs of services which are paid on behalf of the customers.

In addition, under the PRC regulations, Sino-China is required to pay the city construction tax (7%) and education surcharges (3%) based on the calculated business tax payments.

Sino-China reports its revenues net of PRC’s business tax and surcharges for all the periods presented in the consolidated statements of operations.

F-27

(k) Earnings (Loss) per Share (“EPS”)

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to holders of common shares by the weighted average number of common shares outstanding during the years. Diluted earnings (loss) per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Common share equivalents are excluded from the computation of diluted earnings (loss) per share if their effects would be anti-dilutive as the exercise prices for such options and warrants were at least equal to the closing price of our common stock on June 30, 2014.

The effect of 66,000 stock options and 139,032 warrants for all periods presented were not included in the calculation of diluted EPS because they would be anti-dilutive as the exercise prices for such options and warrants were at least equal to the closing price of our common stock on June 30, 2014.

(l) Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with the FASB issued authoritative guidance which establishes standards for reporting comprehensive income (loss) and its component in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources.

(m) Stock-based Compensation

Valuations are based upon highly subjective assumptions about the future, including stock price volatility and exercise patterns. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee terminations. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

(n) Risks and Uncertainties

The operations of the Company are primarily located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by exchanges in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things. In addition, the Company only controls Sino-China through a series of agreements. If such agreements were cancelled, modified or otherwise not complied with, the Company may not be able to retain control of this consolidated entity and the impact could be material to the Company’s operations.

F-28

(o) Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (ASU) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective in the first quarter of 2015 for public organizations with calendar year ends. Early adoption is permitted. The Company does not expect the adoption of this guidance will have a significant impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606. This Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this Update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to illustrate the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also includes a cohesive set of disclosure requirements that will provide users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a reporting organization’s contracts with customers. This ASU is effective retrospectively for the Company for fiscal years, and interim periods within those years beginning after December 15, 2016. Management is evaluating the effect, if any, on the Company’s financial position and results of operations.

In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation: Topic 718. This amendment requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. This ASU is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company does not expect the adoption of this guidance will have a significant impact on the Company’s consolidated financial statements.

3. ACCOUNTS RECEIVABLE / ACCOUNTS PAYABLE

In July and December 2013, the Company executed a total of four agreements (the “settlement agreements”) with a major customer to settle the related accounts receivable and payable that were associated with the Company’s shipping agency business. In connection with the settlement agreements, the Company will reduce the amount of receivable from this major customer based on payments made by such customer directly to the respective local shipping agents. For the year ended June 30, 2014, such customer made a total payment of $2,589,739 to the respective local shipping agents; and the Company reduced its reported accounts receivable and payable accordingly.

F-29

4. PROPERTY AND EQUIPMENT, AT COST.

Property and equipment are as follows:

	June 30,	June 30,
	2014	2013

Land and building	$216,951	$80,461
Motor vehicles	710,148	731,372
Computer equipment	133,145	122,002
Office equipment	50,790	46,319
Furniture and fixtures	100,021	52,687
System software	128,178	123,391
Leasehold improvement	68,697	68,981

Total	1,407,930	1,225,213

Less: Accumulated depreciation and amortization	1,113,208	957,551

Property and equipment, net	$294,722	$267,662

5. STOCK-BASED COMPENSATION

On January 31, 2013, the Company issued options to a member of the audit committee, to purchase 10,000 shares of the Company’s common stock. On January 1, 2013, options to purchase 46,000 shares of common stock were cancelled due to resignation of one employee and one member of the audit committee from the Company. Accordingly, the Company reversed the unvested amount of $46,954 from unearned stock-based compensation. On January 31, 2014, options to purchase 36,000 shares of common stock were cancelled due to resignation of one officer and director from the Company. As the options were fully vested, this did not result in any reversal of stock-based compensation.

A summary of the options is presented in the table below:

	June 30, 2014		June 30, 2013
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Options outstanding, beginning of year	102,000	$6.90	138,000	$7.43
Granted	-	-	10,000	2.01
Canceled, forfeited or expired	(36,000)	$7.75	(46,000)	7.43

Options outstanding, end of year	66,000	$6.88	102,000	$6.90

Options exercisable, end of year	58,000	$7.55	92,000	$7.75

Following is a summary of the status of options outstanding and exercisable at June 30, 2014:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Remaining Contractual Life
$7.75	56,000	4.0 years	$7.75	56,000	4.0 years
$2.01	10,000	3.6 years	$2.01	2,000	3.6 years
	66,000			58,000

F-30

The issuance of the Options is exempted from registration under the Securities Act of 1933, as amended (the “Act”). The Options will vest at a rate of 20% per year, with 20% vesting initially when granted. The Common Stock underlying the Options granted may be sold in compliance with Rule 144 under the Act. The term of the Options is 10 years and the exercise price of the 2013 options is $2.01 (10,000 options). Each Option may be exercised to purchase one share of Common Stock. Payment for the Options may be made in cash or by exchanging shares of Common Stock at their Fair Market Value. The Fair Market Value will be equal to the average of the highest and lowest registered sales prices of Company Stock on the date of exercise.

The fair value of share-based compensation was estimated using the Black-Scholes option pricing model. The aggregate fair value of $11,640 and $15,520 at June 30, 2014 and 2013, respectively, is presented as “Unearned Stock-based Compensation”. The Company amortized stock option expenses of $3,880 and $139,615 for the years ended June 30, 2014 and 2013 respectively.

The fair value of 10,000 stock options granted in 2013 was calculated at the grant date using the Black−Scholes option−pricing model with the following assumptions:

Black-Scholes Option Pricing Model for 2008 options
Assumptions:
Stock Price	$7.75
Strike Price	$7.75
Volatility	173.84%
Risk-free Rate	3.02%
Expected life	5 yrs
Dividend Yield	0.00%
Number of Options	66,000

Black-Scholes Option Pricing Model for 2013 options
Assumptions:
Stock Price	$1.94
Strike Price	$2.01
Volatility	452.04%
Risk-free Rate	0.88%
Expected life	5 yrs
Dividend Yield	0.00%
Number of Options	10,000

In connection with the initial public offering of the Company’s common stock on May 20, 2008, 139,032 warrants were issued to the underwriter as part of their compensation. Each warrant has the right to purchase one share of common stock for an exercise price of $9.30 per share with a term of 10 years.

Following is a summary of the status of warrants outstanding and exercisable at June 30, 2014:

Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
139,032	139,032	$9.30	4.0 years

F-31

6. EQUITY TRANSACTIONS

On April 19, 2013, the Company’s shareholders at the 2013 Annual Meeting of Shareholders voted and approved the issuance of 1,800,000 shares at price $1.71 per share to Mr. Zhang, a 90% shareholder in Tianjin Zhiyuan Investment Group Ltd.

At the 2014 Annual Meeting of Shareholders held on January 21, 2014, the Company’s shareholders voted to increase the number of authorized shares of common stock from 10 million to 50 million shares and the number of authorized shares of Preferred Stock from 1 million to 2 million shares. The Company filed its First Amended and Restated Articles of Incorporation with the Commonwealth of Virginia State Corporation Commission on February 10, 2014.

To strengthen the Company’s efforts in business reorganization, development and acquisitions as well as enterprise risk management and process flow enhancements, the Company entered into management consulting and advisory services agreements with two consultants on June 6, 2014. In return for their services, a total of 600,000 shares of the Company’s common stock have been issued to these two consultants. During June 2014, a total of 200,000 shares of the Company’s common stock were issued to the consultants as prepayment for their services. The value of their consulting services is determined using the fair value of the Company’s common stock of $2.34 per share when the shares were issued to the consultants. The remaining 400,000 shares of the Company's common stock were issued to the consultants on August 29, 2014. The service agreements are for the period July 1, 2014 to December 31, 2016.

On June 23, 2014, the Company sold 200,000 shares of its common stock at a price per share at $2.22 to Crystal Spring Holdings Limited, a company owned by Mr. Deming Wang, a major shareholder of Zhenghe Shipping Group Limited. Subsequent to June 30, 2014, the Company entered into another agreement with Mr. Wang. Please see Note 13, Subsequent Events.

7. NON-CONTROLLING INTEREST

Non-controlling interest consists of the following:

	June 30,	June 30,
	2014	2013

Sino-China:
Original paid-in capital	$356,400	$356,400
Additional paid-in capital	1,044	1,044
Accumulated other comprehensive loss	(64,872)	(85,653)
Accumulated deficit	(5,006,843)	(3,849,640)
	(4,714,271)	(3,577,849)
Trans Pacific Logistics Shanghai Ltd.	20,240	4,019
Total	$(4,694,031)	$(3,573,830)

F-32

8. COMMITMENTS AND CONTINGENCY

(a) Office leases

The Company leases certain office premises and apartments for employees under operating leases through August 31, 2019. Future minimum lease payments under operating leases agreements are as follows:

Amount

Twelve months ending June 30,

2015	$162,229
2016	92,569
2017	63,981
2018	65,711
2019	67,492
Thereafter	11,298
$463,280

Rent expense for the years ended June 30, 2014 and 2013 was $205,753 and $214,066, respectively.

(b) Contingency

The Labor Contract Law of the People’s Republic of China requires employers to insure the liability of the severance payments if employees are terminated and have been working for the employers for at least two years prior to January 1, 2008. The employers will be liable for one month for severance pay for each year of the service provided by the employees. As of June 30, 2014, the Company has estimated its severance payments of approximately $84,600, which has not been reflected in its consolidated financial statements, because management cannot predict what the actual payment, if any, will be in the future.

9. INCOME TAXES

Income tax expense for the years ended June 30, 2014 and 2013 varied from the amount computed by applying the statutory income tax rate to income before taxes. A reconciliation between the expected federal income tax rate using the federal statutory tax rate of 35% to the Company’s effective tax rate is as follows:

	For the years ended June 30,
	2014	2013
	%	%

U.S. expected federal income tax benefit	(35.0)	(35.0)
U.S. state, local tax net of federal benefit	(10.9)	(10.9)
U.S. permanent difference	0.3	1.2
U.S. temporary difference	45.5	44.7
Permanent differences related to other countries	(0.9)	19.3
Other	0.0	(0.4)
Hong Kong statutory income tax rate	16.5	0.0
Total tax expense	15.5	18.9

The U.S. temporary difference was mainly comprised of unearned compensation amortization and provision for allowance for doubtful accounts.

F-33

The income tax expense (benefit) for the years ended June 30, 2014 and 2013 are as follows:

	For the years ended June 30,
	2014	2013

Current
USA	$-	$(3,811)
Hong Kong	130,268	-
Other countries	-	-
China	-	-
	130,268	(3,811)

Deferred
USA	(50,330)	413,900
Hong Kong	-	-
Other countries	(115)	-
China	-	-
	(50,445)	413,900

Total	$79,823	$410,089

Deferred tax assets are comprised of the following:

	For the years ended June 30,
	2014	2013

Allowance for doubtful accounts	$224,000	$301,000
Stock-based compensation	411,000	307,000
Net operating loss	1,004,000	443,000
Total deferred tax assets	1,639,000	1,051,000
Valuation allowance	(1,475,100)	(945,900)
Deferred tax assets, net - long-term	$163,900	$105,100

Operations in the USA have incurred a cumulative net operating loss of approximately $3,465,850 as of June 30, 2014, which may be available to reduce future taxable income. This carry-forward will expire if not utilized by 2034. Other deferred tax assets relating to the allowance for doubtful accounts, stock compensation expenses and net operating loss amounting to $224,000, $411,000 and $1,004,000 have been recorded respectively. 90% of the deferred tax assets balance has been provided as valuation allowance as of June 30, 2014 based on management’s estimate.

F-34

10. CONCENTRATIONS

Major Customer

For the year ended June 30, 2014, two customers accounted for approximately 35% and 18% of the Company’s revenues. For the year ended June 30, 2013, approximately 63% of the Company’s revenues were from one customer.

Major Suppliers

For the year ended June 30, 2014, two suppliers accounted for 21% and 12% of the total cost of revenues, respectively. For the year ended June 30, 2013, two suppliers accounted for 22% and 10% of the cost of revenues, respectively.

11. SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company's business segments.

The Company's chief operating decision maker has been identified as the Chief Executive Officer who reviews the financial information of separate operating segments when making decisions about allocating resources and assessing performance of the group. Based on management's assessment, the Company has determined that it has three operating segments: shipping agency service, shipping and chartering services, and inland transportation management services.

Historically, the Company engages primarily in the delivery of shipping agency services but during fiscal 2014, it has expanded its service delivery platform to include shipping and chartering services (launched during the quarter ended September 30, 2013) and inland transportation management services (launched during the quarter ended December 31, 2013). These new services are part of the Company’s strategic initiatives to diversify its service offering, broaden its service platform, and improve its operating profit.

The following tables present summary information by segment for the years ended June 30, 2014 and 2013, respectively:

	For the Year Ended June 30, 2014
	Shipping Agency Service	Shipping & Chartering Services	Inland Transportation Management Services	Total
Revenues	$7,523,983	$1,937,196	$2,183,213	$11,644,392
Cost of revenues	$6,010,058	$1,291,048	$312,353	$7,613,459
Gross profit	$1,513,925	$646,148	$1,870,860	$4,030,933
Depreciation and amortization	$120,095	$875	$34,687	$155,657
Total capital expenditures	$192,434	$-	$10,818	$203,252
Total assets	$3,094,804	$425,410	$2,193,740	$5,713,954

	For the Year Ended June 30, 2013
	Shipping Agency Service	Shipping & Chartering Services	Inland Transportation Management Services	Total
Revenues	$17,331,759	$-	$-	$17,331,759
Cost of revenues	$15,402,743	$-	$-	$15,402,743
Gross profit	$1,929,016	$-	$-	$1,929,016
Depreciation and amortization	$198,825	$-	$-	$198,825
Total capital expenditures	$67,116	$-	$-	$67,116
Total assets	$7,536,205	$-	$-	$7,536,205

F-35

12. RELATED PARTY TRANSACTIONS

In June 2013, the Company signed a 5-year global logistic service agreement with TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. and TianJin Zhi Yuan Investment Group Co., Ltd. (together “Zhiyuan”). TianJin Zhi Yuan Investment Group Co., Ltd. is owned by Mr. Zhong Zhang, the largest shareholder of the Company. For the year ended June 30, 2013, the Company had no business transaction with Zhiyuan. During the quarter ended September 30, 2013, the Company executed a shipping and chartering services agreement with Zhiyuan whereby it assisted in the transportation of approximately 51,000 tons of chromite ore from South Africa to China. In September 2013, the Company executed an inland transportation management service contract with Zhiyuan whereby it would provide certain advisory services and help control its potential commodities loss during the transportation process. In addition, the Company executed a one-year short-term loan agreement with Zhiyuan, effective January 1, 2014, to facilitate the working capital needs of Zhiyuan on an as-needed basis. As of June 30, 2014, the net amount due from Zhiyuan was $2,920,950, inclusive of a non-interest bearing short-term loan of $1,801,709.

As of June 30, 2014 and 2013, the Company is owed $252,815 and $541,400, respectively, from Sino-G Trading Inc. (“Sino-G”), an entity that is owned by the brother-in-law of the Company’s CEO. Sino-G previously served as a funds transfer agent for the Company’s services in Tianjin, PRC. The Company expects the entire amount to be repaid without interest during fiscal year 2015.

13. SUBSEQUENT EVENTS

On June 27, 2014, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with National Securities Corporation (the “Underwriter”) relating to the registered offering of 572,000 shares of common stock, without par value per share. The price to the public in the offering was $1.76 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 85,800 shares of common stock from the Company at the same price to cover over-allotments, if any. The Company closed the public offering on July 2, 2014 and the Underwriter subsequently purchased an additional 75,000 shares. The offering was made pursuant to our effective shelf registration statement on Form S-3 (Registration Statement No. 333-194211) declared effective by the Securities and Exchange Commission on April 15, 2014, as supplemented by an applicable prospectus supplement. The total number of shares sold in the offering was 647,000 shares of common stock.

On August 8, 2014, the Company entered into an agreement to acquire all of the equity of Longhe Ship Management (Hong Kong) Co., Limited (“LSM”) from Mr. Deming Wang to further broaden its service platform and ship management business. Mr. Deming Wang is a shareholder of the Company who held approximately 3.6% of the shares of common stock of the Company at the time of the acquisition agreement. Under the terms of the acquisition agreement, the purchase price for the equity of LSM will be between 20,000 and 200,000 shares of common stock of the Company, depending on the net income of LSM from July 4, 2014 through December 31, 2014. The first payment due under the agreement is an escrow payment of 50,000 shares of common stock of the Company. On August 22, 2014, the Company issued such 50,000 shares to be held in escrow to Mr. Deming Wang, in connection with the acquisition of LSM.

On August 29, 2014, the Company issued in the aggregate 400,000 shares under the Company’s incentive plan to two consultants, as more fully described above under Note 6, Equity Transactions.

F-36

1,200,000 Shares

Common Stock

SINO-GLOBAL SHIPPING AMERICA, LTD.

PROSPECTUS

Until _____________, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee and the Nasdaq Capital Market fee, are estimates.

Amount to
Be Paid
SEC registration fee (previously paid)	$221
Nasdaq Capital Market additional listing fee (previously paid)	$5,000
Printing and engraving expenses	$2,500
Legal fees and expenses	$50,000
Accounting fees and expenses	$10,000
Transfer agent and registrar fees	$2,500
Miscellaneous	$5,000
Total	$75,221

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 13.1-697 of the Virginia Stock Corporation Act permits corporations to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director:

1.	Conducted himself in good faith; and
2.	Believed:
	a.	In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and
	b.	In all other cases, that his conduct was at least not opposed to its best interests; and
3.	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Our First Amended and Restated Articles of Incorporation contain the following provision relating to indemnification of our officers and directors:

The Corporation shall indemnify (a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Expenses incurred by a person who is otherwise entitled to be indemnified by us in defending or investigating a threatened or pending action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our Bylaws provide that we may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our employee or agent or, while our employee or agent, is or was serving at our request as an employee or agent or trustee or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent permitted by applicable law.

II- 1

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). The Company relied on Regulation S, Rule 506 and/or Section 4(2) of the Securities Act as the basis for an exemption from registration for the following issuances. Unless noted otherwise, the proceeds were used for working capital and general corporate purposes.

·	On April 19, 2013, the Company sold 1,800,000 shares of its common stock for a purchase price of $3,040,412 to Mr. Zhong Zhang, a majority shareholder in the Zhiyuan Investment Group.

·	On June 23, 2014, the Company sold 200,000 shares of its common stock for $444,000 to Crystal Spring Holdings Limited, a company owned by Mr. Deming Wang, a major shareholder of Zhenghe.

·

On April 10, 2015, as an inducement for the selling shareholder, who is also the Vessel owner, to enter into the Asset Purchase Agreement for the sale to the Company of the Vessel, and as payment of $2.22 million of the $10.5 million aggregate purchase price of the Vessel, the Company issued to the selling shareholder 1,200,000 shares of its common stock with each such share having an agreed upon price of $1.85.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number	Exhibit
2.1	Placement Agency Agreement. *
3.1	First Amended and Restated Articles of Incorporation of Sino-Global Shipping America, Ltd.(1)
3.2	Bylaws of Sino-Global Shipping America, Ltd. (2)
4.1	Specimen Certificate for Common Stock. (2)
4.2	Form of warrant to be issued to investors in the offering. *
4.3	Form of Placement Agent warrant. *
4.4	Form of warrant agreement *
5.1	Opinion of Kaufman & Canoles. **
10.1	Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (2)
10.2	Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (2)
10.3	Proxy Agreement by and among Lei Cao, Mingwei Zhang, the Company and Sino-China. (2)
10.4	Equity Interest Pledge Agreement by and among Trans Pacific, Lei Cao and Mingwei Zhang. (2)
10.5	Exclusive Equity Interest Purchase Agreement by and among the Company, Lei Cao, Mingwei Zhang and Sino-China. (2)
10.6	First Amended and Restated Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (2)
10.7	First Amended and Restated Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (2)
10.8	The Company’s 2008 Stock Incentive Plan. (2)
10.9	The Company’s 2014 Stock Incentive Plan. (3)
10.10	Asset Purchase Agreement by and between Sino-Global and the selling shareholder dated April 10, 2015.+
14.1	Code of Ethics of the Company.(4)
21.1	List of subsidiaries of the Company.(5)
23.1	Consent of Kaufman & Canoles (included in Exhibit 5.1).**
23.3	Consent of Friedman LLP, Independent Registered Public Accounting firm. +
24.1	Power of Attorney. (on signature page).

*	Previously filed
+	Filed herewith
**	To be filed by amendment

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 27, 2014.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (File Nos. 333-150858 and 333-148611).
(3)	Incorporated by reference to the Company’s Registration Statement on Form S-8, filed with the SEC on April 23, 2014 (File No. 333-194211).
(4)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on September 29, 2008 (File No. 001-34024).
(5)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 30, 2014.

II- 2

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)               include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)              reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)               include any additional or changed information with respect to the plan of distribution.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II- 3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned on April 15, 2015.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Name: Lei Cao
Title: Chief Executive Officer (Principal Executive Officer)

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lei Cao and Anthony S. Chan, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement or Amendment thereto on Form S-1.

SIGNATURE	TITLE	DATE

/s/ Lei Cao	Chief Executive Officer and Director	April 15, 2015
Lei Cao	(Principal Executive Officer)

/s/ Anthony S. Chan	Acting Chief Financial Officer	April 15, 2015
Anthony S. Chan	(Principal Accounting and Financial Officer) and Director

/s/ Jing Wang	Director	April 15, 2015
Jing Wang

/s/ Ming Zhu	Director	April 15, 2015
Ming Zhu

/s/ Tieliang Liu	Director	April 15, 2015
Tieliang Liu

II- 4

EXHIBIT INDEX

Number	Exhibit
2.1	Placement Agency Agreement. *
3.1	First Amended and Restated Articles of Incorporation of Sino-Global Shipping America, Ltd.(1)
3.2	Bylaws of Sino-Global Shipping America, Ltd. (2)
4.1	Specimen Certificate for Common Stock. (2)
4.2	Form of warrant to be issued to investors in the offering. *
4.3	Form of Placement Agent warrant. *
4.4	Form of warrant agreement *
5.1	Opinion of Kaufman & Canoles. **
10.1	Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (2)
10.2	Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (2)
10.3	Proxy Agreement by and among Lei Cao, Mingwei Zhang, the Company and Sino-China. (2)
10.4	Equity Interest Pledge Agreement by and among Trans Pacific, Lei Cao and Mingwei Zhang. (2)
10.5	Exclusive Equity Interest Purchase Agreement by and among the Company, Lei Cao, Mingwei Zhang and Sino-China. (2)
10.6	First Amended and Restated Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (2)
10.7	First Amended and Restated Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (2)
10.8	The Company’s 2008 Stock Incentive Plan. (2)
10.9	The Company’s 2014 Stock Incentive Plan. (3)
10.10	Asset Purchase Agreement by and between Sino-Global and the selling shareholder dated April 10, 2015.+
14.1	Code of Ethics of the Company.(4)
21.1	List of subsidiaries of the Company.(5)
23.1	Consent of Kaufman & Canoles (included in Exhibit 5.1).**
23.3	Consent of Friedman LLP, Independent Registered Public Accounting firm. +
24.1	Power of Attorney. (on signature page).

*	Previously filed
+	Filed herewith
**	To be filed by amendment

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 27, 2014.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (File Nos. 333-150858 and 333-148611).
(3)	Incorporated by reference to the Company’s Registration Statement on Form S-8, filed with the SEC on April 23, 2014 (File No. 333-194211).
(4)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on September 29, 2008 (File No. 001-34024).
(5)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 30, 2014.

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